UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Ford Motor Company

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Notice of 2023 Virtual Annual Meeting of Shareholders and Proxy Statement

Virtual Annual Meeting of Shareholders Online Meeting Only — No Physical Meeting Location

Ford Motor Company One American Road Dearborn, Michigan 48126-2798

Dear Shareholders:

It is my pleasure to inform you that our 2023 Annual Meeting of Shareholders will be conducted online on Thursday, May 11, 2023, starting at 8:30 a.m. EDT. Shareholders will be able to listen, submit questions, and vote from any remote location with internet connectivity. Information on how to participate in this year’s virtual meeting can be found on page 98.

Our 2022 financial results were solid by historical standards but did not meet our high expectations. Although issues relating to cost and supply chain persist, we are addressing these challenges head on and moving with urgency to accelerate Ford’s transformation. I am confident in our Ford+ plan, our leadership, and our people.

The road ahead is incredibly exciting. Our vehicles, technologies, and services continue to earn the enthusiasm of the public and trust of our customers across each of our three automotive businesses: Ford Blue, Ford Model e, and Ford Pro. In Ford Model e, our plans to electrify are well underway, and our first-generation electric vehicles have already made us America’s second largest electric vehicle maker. Our fresh and iconic lineup of internal combustion vehicles in Ford Blue and the importance of Ford Pro and the solutions it offers our business consumers are equally exciting.

Throughout our history, Ford has always led with the vision and the values to drive progress. As always, our board of directors, leadership team, and extended family of employees remain passionately committed to delivering business results, creating value, and contributing to a better world.

Thank you for your support. I look forward to sharing the progress we will continue to make together.

March 31, 2023

/s/ William Clay Ford, Jr.

William Clay Ford, Jr.

Chair of the Board

Notice of Virtual Annual Meeting of
Shareholders of Ford Motor Company

Thursday, May 11, 2023
8:30 a.m., Eastern Daylight Saving Time

This year’s virtual annual meeting will begin promptly at 8:30 a.m., Eastern Daylight Saving Time. If you plan to participate in the virtual meeting, please see the instructions on p. 98 of the Proxy Statement. Shareholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for shareholders to attend. Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/FORD2023.

ITEMS OF BUSINESS:

1.	The election of the 14 director nominees named in the Proxy Statement.
2.	The ratification of the selection of PricewaterhouseCoopers LLP as Ford’s independent registered public accounting firm for 2023.
3.	A non-binding shareholder advisory vote to approve the compensation of the Named Executives.
4.	A non-binding shareholder advisory vote on the frequency of a shareholder vote to approve the compensation of the Named Executives.
5.	Approval of the 2023 Long-Term Incentive Plan.
6.	Consideration of the three shareholder proposals set forth in the Proxy Statement.

If you were a shareholder at the close of business on March 15, 2023, you are eligible to vote at this year’s annual meeting.

Please read these materials so that you will know which items of business we intend to cover during the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or online as to how you would like your shares voted. This will allow your shares to be voted as you instruct even if you cannot participate in the meeting. Instructions on how to vote your shares by telephone or online are on the proxy card enclosed with the Proxy Statement.

Please see Other Items and the Questions and Answers section beginning on p. 94 for important information about the proxy materials, voting, the virtual annual meeting, Company documents, communications, and the deadline to submit shareholder proposals for the 2024 Annual Meeting of Shareholders.

Shareholders are being notified of the Proxy Statement and the form of proxy beginning March 31, 2023.

March 31, 2023

Dearborn, Michigan

/s/ Jonathan E. Osgood

Jonathan E. Osgood

Secretary

When	Virtual Meeting	Record Date
Thursday, May 11, 2023 8:30 a.m., Eastern Daylight Saving Time	www.virtualshareholdermeeting.com/FORD2023	March 15, 2023

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or online voting. See our Questions and Answers beginning on p. 95 for information about the virtual meeting and voting by telephone or online and how to revoke a proxy.

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS       2023 Proxy Statement   i

ii   TABLE OF CONTENTS      2023 Proxy Statement

Proxy Summary

This summary highlights information contained in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting. Please see the Questions and Answers section beginning on p. 95 for important information about proxy materials, voting, the virtual annual meeting, Company documents, and communications.

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders. This Proxy Statement and the enclosed proxy are being made available to shareholders beginning March 31, 2023.

TIME OF VIRTUAL ANNUAL MEETING

Thursday, May 11, 2023 8:30 a.m., Eastern Daylight Saving Time	We will hold a virtual annual meeting of shareholders. Shareholders may participate online by logging onto www.virtualshareholdermeeting.com/ FORD2023. There will not be a physical meeting location.	Corporate Website: www.corporate.ford.com Annual Report: www.shareholder.ford.com

MEETING AGENDA

VOTING MATTERS		Board Recommendations	Pages
1.	Election of the 14 Director Nominees Named in the Proxy Statement	FOR	26-36
2.	Ratification of Independent Registered Public Accounting Firm	FOR	37-38
3.	Approval of the Compensation of the Named Executives	FOR	39-78
4.	Approval of the Frequency of Providing Shareholders with an Advisory Vote to Approve the Compensation of the Named Executives	1 YEAR	79
5.	Approval of the 2023 Long-Term Incentive Plan	FOR	80-85
6.	Shareholder Proposal — Give Each Share an Equal Vote	AGAINST	86-89
7.	Shareholder Proposal — Child Labor Audit	AGAINST	90-91
8.	Shareholder Proposal — Transparency and Minimization of Animal Testing	AGAINST	92-93

CORPORATE GOVERNANCE HIGHLIGHTS

◾
Lead Independent Director
◾
Independent Board Committees — Audit; Compensation, Talent and Culture; and Nominating and Governance
◾
Committee Charters
◾
Independent Directors Meet Regularly Without Management and Non-Independent Directors
◾
Regular Board and Committee Self-Evaluation Process
◾
Separate Chair of the Board and CEO
◾
Confidential Voting
◾
Shareholders Have the Right to Call Special Meetings

◾
Shareholders May Take Action by Written Consent
◾
Strong Codes of Ethics
◾
Annual Election of All Directors
◾
Majority Vote Standard — No Supermajority Voting Requirement
◾
Board Meetings in 2022: 7
◾
Standing Board Committees — Meetings in 2022: Audit: 10, Compensation, Talent and Culture: 10, Finance: 4, Nominating and Governance: 4, Sustainability, Innovation and Policy: 4
◾
64% of the Director Nominees are Independent

PROXY SUMMARY      2023 Proxy Statement   1

2   PROXY SUMMARY      2023 Proxy Statement

CD&A Roadmap

## 1 Performance

- $10.4 billion Company Adjusted EBIT*
- $9.1 billion Company Adjusted Free Cash Flow*
- $2.0 billion net loss
- Quarterly dividend of $0.15 per share as of third quarter, raised from $0.10 per share

## 2 Compensation Determination

- Modernized Total Rewards Philosophy and Guiding Principles
- Performance-based compensation aligns executive and shareholder interests
- Incentive Bonus Plan tied to achievement of financial and quality metrics
- Three-year 2022 PSU performance period, with key financial metrics measured in years 1 and 2 and a 3-year TSR modifier (+/- 25%)

## 3 Risk and Governance

- Appropriate mix of base salary, annual bonus opportunities, and long-term equity compensation, including performance-based equity compensation
- Rigorous clawback and recovery provisions addressing events such as restatement of financials due to misconduct, violation of non-compete provisions, or ethical or criminal violations
- Stock ownership guidelines that align executive and shareholder interests
- Hedging and pledging policies applicable to Company officers

## 4 Named Executive Compensation

- 90% 2022 Incentive Bonus Plan payout for Named Executives, reduced by the Compensation, Talent and Culture Committee from 148% to provide accountability for performance falling short of leadership's expectations
- 2020 PSU grant payout at 55% of target

*	See pp. 76-79 of Ford’s Annual Report on Form 10-K for the year ended December 31, 2022 for definitions and reconciliations to GAAP.

*	See pp. 76-79 of Ford’s Annual Report on Form 10-K for the year ended December 31, 2022 for definitions and reconciliations to GAAP.

UNLOCKING OUR AMBITIOUS FORD+ PLAN

Ford is urgently moving to carry out the Ford+ plan to grow in areas of strength and lead in new ones. Ford’s three new, distinct, customer-centered business segments – Ford Blue, for iconic gas and hybrid vehicles; Ford Model e, for breakthrough electric vehicles (“EVs”) and embedded software; and Ford Pro, for products and services that help commercial customers transform and grow their businesses – are vital to the plan. These new business segments represent a fundamental change in how Ford thinks, makes decisions, and operates. Organizing around different customers makes the Company more precise in allocating capital, time, and other resources.

The Ford+ aspirations are clear and ambitious. The Company’s senior leaders believe we have the right team in place to achieve the long-term plan, with a lineup of Ford’s best ever products and services.

PROXY SUMMARY      2023 Proxy Statement   3

We categorize the following notable product and services accomplishments in 2022 according to our Ford Blue, Ford Model e, and Ford Pro segments, which went in place on January 1, 2023:

Ford Blue

◾	Shipped more than 650,000 F-Series trucks, making it America’s best-selling truck for the 46th straight year and top vehicle of any type for the 41st consecutive year.
◾	The 2023 Bronco SUV and 2023 Maverick small pickup placed among the Car and Driver “10 Best Trucks and SUVs” – for Bronco, the second straight year it received the honor.
◾	Unveiled the all-new, seventh generation 2024 Mustang, the most exhilarating and visceral version of the world’s top-selling sports coupe for seven years running, which will go on sale in mid-2023.*

Ford Model e

◾	Earned prestigious North American and MotorTrend “truck of the year” recognition for the F-150 Lightning all-electric pickup – the latter marking the third straight year Ford vehicles have earned that award.
◾	Produced the 150,000th Mustang Mach-E in less than two years, a milestone en route to a manufacturing run rate of 600,000 EVs annually by the end of 2023 and more than 2 million by the end of 2026.*
◾	Added battery chemistries and secured contracts to reach 60 gigawatt hours of annual battery capacity – fulfilling what is required to deliver on the 2023 EV production capacity goal and 70% of the necessary capacity to attain the 2026 run-rate target.*
◾	Finished 2022 as the No. 2 EV maker in the U.S., as Mustang Mach-E, F-150 Lightning, and E-Transit attracted new customers to Ford in high-volume mainstream product segments.
◾	Consumer Reports named the Ford BlueCruise advanced driver-assistance system the best among 12 such systems tested; by the end of 2022, customers had traveled more than 40 million hands-free miles with BlueCruise, three times more than just six months earlier.

Ford Pro

◾	Announced all-new versions of the highly popular F-Series Super Duty truck and, in Europe, the one-tonne Transit, along with E-Transit and E-Transit Custom vans to help commercial customers electrify their fleets.
◾	Earned a commercial van share in North America almost twice that of Ford’s closest competitor and, thanks to our customers, maintained status as the No. 1 commercial vehicle brand in Europe for now eight years in a row.
◾	Grew by more than 70% subscriptions for software-based services – e.g., for fleet management, telematics, and charging – that are improving vehicle uptime and lowering the total cost of ownership for commercial customers.

Please refer to Environmental, Social, and Governance on p. 25 to learn about our meaningful progress against important social and environmental responsibility goals in 2022.

*	Please refer to Appendix II for a Cautionary Note on Forward-Looking Statements.

4   PROXY SUMMARY      2023 Proxy Statement

We have a rigorous and comprehensive process for determining compensation

Amongst best compensation governance practices

Underlying our compensation programs is an emphasis on sound governance practices. These practices include:

WHAT WE DO	We Do Not

✓

Perform annual say-on-pay advisory vote for shareholders

✓

Pay for performance

✓

Use appropriate peer group when establishing compensation

✓

Balance short- and long-term incentives

✓

Align executive compensation with shareholder returns through long-term incentives

✓

Cap individual payouts in incentive plans

✓

Include clawback provisions in our incentive grants (see Risk Assessment Regarding Compensation Policies and Practices on pp. 14- 15)

✓

Maintain robust stock ownership goals for Named Executives

✓

Prohibit officers from hedging their exposure to Ford common stock and limit officers’ pledging of Ford common stock (see Risk Assessment Regarding Compensation Policies and Practices on pp. 14- 15)

✓

Condition grants of long-term incentive awards on non-compete and non-disclosure restrictions

✓

Mitigate undue risk-taking in compensation programs

✓

Retain a fully independent external compensation consultant whose independence is reviewed annually by the Compensation, Talent and Culture Committee (see Compensation, Talent and Culture Committee Operations on pp. 16- 17)

✓

Include a double-trigger change in control provision for equity grants

✗

Provide evergreen employment contracts

✗

Maintain individual change in control agreements for Named Executives (other than the provisions included in the employment agreement for Mr. Farley discussed in footnote 7 on p. 72)

✗

Reprice options

✗

Allow officers to hedge their exposure to Ford common stock

✗

Pay out dividend equivalents on equity awards during vesting periods or performance periods

✗

Provide excessive perquisites

PROXY SUMMARY      2023 Proxy Statement   5

Our Named Executive compensation balances risk and reward

*

A Performance Stock Unit (“PSU”) award provides the right to earn up to a certain number, or combination, of shares of common stock, RSUs, or cash based on performance against specified goals established by the Compensation, Talent and Culture Committee under the 2018 Long-Term Incentive Plan. A Restricted Stock Unit (“RSU”) represents the right to receive a share of common stock, or cash equivalent to the value of a share of common stock, when the restriction period ends, under the 2018 Long-Term Incentive Plan, as determined by the Compensation, Talent and Culture Committee. The PSUs and RSUs granted in 2022 will be settled in shares of common stock, if earned.

**	Stock options are granted as a form of long-term incentive award from time to time, as determined by the Compensation, Talent and Culture Committee. No stock options were granted in 2022.

Executive Officer Group Target Opportunity Mix

6   PROXY SUMMARY      2023 Proxy Statement

Corporate Governance

Corporate Governance Principles

The Nominating and Governance Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford’s Corporate Governance Principles may be found on its website at www.corporate.ford.com. These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation and continuing education, and a requirement that the Board and each of its committees perform an annual self-evaluation. Shareholders may obtain a printed copy of the Company’s Corporate Governance Principles by writing to our Shareholder Relations Department at Ford Motor Company, Shareholder Relations, P.O. Box 6248, Dearborn, MI 48126.

Our Governance Practices

The Board continuously reviews our governance practices, assesses the regulatory and legislative environment, and adopts the governance practices that best serve the interests of our shareholders.

Ford has a long history of operating under sound corporate governance practices, which is a critical element of creating the world’s most trusted company. These practices include the following:

✓

Annual Election of All Directors.

✓

Majority Vote Standard. Each director must be elected by a majority of votes cast.

✓

Independent Board. 64% of the Director Nominees are independent.

✓

Lead Independent Director. Ensures management is adequately addressing the matters identified by the Board.

✓

Independent Board Committees. Each of the Audit Committee, Compensation, Talent and Culture Committee, and Nominating and Governance Committee is comprised entirely of independent directors.

✓

Committee Charters. Each standing committee operates under a written charter that has been approved by the Board and is reviewed annually.

✓

Independent Directors Meet Regularly Without Management and Non-Independent Directors.

✓

Regular Board and Committee Self-Evaluation Process. The Board and each committee evaluates its performance each year.

✓

Mandatory Retirement Age and Term Limits. 15- year term limits for new independent directors and mandatory retirement age of 72 provide regular opportunities for Board refreshment.

✓

Mandatory Deferral of Compensation for Directors. In 2022, approximately 68% of annual director fees were mandatorily deferred into RSUs, which strongly links the interests of the Board with those of shareholders.

✓

Separate Chair of the Board and CEO. The Board of Directors has chosen to separate the roles of CEO and Chair of the Board of Directors.

✓

Confidential Voting at Annual Meeting.

✓

Special Meetings. Shareholders have the right to call a special meeting.

✓

Shareholders May Take Action by Written Consent.

✓

Strong Codes of Ethics. Ford is committed to operating its business with the highest level of integrity and has adopted codes of ethics that apply to all directors and senior financial personnel, and a code of conduct that applies to all employees.

✓

Hedging and Pledging Policies. Officers are prohibited from hedging their exposure to, and limited in pledging, Ford common stock (see pp. 14- 15).

Corporate Governance      2023 Proxy Statement   7

Leadership Structure

Our leadership structure is optimal because it allows the CEO to focus on leading the organization to deliver product excellence, while the Chair leads the Board in its pursuit to provide the Company with direction on Company-wide issues such as sustainability, mobility, and stakeholder relationships.

Ford determines the most suitable leadership structure from time to time. At present, the Board of Directors has chosen to separate the roles of CEO and Chair of the Board of Directors. James D. Farley, Jr. is our President and CEO, and William Clay Ford, Jr. is Chair of the Board of Directors as well as our Executive Chair. We believe this structure is optimal for Ford at this time because it allows Mr. Farley to focus on leading the organization while Mr. Ford leads the Board of Directors. Furthermore, the Board has appointed John L. Thornton as our Lead Independent Director. We believe having a Lead Independent Director is an important governance practice given that the Chair of the Board, Mr. Ford, is not an independent director under our Corporate Governance Principles. The duties of the Lead Independent Director include:

◾	chairing the executive sessions of our independent directors;
◾	advising on the selection of Board Committee Chairs; and
◾	working with Messrs. Farley and Ford to ensure management is adequately addressing the matters identified by the Board.

This structure optimizes the roles of CEO, Chair, and Lead Independent Director and provides Ford with sound corporate governance in the management of its business.

Board Meetings, Composition, and Committees

The Board has the appropriate mix of short-, medium-, and long-tenured directors. This mix provides a balance of fresh insight and historical perspective.

COMPOSITION OF BOARD OF DIRECTORS / NOMINEES

The Nominating and Governance Committee recommends the nominees for all directorships. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to the Board to serve until the next annual meeting. In 2018, we implemented a more robust peer and Board and Committee self-assessment process. Periodically, we engage an outside party to communicate with each director concerning Board dynamics and effectiveness and provide feedback to the Board on areas of strengths, weaknesses, and opportunities for improvement. We also instituted an evaluation process whereby every five years each director’s skills and qualifications are analyzed as to whether such skills and qualifications remain relevant in light of changing business conditions.

For many years we have maintained a mandatory retirement age of 72 for directors. In 2019, the Board adopted a policy for new independent directors whereby it is expected that an independent director may serve up to 15 one- year terms, unless unique circumstances warrant additional terms. We will continue to maintain the mandatory retirement age of 72 so that for new independent directors it is expected that they will not be re- nominated when they reach the earlier of having served for 15 terms or age 72, absent a waiver from the Board for unique circumstances.

The Committee recommended that the size of the Board be reduced from 15 directors to 14 directors when Anthony F. Earley, Jr. retired from the Board following the May 2022 shareholder meeting.

The Board believes that it has an appropriate mix of short-, medium-, and long-tenured directors, which provides a balance that enables the Board to benefit from both fresh insights and historical perspectives during its deliberations and informs Board succession planning.

In addition, having a Ford family member, William Clay Ford, Jr., as our Executive Chair brings a unique and historical long-term perspective to Board deliberations, while Alexandra Ford English and Henry Ford III, who were first elected to the Board at the 2021 Annual Meeting, provide fresh perspectives and valuable insights while

8   Corporate Governance      2023 Proxy Statement

continuing the Ford family’s nearly 120 years of active involvement with and stewardship of the Company. Alexandra Ford English is the daughter of William Clay Ford, Jr. and Henry Ford III is her second cousin.

The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications, and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126, with a copy sent by e-mail to the Company’s Executive Director, Investor Relations at: fordir@ford.com. Properly submitted recommendations must be received no later than December 2, 2023, to be considered by the Committee for inclusion in the following year’s nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described on p. 26 under Election of Directors. Shareholders who wish to nominate an individual for election as a director, rather than recommending a candidate for nomination by the Board, must follow the procedures described in the Company’s By-Laws. These procedures are described on p. 94 under Other Items – Shareholder Proposals for 2024.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

Non-employee directors ordinarily meet in executive session without management present at most regularly scheduled Board meetings and may meet at other times at the discretion of the Lead Independent Director or at the request of any non-employee director. Additionally, all of the independent directors meet periodically (at least annually) without management or non-independent directors present.

BOARD COMMITTEES

Current Directors	Audit	Compensation, Talent and Culture	Finance	Nominating and Governance	Sustainability, Innovation and Policy
Kimberly A. Casiano	◾			◾	◾
Alexandra Ford English			◾		◾
James D. Farley, Jr.
Henry Ford III			◾		◾
William Clay Ford, Jr.			Chair		◾
William W. Helman IV			◾	◾	Chair
Jon M. Huntsman, Jr.					◾
William E. Kennard			◾	Chair	◾
John C. May		◾	◾	◾
Beth E. Mooney	◾			◾
Lynn Vojvodich Radakovich		Chair		◾	◾
John L. Thornton		◾	◾	◾
John B. Veihmeyer	Chair			◾
John S. Weinberg		◾	◾	◾	◾

Only independent directors serve on the Audit Committee, Compensation, Talent and Culture Committee, and Nominating and Governance Committee, in accordance with the independence standards of the New York Stock Exchange LLC (“NYSE”) Listed Company and Securities and Exchange Commission (“SEC”) rules and the Company’s Corporate Governance Principles. Under these standards, members of the Audit Committee also satisfy the heightened SEC independence standards for audit committees, and the members of the Compensation, Talent and Culture Committee satisfy the additional NYSE independence standards for compensation committees. Each member of the Audit Committee also meets the financial literacy requirements of the NYSE Listed Company rules. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.

The Company has published on its website (www.corporate.ford.com) the charter of each of the Audit Committee, Compensation, Talent and Culture Committee, Finance Committee, Nominating and Governance Committee, and Sustainability, Innovation and Policy Committee of the Board. Printed copies of each of the committee charters

Corporate Governance      2023 Proxy Statement   9

are available by writing to our Shareholder Relations Department at Ford Motor Company, Shareholder Relations, P.O. Box 6248, Dearborn, MI 48126.

BOARD COMMITTEE FUNCTIONS

Audit Committee
◾
Selects the independent registered public accounting firm, subject to shareholder ratification, and determines the compensation of the independent registered public accounting firm.
◾
At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent registered public accounting firm) all relationships between the independent registered public accounting firm and the Company.
◾
Consults with the independent registered public accounting firm, reviews and approves the scope of its audit, and reviews the firm’s independence and performance. Also, annually approves categories of services to be performed by the independent registered public accounting firm and reviews and, if appropriate, approves in advance any new proposed engagement greater than $250,000.
◾
Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements, with management and the independent registered public accounting firm.

◾
Reviews activities, organization structure, and qualifications of the General Auditor’s Office, and participates in the appointment, dismissal, evaluation, and determination of the compensation of the General Auditor.
◾
Discusses earnings releases and guidance provided to the public and rating agencies.
◾
Reviews, at least annually, policies with respect to risk assessment and risk management.
◾
Exercises reasonable oversight with respect to the implementation and effectiveness of the Company’s compliance and ethics program, including being knowledgeable about the content and operation of the compliance and ethics program.
◾
Reviews, with the Office of the General Counsel, any legal or regulatory matter that could have a significant impact on the financial statements.
◾
As appropriate, obtains advice and assistance from outside legal, accounting, or other advisors.
◾
Prepares an annual report of the Audit Committee to be included in the Company’s proxy statement.
◾
Reviews our cyber security practices periodically, at least twice each year.
◾
Assesses annually the adequacy of the Audit Committee Charter.
◾
Reports to the Board of Directors about these matters.

MEMBERS

◾
John Veihmeyer, Chair
◾
Kimberly A. Casiano
◾
Beth E. Mooney

MEETINGS IN 2022: 10

MEMBER QUALIFICATIONS

◾
Each member of the Audit Committee is independent, in accordance with the NYSE standards and SEC rules and the Company’s Corporate Governance Principles
◾
Each member of the Audit Committee meets the financial literacy requirements of the NYSE Listed Company rules
◾
In addition, our Board has determined that Mr. Veihmeyer qualifies as an “Audit Committee financial expert” within the meaning of SEC regulations and applicable NYSE rules

REPORT

The Audit Committee Report is on page 38

10   Corporate Governance      2023 Proxy Statement

Compensation, Talent and Culture Committee
◾
Establishes and reviews the overall executive compensation philosophy and strategy of the Company.
◾
Reviews and discusses key people-related business strategies, including leadership succession planning, culture, diversity and inclusion, and talent development programs.
◾
Reviews and approves Company goals and objectives related to the Executive Chair, the President and CEO, and other executive officers’ compensation, including annual performance objectives.
◾
Evaluates the performance of the Executive Chair, the President and CEO, and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, PSUs, other stock-based awards, other incentive awards, and other benefits, direct and indirect, of the Executive Chair, the President and CEO, and other executive officers.

◾
Conducts a risk assessment of the Company’s compensation policies and practices.
◾
Considers and makes recommendations on Ford’s executive compensation plans and programs.
◾
Reviews the Compensation Discussion and Analysis to be included in the Company’s proxy statement.
◾
Prepares an annual report of the Compensation, Talent and Culture Committee to be included in the Company’s proxy statement.
◾
Assesses the independence of the Committee’s consultant.
◾
Assesses annually the adequacy of the Compensation, Talent and Culture Committee Charter.
◾
Reports to the Board of Directors about these matters.

MEMBERS

◾
Lynn Vojvodich Radakovich, Chair
◾
John C. May
◾
John L. Thornton
◾
John S. Weinberg

MEETINGS IN 2022: 10

MEMBER QUALIFICATIONS

◾
Each member of the Compensation, Talent and Culture Committee is independent, in accordance with the NYSE standards and SEC rules and the Company’s Corporate Governance Principles

REPORT

The Compensation Committee Report is on page 63

Finance Committee
◾
Reviews all aspects of the Company’s policies and practices that relate to the management of the Company’s financial affairs, consistent with law and specific instructions given by the Board of Directors.
◾
Reviews capital allocation priorities, policies, and guidelines, including the Company’s cash flow, minimum cash requirements, and liquidity targets.
◾
Reviews the Company’s capital appropriations financial performance against targets by conducting interim reviews and an annual review of previously approved capital programs and periodic review of acquisitions and new business investments.

◾
Reviews with management, at least annually, the annual report from the Treasurer of the Company’s cash and funding plans and other Treasury matters.
◾
Reviews the strategy and performance of the Company’s pension and other retirement and savings plans.
◾
Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.
◾
Reviews, at least annually, policies with respect to financial risk assessment and financial risk management.
◾
Assesses annually the adequacy of the Finance Committee Charter.
◾
Reports to the Board of Directors about these matters.

MEMBERS ◾ William Clay Ford, Jr., Chair ◾ Alexandra Ford English ◾ Henry Ford III ◾ William W. Helman IV ◾ William E. Kennard ◾ John C. May ◾ John L. Thornton ◾ John S. Weinberg MEETINGS IN 2022: 4

Corporate Governance      2023 Proxy Statement   11

Nominating and Governance Committee
◾
Reviews and makes recommendations on:

(i)

the nominations or election of directors; and

(ii)

the size, diversity, composition, and compensation of the Board.

◾
Establishes criteria for selecting new directors and the evaluation of the Board, including whether current members and candidates possess skills and qualifications that support the Company’s strategy.
◾
Develops and recommends to the Board corporate governance principles and guidelines.
◾
Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees, or the elimination of committees.

◾
Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board:

(i)

adopt amendments to the By-Laws; and

(ii)

propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

◾
Considers shareholder suggestions for director nominees (other than self-nominations). See Composition of Board of Directors/Nominees on pp. 8- 9.
◾
Assesses annually the adequacy of the Nominating and Governance Committee Charter.
◾
Reports to the Board of Directors about these matters.

MEMBERS

◾
William E. Kennard, Chair
◾
Kimberly A. Casiano
◾
William W. Helman IV
◾
John C. May
◾
Beth E. Mooney
◾
Lynn Vojvodich Radakovich
◾
John L. Thornton
◾
John Veihmeyer
◾
John S. Weinberg

MEETINGS IN 2022: 4

MEMBER QUALIFICATIONS

◾
Each member of the Nominating and Governance Committee is independent, in accordance with the NYSE standards and SEC rules and the Company’s Corporate Governance Principles

Sustainability, Innovation and Policy Committee
◾
Reviews and advises on the Company’s pursuit of innovative policies and technologies that promote product safety, improve environmental and social sustainability, and seek to enrich our customers’ experiences, increase shareholder value, and lead to a better world.
◾
Responsible for assessing the Company’s progress on strategic economic, product safety, environmental, and social issues, as well as the degree to which sustainability principles have been integrated into various skill teams.

◾
Reviews the Company’s Integrated Sustainability and Financial Report Summary as well as any Company initiatives related to sustainability and innovation.
◾
Assesses annually the adequacy of the Sustainability, Innovation and Policy Committee Charter.
◾
Reports to the Board of Directors about these matters.

MEMBERS

◾
William W. Helman IV, Chair
◾
Kimberly A. Casiano
◾
Alexandra Ford English
◾
Henry Ford III
◾
William Clay Ford, Jr.
◾
Jon M. Huntsman, Jr.
◾
William E. Kennard
◾
Lynn Vojvodich Radakovich
◾
John S. Weinberg

MEETINGS IN 2022: 4

12   Corporate Governance      2023 Proxy Statement

Board’s Role in Risk Management

The Board has overall responsibility for the oversight of risk management at Ford, while management is responsible for day-to-day risk management.

The oversight responsibility of the Board and its committees is supported by Company management and the risk management processes that are currently in place. Ford has extensive and effective risk management processes, relating specifically to compliance, reporting, operating, and strategic risks.

◾	Compliance Risk encompasses matters such as legal and regulatory compliance (e.g., Foreign Corrupt Practices Act, environmental, OSHA/safety, etc.).
◾	Reporting Risk covers Sarbanes-Oxley compliance, disclosure controls and procedures, and accounting compliance.
◾	Operating Risk addresses the myriad of matters related to the operation of a complex company such as Ford (e.g., quality, supply chain, sales and service, financing and liquidity, product development and engineering, labor, etc.).
◾	Strategic Risk encompasses somewhat broader and longer-term matters, including, but not limited to, technology development, environmental and social sustainability, capital allocation, management development, retention and compensation, competitive developments, and geopolitical developments.

We believe that key success factors in risk management at Ford include a strong risk analysis tone set by the Board and senior management, which is shown through their commitment to effective top-down and bottom-up communication (including communication between management and the Board and Committees), and active cross-functional participation among the Business Segments and Skill Teams. We have institutionalized a regular Forecast, Controls and Risk Review and Special Attention Review process where the senior leadership of the Company reviews the status of the business, the risks and opportunities presented to the business (in the areas of compliance, reporting, operating, and strategic risks), and develops specific plans to address those risks and opportunities.

The Enterprise Risk Management process adopted by the Company identifies the top critical enterprise risks through a survey process of senior management and the Board of Directors. Once identified, each of the top risks is assigned an executive risk owner who is responsible to oversee risk assessment, develop mitigation plans, and provide regular updates. The Enterprise Risk Management process also engages Business Segments and Skill Teams to determine which of the enterprise risks are most relevant to their specific objectives, and identify any additional risks that can be managed at a lower level in the organization. All identified Enterprise Critical Risks are evaluated for their exposure to related geopolitical risk and climate change impacts. The Audit Committee and Board annually review the process to update the list of critical risks and monitor risk movement and emerging trends, and the Enterprise Risk Management team also reviews the annual survey results with outside advisors to ensure the Company assessment is up to date with external risk developments.

As noted above, the full Board of Directors has overall responsibility for the oversight of risk management at Ford and oversees operating risk management with reviews at each of its regular Board meetings. The Board of Directors has delegated responsibility for the oversight of specific areas of risk management to certain committees of the Board, with each Board committee reporting to the full Board following each committee meeting. The Audit Committee assists the Board of Directors in overseeing compliance and reporting risk, and the Enterprise Risk Management process itself. The Sustainability, Innovation and Policy Committee assists the Board of Directors in overseeing environmental and social sustainability risks, while the Compensation, Talent and Culture Committee assists the Board of Directors in overseeing risks related to compensation and people- related business strategies, including leadership succession and culture, diversity, and inclusion. The Board and the appropriate committees also periodically review other policies related to personnel matters, including those related to sexual harassment and anti-retaliation policies related to whistleblowers. The Board, the Sustainability, Innovation and Policy Committee, the Compensation, Talent and Culture Committee, the Finance Committee, and the Audit Committee all play a role in overseeing operating and strategic risk management.

Corporate Governance      2023 Proxy Statement   13

The scope and severity of risks presented by cyber threats have increased dramatically, and constant vigilance is required to protect against intrusions. We take cyber threats very seriously and regularly audit our cyber security capabilities. These audits are a useful tool for ensuring that we maintain a robust cyber security program to protect our investors, customers, employees, and intellectual property. The Audit Committee receives updates several times per year from the Chief Information Security Officer regarding technology and cyber security risk and conducts regular reviews of our cyber security practices, with report outs to the Board as appropriate. As part of its risk assessment procedures, the Board reviews relevant cyber security and information technology matters at least twice annually.

We also maintain an industry-leading cyber security insurance program with many of the world’s largest and most respected insurance companies. Additionally, we are a founding member of the Board of the Automotive Information Sharing and Analysis Center. Our current seat on that board ensures that we preserve relationships that help to protect ourselves against both enterprise and in-vehicle security risks.

Please refer to our Integrated Sustainability and Financial Report (http://sustainability.ford.com) for additional information about how we identify and address environmental and social sustainability risks.

OVERSIGHT OF RISK MANAGEMENT

	COMPLIANCE & REPORTING	OPERATING & STRATEGIC
FORD BOARD Oversight	Audit Committee	Sustainability, Innovation and Policy Committee Compensation, Talent and Culture Committee Finance Committee Audit Committee
FORD MANAGEMENT Day-to-Day	Compliance Reviews Sarbanes-Oxley Compliance Internal Controls Disclosure Committee	Business Segments and Skill Teams Forecast, Controls and Risk Review Special Attention Review Product, Strategy, and People Forums

AUDIT COMMITTEE FINANCIAL EXPERT AND AUDITOR ROTATION

The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated John B. Veihmeyer as an Audit Committee financial expert. Mr. Veihmeyer meets the independence standards for audit committee members under the NYSE Listed Company and SEC rules. Mr. Veihmeyer is also the chair of the Audit Committee. The lead partner of the Company’s independent registered public accounting firm is rotated at least every five years.

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES

In 2022, we conducted an annual assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation, Talent and Culture Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, we considered the following attributes of our programs:

◾	mix of base salary, annual bonus opportunities, and long-term equity compensation, with performance-based equity compensation opportunities for officers;
◾	alignment of annual and long-term incentives to ensure that the awards encourage balanced behavior and incentivize performance results;
◾	inclusion of non-financial metrics, such as quality, and other quantitative and qualitative performance factors in determining actual compensation payouts;
◾	capped payout levels for both the Incentive Bonus Plan and performance-based stock awards for Named Executives — the Compensation, Talent and Culture Committee has negative discretion over incentive program payouts;

14   Corporate Governance      2023 Proxy Statement

◾	use of RSUs that vest ratably over three years and PSUs that have a three-year performance period that measures performance against financial metrics and relative Total Shareholder Return (“TSR”);
◾	general provision of long-term equity-based compensation on an annual basis to senior executives — we believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;
◾	double-trigger change in control provisions for equity grants; and
◾	stock ownership goals that align the interests of executive officers with those of our shareholders — this discourages executive officers from focusing on short-term results without regard to longer-term consequences.

Recoupment Policy. The Committee maintains a policy of recoupment of compensation in certain circumstances. The purpose of this policy is to help ensure executives act in the best interests of the Company. The policy requires any Company officer to repay or return cash bonuses and equity awards in the event: (i) the Company issues a material restatement of its financial statements, and the restatement was caused by such officer’s intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) such officer has committed ethical or criminal violations. The Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any awards.

Our Compensation, Talent and Culture Committee considered compensation risk implications during its deliberations on the design of our executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance.

Hedging and Pledging Policies. The Committee maintains the following policy related to hedging exposure to common stock:

Certain forms of hedging or monetization transactions, such as forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow an officer to continue to own Ford common stock, but without the full risks and rewards of ownership. When that occurs, the officer may no longer have the same incentives or objectives as the Company’s other shareholders. Consequently, officers are prohibited from engaging in hedging their exposure to directly or indirectly owned Ford common stock, whether obtained through compensation, open-market purchases, or otherwise. For purposes of this policy, “hedging” includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Ford common stock. Any hedges of Ford common stock in existence at the time a person becomes subject to this policy are grandfathered, but are prohibited from being renewed or extended.

In addition, the Committee maintains the following policy related to the pledging of common stock:

Pledges of Ford common stock by an officer can result in the sale of shares without the consent of the officer if the obligation secured by the shares is in default, and if this occurs during a blackout period it could result in an insider trading violation by that officer. Pledges of Ford common stock in a brokerage margin account (where shares are pledged to secure a loan to buy other securities) present significant insider trading risk because the shares can be sold automatically with a decline in the stock price. In addition, the reputation of the Company, as well as officers’ personal reputations, can be adversely affected if Ford common stock is sold pursuant to a defaulted obligation. Consequently, officers are prohibited from engaging in pledging directly or indirectly owned Ford common stock to secure obligations of a brokerage margin account as described above. Officers may pledge shares of Ford common stock other than in brokerage margin accounts as long as the following conditions are met: (i) only shares that exceed applicable stock ownership guidelines may be pledged and (ii) any such pledge receives the prior approval of the Chief Executive Officer and Office of the General Counsel. Any pledges of Ford common stock in existence at the time a person becomes subject to this policy are grandfathered, but are prohibited from being renewed or extended, unless such renewal or extension complies with this policy.

Regarding directors, the 2014 Stock Plan for Non-Employee Directors prohibits the hedging and pledging of common stock received pursuant to that plan.

Corporate Governance      2023 Proxy Statement   15

COMPENSATION, TALENT AND CULTURE COMMITTEE OPERATIONS

The Compensation, Talent and Culture Committee establishes and reviews our executive compensation philosophy and strategy and oversees our various executive compensation programs. The Committee is responsible for evaluating the performance of and determining the compensation for our Executive Chair, the President and CEO, and other executive officers and approving the compensation structure for senior management, including officers. The Committee is currently comprised of four directors who are considered independent under the NYSE Listed Company rules and our Corporate Governance Principles. The Committee’s membership is determined by our Board of Directors. The Committee operates under a written charter adopted by our Board of Directors. The Committee annually reviews the charter. A copy of the Compensation, Talent and Culture Committee Charter may be found on our website at www.corporate.ford.com.

The Committee makes decisions regarding the compensation of our executive officers, including the Named Executives. The Committee has delegated certain responsibilities to subcommittees consisting of one or more Board members and has assigned certain other responsibilities to committees consisting of one or more members of management to assist in approving a range of stock-based awards, within share limits prescribed by the Committee, and other compensation matters for non-executive officers. The Committee regularly reviews such delegations and assignments, and determinations made by such subcommittees and management committees.

The Board of Directors makes decisions relating to non-employee director compensation. Any proposed changes are reviewed in advance and recommended to the Board by the Nominating and Governance Committee (see Director Compensation in 2022 on pp. 35- 36).

The Compensation, Talent and Culture Committee considers recommendations from the Executive Chair, the President and CEO, and the Chief People and Employee Experience Officer in developing compensation plans and evaluating performance of other executive officers. The Committee’s consultant also provides advice and analysis on the structure and level of executive compensation. Final decisions on any major element of compensation, however, as well as total compensation for executive officers, are made by the Compensation, Talent and Culture Committee.

As in prior years, in 2022, the Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consulting firm, to advise the Committee on executive compensation and benefits matters. Semler Brossy is retained directly by the Committee, which has the sole authority to review and approve the budget of the independent consultant. Semler Brossy does not advise our management and receives no other compensation from us. The same Semler Brossy principal attended each of the ten Committee meetings in 2022.

The Committee has analyzed whether the work of Semler Brossy as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of any other services to the Company by Semler Brossy; (ii) the amount of fees the Company paid to Semler Brossy as a percentage of the firm’s total revenue; (iii) Semler Brossy’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Semler Brossy or the individual compensation advisor employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisor with any member of the Committee; and (vi) any stock of the Company owned by Semler Brossy or the individual compensation advisor employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisor employed by Semler Brossy as compensation consultant to the Committee has not created any conflict of interest.

In addition, the Committee reviewed survey data provided by the WTW (formerly Willis Towers Watson) Executive Compensation Database (see Competitive Survey on p. 48). WTW does not make recommendations to, nor does it assist, the Committee in determining compensation of executive officers. WTW is retained by Ford management, not the Committee.

Committee meetings typically occur prior to the meetings of the full Board of Directors. Incentive Bonus targets and awards, PSU grants, RSU grants, stock options, if any, and cash awards typically are decided at the February or March Committee meeting (see Timing of Equity Awards on p. 62). Officer salaries are reviewed in February or March each year.

See the Compensation Discussion and Analysis on pp. 41- 63 for more detail on the factors considered by the Committee in making executive compensation decisions. The Committee reviews our talent and executive development program with senior management. These reviews are conducted periodically and focus on executive development and succession planning throughout the organization, at the Leadership Level 1 officer level and above.

16   Corporate Governance      2023 Proxy Statement

Our policy, approved by the Compensation, Talent and Culture Committee, to limit outside board participation by our officers, is:

◾	no more than 15% of all officers should be on unaffiliated for-profit boards at any given point in time; and
◾	no officer should be a member of more than one unaffiliated for-profit board.

Independence of Directors and Relevant Facts and Circumstances

64% of the Director Nominees are independent. Each of the Audit Committee, Nominating and Governance Committee, and Compensation, Talent and Culture Committee is comprised entirely of independent directors.

DIRECTOR INDEPENDENCE

A majority of the directors must be independent directors under applicable SEC and NYSE Listed Company rules. These rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company. These standards are contained in Ford’s Corporate Governance Principles and may be found at the Company’s website, www.corporate.ford.com.

◾	Employee or Former Employee. No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.
◾	Independent Auditor Affiliation. No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment, or auditing relationship.
◾	Interlocking Directorship. No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.
◾	Additional Compensation. No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
◾	Immediate Family Members. Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.
◾	Other Relationships. The following commercial, charitable, and educational relationships will not be considered to be material relationships that would impair a director’s independence:
(i)	Sales and Purchases of Products/Services. If within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years.
(ii)	Indebtedness. If within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company’s indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford’s indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years.

Corporate Governance      2023 Proxy Statement   17

(iii)	Charitable Contributions. If within the preceding three years a Ford director served as an executive officer, director, or trustee of a charitable or educational organization, and Ford’s discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years. (Any matching of charitable contributions will not be included in the amount of Ford’s contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that none of the following directors had any material relationship with the Company and, thus, are independent: Kimberly A. Casiano, William W. Helman IV, William E. Kennard, John C. May, Beth E. Mooney, Lynn Vojvodich Radakovich, John L. Thornton, John B. Veihmeyer, and John S. Weinberg. Additionally, the Board determined that each of Kimberly A. Casiano, Beth E. Mooney, Lynn Vojvodich Radakovich, and John B. Veihmeyer is independent under the heightened SEC independence standards for audit committees and that each of John C. May, Lynn Vojvodich Radakovich, John L. Thornton, and John S. Weinberg is independent under the additional NYSE independence standards for compensation committees. Additionally, the Board determined that Anthony F. Earley, Jr., who did not stand for re-election at the 2022 Annual Meeting, had no material relationship with the Company during the time of his service and, thus, was independent, and that he was independent under the heightened SEC independence standards for compensation committees. 64% of our director nominees are independent, and our Audit Committee, Compensation, Talent and Culture Committee, and Nominating and Governance Committee are fully independent.

DISCLOSURE OF RELEVANT FACTS AND CIRCUMSTANCES

With respect to the independent directors listed above, the Board considered the following relevant facts and circumstances in making the independence determinations:

From time to time during the past three years, Ford purchased goods and services from, sold goods and services to, or financing arrangements were provided by, various companies with which certain directors were or are affiliated either as a member of such company’s board of directors or, in the case of Ms. Mooney and Messrs. May, Thornton, and Weinberg, as an officer of such a company. In addition to Ms. Mooney and Messrs. May, Thornton, and Weinberg, these directors included Messrs. Earley, Kennard, and Veihmeyer, and Ms. Vojvodich Radakovich. The Company also made donations to certain institutions with which certain directors are affiliated. These included Messrs. Earley, Thornton, and Veihmeyer. In addition, the Company made a charitable donation on behalf of the Board in lieu of holiday gifts. None of the relationships described above was material under the independence standards contained in our Corporate Governance Principles.

Codes of Ethics

Employees and officers of the Company must abide by a Code of Conduct. The CEO, senior financial and accounting personnel, and directors must abide by the Company’s Code of Ethics.

Ford is committed to operating its business with the highest level of integrity. The Company has published on its website (www.corporate.ford.com) its Code of Conduct, which all officers and employees are required to follow. These expectations are reinforced in mandatory online training courses for all Ford salaried full-time, part-time, and agency workers, including an annual Code of Conduct course. These courses are periodically refreshed and reviewed to ensure the content remains relevant and appropriate. In addition, the Company has adopted, and published on its website, codes of ethics that apply to all directors and senior financial personnel, including the chief executive officer. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer, and the principal accounting officer, must be approved by the Nominating and Governance Committee, and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. Both the Audit Committee and the Nominating and Governance Committee review management’s monitoring of compliance with the Company’s Code of Conduct. Printed copies of each of the codes of ethics referred to above are also available by writing to our Shareholder Relations Department at Ford Motor Company, Shareholder Relations, P.O. Box 6248, Dearborn, MI 48126.

18   Corporate Governance      2023 Proxy Statement

Communications with the Board and Annual Meeting Attendance

Shareholders, customers, suppliers, and other interested parties may send communications directly to the Company’s Directors at Ford Motor Company, P.O. Box. 685, Dearborn, MI 48126-0685.

The Board has established a process by which you may send communications to the Board as a whole, the non-employee Directors as a group, or the Lead Independent Director. You may send communications to our Directors, including any concerns regarding Ford’s accounting, internal controls, auditing, or other matters, to the following address: Board of Directors (or Lead Independent Director or non-employee Directors as a group, as appropriate), Ford Motor Company, P.O. Box 685, Dearborn, MI 48126-0685. You may submit your concern anonymously or confidentially. You may also indicate whether you are a shareholder, customer, supplier, or other interested party.

Communications relating to the Company’s accounting, internal controls, or auditing matters will be relayed to the Audit Committee. Communications relating to governance will be relayed to the Nominating and Governance Committee. All other communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Responses will be sent to those that include a return address, as appropriate.

You can also find a description of the manner in which you can send communications to the Board on the Company’s website (www.corporate.ford.com).

All members of the Board are expected to participate in the annual meeting, unless unusual circumstances would prevent such participation. Last year, of the 14 then-current members of the Board, 14 attended the virtual annual meeting.

Beneficial Stock Ownership

FIVE PERCENT BENEFICIAL OWNERS OF COMMON STOCK

Pursuant to SEC filings, the Company was notified that as of December 31, 2022, the entities included in the table below had more than a 5% ownership interest of Ford common stock, or owned securities convertible into more than 5% ownership of Ford common stock, or owned a combination of Ford common stock and securities convertible into Ford common stock that could result in more than 5% ownership of Ford common stock.

			Percent of
		Ford	Outstanding Ford
Name of Beneficial Owner	Address of Beneficial Owner	Common Stock	Common Stock

State Street Corporation and certain of its affiliates*	State Street Financial Center One Lincoln Street Boston, MA 02111	305,567,986	7.74%

The Vanguard Group and certain of its affiliates	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	335,643,986	8.50%

BlackRock, Inc. and certain of its affiliates	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	262,347,595	6.60%

*

State Street Bank and Trust Company is the trustee for Ford common stock in the Ford defined contribution plans master trust, which beneficially owns 4.01% of the common stock of Ford. In this capacity, State Street Bank and Trust Company has voting power over the shares in certain circumstances.

Corporate Governance      2023 Proxy Statement   19

FIVE PERCENT BENEFICIAL OWNERS OF CLASS B STOCK

As of February 1, 2023, the persons included in the table below beneficially owned more than 5% of the outstanding Class B Stock.

			Percent of
		Ford	Outstanding Ford
Name of Beneficial Owner	Address of Beneficial Owner	Class B Stock	Class B Stock

Edsel B. Ford II*	Ford Estates, 2000 Brush, Detroit, MI 48226	4,146,004	5.85%

Lynn F. Alandt**	Ford Estates, 2000 Brush, Detroit, MI 48226	7,826,934	11.05%

David P. Larsen, as trustee of various trusts***	Ford Estates, 2000 Brush, Detroit, MI 48226	10,360,321	14.62%

Voting Trust****	Ford Estates, 2000 Brush, Detroit, MI 48226	70,778,212	99.90%

*	Includes shares beneficially owned in an individual capacity or a fiduciary capacity as sole trustee or as co-trustee, and indirectly by immediate family members and entities.
**	Includes shares beneficially owned in either an individual capacity or a fiduciary capacity as sole trustee or as a co-trustee, and by spouse.
***

Represents beneficial ownership of shares held in a fiduciary capacity as sole trustee or as a co-trustee, including 15,824 shares that are also beneficially owned by Henry Ford III and included in the amount shown in the following table for Henry Ford III. Mr. Larsen disclaims beneficial ownership of these shares.

****

These shares of Class B Stock are held in a voting trust of which Edsel B. Ford II, William Clay Ford, Jr., Benson Ford, Jr., and Alfred B. Ford are the trustees. The voting trust is of perpetual duration until terminated by the vote of the holders of trust certificates representing over 50% of the Class B Stock held by the voting trust and requires the trustees to vote the shares as directed by a plurality.

BENEFICIAL STOCK OWNERSHIP

The following tables show how much Ford stock each current director, nominee, and Named Executive beneficially owned as of February 1, 2023. No director, nominee, or executive officer, including Named Executives, beneficially owned more than 0.09% of Ford’s total outstanding common stock nor did any such person beneficially own more than 0.01% of Ford common stock units as of February 1, 2023. Our current executive officers held options exercisable on or within 60 days after February 1, 2023 to buy 2,083,453 shares of Ford common stock.

				Percent of
				Outstanding
	Ford	Ford Common	Ford	Ford
	Common	Stock	Class B	Class B
Name of Beneficial Owner	Stock [1,2]	Units [3]	Stock	Stock
DIRECTOR NOMINEES
Kimberly A. Casiano	194,695	166,043	—	—
Alexandra Ford English	10,475	—	186,743	0.26%
James D. Farley, Jr.*	3,643,313	—	—	—
Henry Ford III	28,345	—	1,680,471	2.37%
William Clay Ford, Jr.*	1,433,899	234,312	19,853,016	28.02%
William W. Helman IV	202,152	44,321	—	—
Jon M. Huntsman, Jr.	389,915	—	—	—
William E. Kennard	172,699	—	—	—
John C. May	26,320	—	—	—
Beth E. Mooney	87,510	—	—	—
Lynn Vojvodich Radakovich	137,830	—	—	—
John L. Thornton	296,484	343,410	—	—
John B. Veihmeyer	168,507	—	—	—
John S. Weinberg	212,535	—	—	—

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Name of Beneficial Owner	Ford Common Stock [1,2]	Ford Common Stock Units [3]
NAMED EXECUTIVES
John T. Lawler	836,673	68
J. Doug Field	894,623	—
Ashwani Kumar Galhotra	927,564	—
All Directors and Executive Officers as a group	24 persons beneficially owned 0.28% of Ford common stock or securities convertible into Ford common stock as of February 1, 2023

*	Also an executive officer.
[1]

For current and former executive officers, included in the amounts for “All Directors and Executive Officers as a group” are RSUs issued under our 2018 Long-Term Incentive Plan as long-term incentive grants in 2022 and prior years for retention and other incentive purposes.

In addition, amounts shown include RSUs issued under the 2018 Long-Term Incentive Plan as follows: 761,499 units for Mr. Farley; 571,220 units for William Clay Ford, Jr.; 630,998 units for Mr. Field; 366,150 units for Mr. Galhotra; 319,801 units for Gov. Huntsman; and 334,937 units for Mr. Lawler.

In addition, amounts shown include RSUs issued under the 2014 Stock Plan for Non-Employee Directors of Ford Motor Company (“2014 Plan”) as follows: 186,532 units for Ms. Casiano; 14,657 units for Gov. Huntsman; 172,699 units for Mr. Kennard; 87,510 units for Ms. Mooney; 137,830 units for Ms. Vojvodich Radakovich; 166,764 units for Mr. Veihmeyer; and 169,995 units for Mr. Weinberg.

Included in the stock ownership shown in the table above: William Clay Ford, Jr., has disclaimed beneficial ownership of 1,453,184 shares of Class B Stock that are either held directly by members of his immediate family or indirectly by members of his immediate family in trusts in which Mr. Ford has no interest, including 117,270 shares of Class B Stock that are also beneficially owned by Alexandra Ford English and included in the amounts shown in the table above for each of William Clay Ford, Jr. and Alexandra Ford English. Alexandra Ford English has disclaimed beneficial ownership of 49,840 shares of Class B Stock that are held indirectly by members of her immediate family in trusts in which Ms. English has no interest. Henry Ford III has disclaimed beneficial ownership of 70,246 shares of Class B Stock that are held indirectly by members of his immediate family in trusts in which Mr. Ford III has no interest. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 1,573,270 shares of Class B Stock.

No director or executive officer had pledged shares of common stock as security or hedged their exposure to common stock.

[2]

As of February 1, 2023 (or within 60 days after that date), the Named Executives held rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans (which amounts are included in the “Ford Common Stock” column), as follows:

Person	Number of Shares
James D. Farley, Jr.	1,243,147
John T. Lawler	58,053
William Clay Ford, Jr.	693,673
J. Doug Field	—
Ashwani Kumar Galhotra	49,809

[3]

In general, these are common stock units credited under a deferred compensation plan and payable in cash and, in the cases of William Clay Ford, Jr. and John T. Lawler, include stock units under a benefit equalization plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC. Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2022.

Corporate Governance      2023 Proxy Statement   21

Certain Relationships and Related Party Transactions

To ensure related party transactions are beneficial to the Company, such transactions are subject to rigorous review by the Office of the General Counsel, the Nominating and Governance Committee, and outside legal counsel depending on the nature of the transaction.

POLICY AND PROCEDURE FOR REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Business transactions between Ford and its officers or directors, including companies in which a director or officer (or an immediate family member) has a substantial ownership interest or a company where such director or officer (or an immediate family member) serves as an executive officer (“related party transactions”) are not prohibited. In fact, certain related party transactions can be beneficial to the Company and its shareholders.

It is important, however, to ensure that any related party transactions are beneficial to the Company. Accordingly, any related party transaction, regardless of amount, is submitted to the Nominating and Governance Committee in advance for review and approval. All existing related party transactions are reviewed at least annually by the Nominating and Governance Committee. The Office of the General Counsel reviews all such related party transactions, existing or proposed, prior to submission to the Nominating and Governance Committee, and our General Counsel opines on the appropriateness of each related party transaction. The Nominating and Governance Committee may, at its discretion, consult with outside legal counsel.

Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.

The Nominating and Governance Committee’s approval of a related party transaction may encompass a series of subsequent transactions contemplated by the original approval, i.e., transactions contemplated by an ongoing business relationship occurring over a period of time. Examples include transactions in the normal course of business between the Company and a dealership owned by a director or an executive officer (or an immediate family member thereof), transactions in the normal course of business between the Company and financial institutions with which a director or officer may be associated, and the ongoing issuances of purchase orders or releases against a blanket purchase order made in the normal course of business by the Company to a business with which a director or officer may be associated. In such instances, any such approval shall require that the Company make all decisions with respect to such ongoing business relationship in accordance with existing policies and procedures applicable to non-related party transactions (e.g., Company purchasing policies governing awards of business to suppliers, etc.).

In all cases, a director or officer with an interest in a related party transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

RELATED PARTY TRANSACTIONS

In February 2002, Ford entered into a Stadium Naming and License Agreement with The Detroit Lions, Inc. (the “Lions”), pursuant to which we acquired for $50 million, paid by us in 2002, the naming rights to a new domed stadium located in downtown Detroit at which the Lions began playing their home games during the 2002 National Football League season. We named the stadium “Ford Field.” The term of the naming rights agreement is 25 years, which commenced with the 2002 National Football League season. Benefits to Ford under the naming rights agreement include exclusive exterior entrance signage and predominant interior promotional signage. Beginning in 2005, the Company also agreed to provide to the Lions, at no cost, eight new model year Ford, Lincoln, or Mercury brand vehicles manufactured by Ford in North America for use by the management and staff of Ford Field and the Lions and to replace such vehicles in each second successive year, for the remainder of the naming rights agreement. The cost incurred during 2022 was $56,902. William Clay Ford, Jr. and his descendants own a minority equity interest in the Lions and Mr. Ford is a director and officer of the Lions.

In 2014, Ford entered into a Sponsorship Agreement with a wholly owned subsidiary of the Lions to be the exclusive title sponsor of an NCAA sanctioned, men’s college football “Bowl” game to be played in each of the 2014-2016 seasons at Ford Field. We named the Bowl the “Quick Lane Bowl” for our Quick Lane Tire & Auto Center brand and acquired several broadcast television messages, event signage, and other advertising in exchange for a sponsorship fee. In 2016, the Company extended its sponsorship of the Quick Lane Bowl for another three years to cover the 2017-2019 seasons. In 2020, the Company extended its sponsorship through

22   Corporate Governance      2023 Proxy Statement

2022. Due to the COVID-19 pandemic, the Quick Lane Bowl did not occur in 2020, and, in 2021, the Company extended its sponsorship of the Quick Lane Bowl through 2023 as follows: 2021: $0 (2020 payment of $715,000 applied toward 2021); 2022: $736,500; 2023: $758,600.

Paul Alandt, Lynn F. Alandt’s husband, is a minority owner of two Ford franchised dealerships and a Lincoln franchised dealership. In 2022, Ford charged the dealerships about $206.6 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $25.2 million for services in the ordinary course of business. Also in 2022, Ford Motor Credit Company LLC, a wholly owned entity of Ford, provided about $227.3 million of financing to dealerships owned by Mr. Alandt and paid about $594,933 to them in the ordinary course of business. The dealerships paid Ford Credit about $208.1 million in the ordinary course of business. Additionally, in 2022, Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $21.7 million and $85.3 million, respectively.

The Marketing Associates Division of Lason Systems, Inc. was acquired in March 2001 by Marketing Associates, LLC (dba OneMagnify), an entity in which our former director Edsel B. Ford II and his family, including our current director Henry Ford III, previously had a controlling equity interest. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company, and this continued following the acquisition. Edsel B. Ford II and his family, including our current director Henry Ford III, sold their entire equity interest in Marketing Associates, LLC on June 1, 2022, but continue to have an interest in Marketing Associates, LLC through a promissory note related to such sale, the principal amount of which is tied to revenue received by Marketing Associates, LLC from the Company. In 2022, the Company paid Marketing Associates, LLC approximately $64.8 million for marketing and related services provided in the ordinary course of business.

In April 2016, the Company approved an investment of up to $10 million in Fontinalis Capital Partners II, a venture capital fund that invests in next-generation mobility start-up entities. As of March 1, 2023, we have invested approximately $9.9 million. Our investment has yielded several benefits, including: (i) increased early exposure to possible mobility investments; (ii) the ability to invest directly in an entity whether or not the investment fund invests in the entity; and (iii) increased exposure to venture capital mobility expertise. As of January 1, 2023, William Clay Ford, Jr. had a 7.6% interest and Lynn F. Alandt had a 4% interest in the investment fund.

During 2022, our former director Edsel B. Ford II, the father of Henry Ford III, earned $650,000 in fees pursuant to a January 1999 consulting agreement between the Company and Mr. Ford II. The consulting fee is payable quarterly in arrears in cash. Mr. Ford II is available for consultation, representation, and other duties under the agreement. Additionally, the Company provides facilities (including office space) and an administrative assistant to Mr. Ford II. This agreement will continue until either party ends it with 30 days' notice.

During 2022, the Company employed the husband of Catherine O’Callaghan, Controller, as a Manager in our Customer Experience Team. He received 2022 compensation of approximately $420,874, consisting primarily of salary, bonus, and stock awards.

Pursuant to SEC filings, the Company was notified that as of December 31, 2022, State Street Corporation, and its affiliate State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111, and certain of its affiliates, owned approximately 7.74% of our common stock. During 2022, the Company paid State Street Corporation and its affiliates approximately $4.1 million in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2022, BlackRock, Inc., 55 East 52nd Street, New York, NY 10022, and certain of its affiliates, owned approximately 6.6% of the Company’s common stock. During 2022, the Company paid BlackRock, Inc. approximately $8.8 million in the ordinary course of business.

Corporate Governance      2023 Proxy Statement   23

The following chart shows the process for identification and disclosure of related party transactions.

Stakeholder Engagement

Ford has a philosophy of direct, open, transparent, and frequent engagement with our stakeholders. Throughout each year, management meets with institutional investors to discuss various matters, including long-term strategy; financial and operating performance; risk management; environmental, social, and governance (“ESG”) practices; and executive compensation programs. We also engage with retail investors. These meetings are informative and, where appropriate, we incorporate stakeholder suggestions into our policy and strategic considerations, Proxy Statement, and communications strategy. In 2022, we returned to face-to-face meetings and events with the easing of COVID-19 restrictions. Highlights from 2022 include:

◾
Met with shareholders representing 47% of our institutional equity investor base and fixed income investors holding approximately 25% of our unsecured debt outstanding, and with potential holders of our equity and debt
◾
Participated in 19 conferences and 13 investor events
◾
Hosted two non-deal roadshows, including one focused on ESG
◾
Held quarterly webcast earnings calls and post-earnings fireside chats
◾
Completed a broad range of phone calls, emails, and other industry events

24   Corporate Governance      2023 Proxy Statement

Government Affairs Activities

Ford believes that engagement with governmental officials and agencies plays a key role in shaping regulations and legislation that govern our business now and into the future. In keeping with our vision to be the world’s most trusted company, and in an effort to be transparent about the principles that govern our participation in the political process, in 2019, we began posting disclosures concerning our political and lobbying activities on our corporate website. Our annual U.S. Political Engagement Report is available at: www.corporate.ford.com.

We encourage you to read the report to gain an understanding of our policies and processes regarding political and lobbying activity. Our disclosures include memberships that Ford holds in certain trade associations, any Section 527 and 501(c)(4), or ballot initiative, Ford Motor Company Civic Action Fund contributions, and our governance of such contributions. The site also contains various links to our federal disclosure reports. CPA- Zicklin, an independent index that rates corporate disclosures relative to political and lobbying activities, has rated our disclosure with an overall score of 91.4% for 2022 — earning us a “Trendsetter” designation. We believe you will find the disclosure educational and informative.

Environmental, Social, and Governance

Since our earliest days, Ford has thrived on change and fresh thinking. This year, as we celebrate our 120th anniversary, we welcome the opportunity to further evolve — to reimagine what we build, reinvent our workplaces and better understand the people we serve. We are driven to create — not just a better vehicle but a better world. A world where every person is free to move and pursue their dreams. Our third Integrated Sustainability and Financial Report will build on more than two decades of leadership in sustainability reporting to share the progress we’ve made over the last year and to give investors and shareholders a complete picture of our efforts to create positive impacts on people and the planet.

We recognize we have a long way to go, but we are definitively on the road to better. Learn more at http://sustainability.ford.com. Some highlights that will be in our 2023 Integrated Sustainability and Financial Report include:

Committed to having 50% Ford global EV product mix by 2030 and on the path to reach our targeted annual run rate of 600,000 EVs by late 2023 and more than 2 million by the end of 2026*	Announced plans to build BlueOval Battery Park Michigan, the country’s first automaker-backed lithium iron phosphate battery plant, in Marshall, Michigan, with initial production slated for 2026*
Broke ground at BlueOval City in West Tennessee, where we will assemble our next EV truck and advanced batteries to power future Ford and Lincoln EVs*

Released our first Sustainable Financing Report disclosing allocation of proceeds from our inaugural Green Bond to fund clean transportation projects and outlining the lifetime emissions savings of the Mustang Mach-E, F-150 Lightning, and E-Transit

Recognized as the top automotive company in Human Rights by the World Benchmarking Alliance Corporate Human Rights Benchmark for the second time in a row	Recognized for our gender diversity through inclusion in the Bloomberg Gender Equality Index for the fifth consecutive year
Achieved CDP’s highest “A” rating for climate change for the fourth year in a row and for water security for the eighth year in a row

Through a new clean energy agreement with DTE Energy, the largest renewable energy purchase from a utility company in U.S. history, every Ford vehicle manufactured in Michigan will be assembled with 100% carbon-free electricity by 2025*

Innovative partnership with the University of Tennessee to restore and permanently protect some 20,000 feet of streams and wetlands near Ford’s construction at BlueOval City and fund STEM education programs at Lone Oaks Farm

Secured EV battery materials directly from mining companies and processors by meeting with government officials, mining companies, and material processors, and entering into agreements that align with Ford’s ESG expectations

Joined First Movers Coalition and pledged that at least 10% of the Company’s primary aluminum and steel purchases will have near-zero carbon emissions by 2030*	Joined Manufacture 2030, an online platform that will provide support for our suppliers with measuring, managing, and reducing carbon emissions, water, and waste

*	Please refer to Appendix II for a Cautionary Note on Forward-Looking Statements

Corporate Governance      2023 Proxy Statement   25

Proposal 1. Election of Directors

IDENTIFICATION OF DIRECTORS

The Charter of the Nominating and Governance Committee provides that the Committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates as directors. The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Executive Chair and the President and CEO, and suggestions from Company management. The Committee has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company. The Company on behalf of the Committee has paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

Fourteen directors will stand for election at this year’s annual meeting. If elected, each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

The Ford family’s nearly 120 years of active involvement with and stewardship of the Company is continued on our Board through Executive Chair William Clay Ford, Jr., his daughter Alexandra Ford English, and her second cousin Henry Ford III.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

QUALIFICATIONS CONSIDERED FOR NOMINEES

Because Ford is a large and complex company, the Nominating and Governance Committee considers numerous qualifications when considering candidates for the Board. In addition to the qualifications listed below, among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity, and values. They should be committed to representing the long-term interests of all shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity of skills, experience, and demographic background. We endeavor to have a well-rounded Board with experience in areas that are relevant to the Company’s overall business, long-term strategy, risks, and global activities, including business, international operations, finance, manufacturing and product development, marketing and sales, government, technology, risk management, and sustainability. The biographies of the nominees show that, taken as a whole, the current slate of director nominees possesses these qualifications. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, including making themselves available for consultation outside of regularly scheduled Board meetings, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Each of the nominees for director is now a member of the Board of Directors, which met seven times during 2022. Each of the incumbent nominees for director attended at least 75% of the combined Board and committee meetings held during the periods served by such nominee in 2022. The nominees provided the following information about themselves as of the latest practical date. For each director nominee, we have disclosed the particular experience, qualifications, attributes, or skills that led the Board to conclude that the nominee supports the Company’s strategy and thus, should serve as a director. The matrix below sets forth how each nominee’s unique qualifications and demographic background contribute to creating a well-rounded and effective Board.

26   PROPOSAL 1      2023 Proxy Statement

Director Skills and Diversity Matrix

Qualifications and Expertise	Relevance to Ford
Manufacturing	Relevant experience in the manufacturing industry provides valuable insight into our global manufacturing operations.
Current or Former CEO	The significant leadership experience that comes from a CEO role can provide insight on business operations, driving growth and shareholder value, and strengthening corporate culture.
Marketing	Effective marketing and communications are critical to building customer loyalty, deepening customer engagement, and expanding market share.
International	With operations in several countries, international experience helps us better understand opportunities and challenges across global markets.
Government	Experience in government and public policy is critical to our business, which operates in a highly regulated industry.
Finance	Our business involves complex financial transactions and reporting requirements.
Technology	Advanced technologies will be critical to delivering superior products and services to our customers.
Risk Management	The Board plays an important role in risk oversight.
Diversity	Diversity of skills, experience, race and ethnicity, and gender strengthens our competitive advantage and reflects the customers we serve.
Sustainability

Experience with environmental/climate change, talent and culture, and social responsibility initiatives enables us to address key shareholder concerns regarding sustainability and corporate responsibility.

Qualifications and Expertise	Casiano	English	Farley	Ford, h.	Ford, w.	Helman	Huntsman	Kennard	May	Mooney	Vojvodich Radakovich	Thornton	Veihmeyer	Weinberg
Manufacturing			◾		◾				◾		◾
Current or Former CEO			◾		◾		◾		◾	◾		◾	◾	◾
Marketing	◾	◾	◾	◾							◾
International	◾		◾		◾		◾	◾	◾			◾	◾	◾
Government							◾	◾		◾
Finance	◾		◾		◾	◾	◾	◾	◾	◾	◾	◾	◾	◾
Technology		◾	◾		◾	◾		◾	◾		◾
Risk Management	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾
Sustainability	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾	◾
Racial/Ethnic Diversity
Black / African American								◾
Hispanic	◾
White		◾	◾	◾	◾	◾	◾		◾	◾	◾	◾	◾	◾
Gender Diversity
Female	◾	◾								◾	◾
Male			◾	◾	◾	◾	◾	◾	◾			◾	◾	◾

PROPOSAL 1      2023 Proxy Statement   27

Director Nominees

Kimberly A. Casiano	Alexandra Ford English
◾ Age: 65 ◾ Independent Director Since: 2003 Committees: Audit; Nominating and Governance; Sustainability, Innovation and Policy	◾ Age: 35 ◾ Director Since: 2021 Committees: Finance; Sustainability, Innovation and Policy

Experience: Ms. Casiano has been the President of Kimberly Casiano & Associates since 2010. Her firm provides advisory services in marketing, recruiting, communications, advocacy, and diversity. From 1994 through 2009, Ms. Casiano served as President and Chief Operating Officer of Casiano Communications, Inc., a U.S. Hispanic media and direct marketing company. She joined the company in 1987 and held various management positions. Prior to that, Ms. Casiano was a consultant in the Caribbean and Latin America for the U.S. Agency for International Development (A.I.D.) of the U.S. Department of State, focusing on economic development, trade, and investment promotion programs. Ms. Casiano is a member of the founding Board of Directors of the Latino Corporate Directors Association, the global Alumni Board of Harvard Business School, and the Board of Advisors of Moffitt Cancer Center in Tampa.

Reasons for Nomination: Ms. Casiano has extensive domestic and international experience in marketing, sales, media, advertising, customer relationship management (CRM), and direct marketing, particularly in U.S. Hispanic and Latin American markets. Ford benefits from Ms. Casiano’s global business and executive experience cultivated through years spent managing her own company. Ms. Casiano consistently provides Ford with valuable insight on how to reach and engage customers, enterprise risk management systems, and ESG strategy.

Current Public Company Directorships: Mutual of America

Experience: From July 2017 to June 2022, Ms. English was an employee of Ford Motor Company, most recently serving as a Director of Global Brand Merchandising, responsible for driving a growth strategy that leveraged Ford’s storied brand, iconic vehicles, and motor sports success to create an expanded collection of lifestyle merchandise. Previously, Ms. English was a Director of Corporate Strategy, responsible for the Company’s enterprise strategy, capital allocation strategic process, and connectivity, tech stack, and software strategies. Before joining the strategy team, Ms. English was the Director of Markets and Operations for Ford Autonomous Vehicles LLC (now Ford Next LLC), which is charged with developing and bringing to market driverless transportation services. Ms. English brought her expertise in operating businesses to the autonomous vehicle team and was responsible for the successful deployment and operations of Ford’s autonomous vehicle business in Miami, Austin, and Washington, D.C. Previously, Ms. English was part of Ford Smart Mobility’s City Solutions team, responsible for working with cities to understand how mobility services could be successfully developed and deployed. Prior to joining Ford Motor Company, Ms. English ran merchandising divisions at Tory Burch in New York City and at Gap, Inc. in San Francisco. Ms. English previously served on the board of Rivian. She earned a bachelor’s degree from Stanford University and an MBA from Harvard Business School.

Reasons for Nomination: Ms. English’s merchandising and retailing experience enables her to provide valuable insights into successful brand management and building trusted relationships with our customers. Ms. English’s experience and leadership in corporate strategy provide an important perspective to the Board during the Company’s transformation and her knowledge of autonomous vehicle operations allows her to offer valuable advice as the Company expands its mobility business. Additionally, Ford family members have a special interest in the continuing success of the Company and have always played an important role in the business. Ms. English’s participation on the Board ensures that tradition of family stewardship continues.

28   PROPOSAL 1      2023 Proxy Statement

Director Since: 2020 Committees: N/A	Director Since: 2021 Sustainability, Innovation and Policy; Finance
James D. Farley, Jr.	Henry Ford III
◾ Age: 60 ◾ Director Since: 2020 Committees: N/A	◾ Age: 42 ◾ Director Since: 2021 Committees: Finance; Sustainability, Innovation and Policy

Experience: Mr. Farley was elected President and Chief Executive Officer of Ford Motor Company effective October 1, 2020, and in March 2022 took on the additional role of President, Ford Model e. Mr. Farley previously served as Chief Operating Officer, overseeing all of Ford’s global markets and automotive operations including Product Development, Purchasing, Enterprise Product Line Management, Manufacturing & Labor Affairs, Marketing, Sales & Service, and Quality & New Model Launch. He also oversaw Mobility Partnerships and Ford Autonomous Vehicles LLC. Mr. Farley has also served as President of New Businesses, Technology and Strategy, leading Ford’s strategic transformation into a higher growth, higher margin business by leveraging smart, connected vehicles and breakthrough customer experiences. As Ford’s Executive Vice President and President of Global Markets, Mr. Farley was responsible for overseeing Ford’s business units around the world, the Lincoln Motor Company, Global Marketing & Sales, and the strategy and business model development for electrified vehicles. From 2015 to 2017, Mr. Farley served as Executive Vice President and President, Ford Europe, Middle East and Africa. Mr. Farley has also served as Executive Vice President of Global Marketing, Sales & Service, and Group Vice President, Global Marketing and Canada, Mexico and South America. Before joining Ford in November 2007, Mr. Farley held various leadership positions at Toyota over a 17-year career. Mr. Farley also serves on the board of directors of the U.S.-China Business Council and is a member of The Business Council and the Michigan Executive Climate Advisory Group. He is also a co-chair of the Coalition for Reimagined Mobility.

Reasons for Nomination: As CEO, Mr. Farley is focused on transforming Ford to lead the digital and electric revolution in the automotive industry through the deployment of the ambitious, customer-focused Ford+ plan. The plan includes a focus on innovation and delivery of breakthrough EVs at scale, along with development of software and connected vehicle technologies and services across all Ford and Lincoln vehicles. Ford benefits from his broad experience across the business and deep knowledge of the auto industry. His successes in other areas of the business exhibit his ability to lead the Company and refocus on key growth areas like autonomous and electric technologies, as well as commercial vehicles.

Current Public Company Directorships: Harley-Davidson, Inc.

Experience: Mr. Ford serves as an advisor to several early stage tech companies. Until June 2021, Mr. Ford served as a Director of Investor Relations at Ford Motor Company, responsible for developing and executing a global investor relations strategy. Prior to his Investor Relations role, Mr. Ford served as Associate Director of Ford’s Corporate Strategy skill team where he focused on the development of strategic framework deliverables and vehicle portfolio strategies. Prior to that, Mr. Ford was the Global Marketing Manager for Ford Performance where he launched the marketing and sales strategy for the Ford GT. Since joining the Company in February 2006, Mr. Ford held positions of increasing responsibility in labor relations, purchasing, marketing and sales, and corporate strategy. Mr. Ford serves on the advisory boards of Henry Ford College, Bridging Communities, Operation Hope, Southwest Solutions, and Edgewater Funds. He serves on the Board of Trustees of The Henry Ford, Ford Foundation, Neighborhood Villages, and Ford Piquette Avenue Plant. Mr. Ford earned a bachelor’s degree from Dartmouth College and an MBA from Massachusetts Institute of Technology, Sloan School of Management.

Reasons for Nomination: Mr. Ford’s cross functional experience in labor relations, purchasing, marketing and sales, corporate strategy, and investor relations spanning his 15-year career with Ford provides him with a unique perspective and understanding of Company operations and customer viewpoints. The Board also benefits from Mr. Ford’s prior leadership experience on the Ford Investor Relations skill team as the Company continues its focus on value creation. Additionally, Ford family members have a special interest in the continuing success of the Company and have always played an important role in the business. Mr. Ford’s participation on the Board ensures that tradition of family stewardship continues.

PROPOSAL 1      2023 Proxy Statement   29

William Clay Ford, Jr.	William W. Helman IV
◾ Age: 65 ◾ Director Since: 1988 Committees: Finance (Chair); Sustainability, Innovation and Policy	◾ Age: 64 ◾ Independent Director Since: 2011 Committees: Finance; Nominating and Governance; Sustainability, Innovation and Policy (Chair)

Experience: Mr. Ford has served as Chair of the Board of Directors since he was elected to that position in January 1999. He served as Chief Executive Officer of the Company from October 2001 until September 2006 when he was elected Executive Chair. Mr. Ford has held a number of management positions within Ford, including Vice President of the company’s Commercial Truck Vehicle Center. Mr. Ford is Chair of the Finance Committee, a position he has held since 2007 and that he also held from 1995 until October 2001. Mr. Ford is also Vice Chair of the Detroit Lions, Inc., former Chair of the Detroit Economic Club, and a member of the Board of Trustees of The Henry Ford. He also is a member of the Board of Business Leaders for Michigan.

Reasons for Nomination: Mr. Ford has served in a variety of key roles at Ford and understands the Company and its various stakeholders. His long-term perspective and lifelong commitment to the Company adds significant value to the Company's stakeholder relationships. Mr. Ford, an early and influential advocate for sustainability at the Company, has long been recognized as a leader in advancing mobility, connectivity, and electrification in the automobile industry, which adds significant value to Board deliberations.

Experience: Mr. Helman is a General Partner at Greylock Partners, a venture capital investment firm focused on early stage investments in technology, enterprise software, and consumer internet. He joined Greylock in 1984 and served as Managing Partner from 1999 to 2013. Mr. Helman is on the Board of Trustees of Vornado Realty Trust.

Reasons for Nomination: Mr. Helman’s experience with technology investments and social media marketing provides a unique and valued perspective as these issues are becoming increasingly important as the auto industry adopts new technologies, develops innovative solutions to personal mobility challenges, and adapts to new social media techniques. Mr. Helman’s expertise in investing in new innovations offers the Board valuable insight as Ford continues to invest in connectivity and mobility technologies in order to deliver innovative products our customers want and value.

Current Public Company Directorships: Vornado Realty Trust

30   PROPOSAL 1      2023 Proxy Statement

Jon M. Huntsman, Jr.	William E. Kennard
◾ Age: 63 ◾ Director Since: 2020 (also served 2012-2017) Committees: Sustainability, Innovation and Policy	◾ Age: 66 ◾ Independent Director Since: 2015 Committees: Finance; Nominating and Governance (Chair); Sustainability, Innovation and Policy

Experience: From May 2021 to December 2022, Governor Huntsman served as Ford’s Vice Chair, Policy advising the Company’s President and CEO and Executive Chair on strategic policy choices during a period of profound industry change. Governor Huntsman served as the U.S. Ambassador to Russia from 2017 through 2019. He served as the Chairman of the Atlantic Council of the United States from 2014 until 2017 and Chairman of the Huntsman Cancer Foundation from 2012 until 2017. He has previously served as U.S. Ambassador to China and as Deputy U.S. Trade Representative. Governor Huntsman was twice elected Governor of Utah and served from 2005 to 2009. He began his public service career as a White House staff assistant to President Ronald Reagan and has since served appointments as Deputy Assistant Secretary of Commerce for Asia and U.S. Ambassador to Singapore. Governor Huntsman serves as a member of the U.S. Department of Defense Policy Board Advisory Committee and the U.S. Department of State’s Foreign Affairs Policy Board. Governor Huntsman is chair of the board of directors of the World Trade Center Utah and also serves on the boards of directors of the Nuclear Threat Initiative, the National Committee on U.S.-China Relations, and the Huntsman Foundation.

Reasons for Nomination: Governor Huntsman has extensive global policy experience and brings a well-informed and international perspective to the Board. He also provides a valuable perspective from his time overseeing environmental policy as the Governor of Utah. In addition, Governor Huntsman has extensive experience in government service with important insight on government relations at the state, federal, and international levels.

Current Public Company Directorships: Chevron Corporation and Mobileye Global Inc.

Public Company Directorships Within the Past Five Years: Caterpillar, Inc. and Hilton Worldwide Inc.

Experience: Mr. Kennard is a co-founding partner of Astra Capital Management, a private equity firm. Mr. Kennard served as chairman of the U.S. Federal Communications Commission (FCC) from 1997 to 2001 and served as the FCC’s general counsel from 1993 to 1997. As U.S. Ambassador to the European Union from 2009 to 2013, he worked to eliminate regulatory barriers to commerce and to promote transatlantic trade, investment, and job creation. In addition to his public service, Mr. Kennard was a managing director of The Carlyle Group from 2001 to 2009 where he led investments in the telecommunications and media sectors. He also serves as a trustee of Yale University.

Reasons for Nomination: Mr. Kennard has extensive experience in the public policy, law, telecommunications, and private equity fields. In particular, he has shaped policy and pioneered initiatives to help technology benefit consumers worldwide, and he is regarded as a champion for consumers in the digital age. His significant business expertise, unique perspective, risk management skills, and first-hand knowledge of the technological regulatory landscape help guide our growth strategy, particularly as we accelerate our innovative work and investments in the areas of software and digital services.

Current Public Company Directorships: AT&T Inc. and MetLife, Inc.

Public Company Directorships Within the Past Five Years: Duke Energy Corporation

PROPOSAL 1      2023 Proxy Statement   31

John C. May	Beth E. Mooney
◾ Age: 54 ◾ Independent Director Since: 2021 Committees: Compensation, Talent and Culture; Finance; Nominating and Governance	◾ Age: 68 ◾ Independent Director Since: 2019 Committees: Audit; Nominating and Governance

Experience: John C. May has been Chief Executive Officer of Deere & Company (“Deere”) since November 2019 and Chairman of Deere’s Board of Directors since May 2020. Mr. May is responsible for leading efforts to maximize financial and operational performance and ensure that Deere’s global customer base is provided with advanced products and services. Mr. May joined Deere in 1997 as Director, Business Planning and Development after five years as a management consultant at KPMG Peat Marwick. Prior to being appointed Chief Executive Officer of Deere in 2019, Mr. May served as an officer of Deere as Vice President, Agriculture & Turf Global Platform, Turf  & Utility (2009-2012), President, Agricultural Solutions & Chief Information Officer (2012-2018), President, Worldwide Agriculture & Turf Division, Global Harvesting and Turf Platforms, Ag Solutions (Americas and Australia (2018-2019)). Earlier roles included Managing Director of Deere’s China operations during a period of significant growth (2004-2007) and Director, Vehicles Marketing (2003-2004).

Reasons for Nomination: Mr. May has invaluable leadership experience revolutionizing the agriculture and construction industries through the rapid introduction of connectivity and advanced technology. Mr. May’s breadth of management experience and expertise in the areas of global operations, information technology, and manufacturing provide valuable insight into these key areas.

Current Public Company Directorships: Deere & Company

Experience: Ms. Mooney served as Chairman and Chief Executive Officer of KeyCorp from May 2011 until May 2020. She joined the company in April 2006 as Vice Chair of Key Community Bank, and in 2010 was elected to KeyCorp’s board of directors. Previously, Ms. Mooney was Senior Executive Vice President and Chief Financial Officer at Alabama-based AmSouth Bancorporation (now Regions Financial Corp.) and held senior positions at Bank One Corp., Citicorp Real Estate, Inc., Hall Financial Group, and Republic Bank of Texas/First Republic. Ms. Mooney is a member of the Board of Trustees of the Brookings Institute and a member of the Business Council. In addition, Ms. Mooney is the Chair of the Board of Directors of The Cleveland Clinic and a Trustee of the Board of the Musical Arts Association (The Cleveland Orchestra). She is Past Chair of the Greater Cleveland Partnership, one of the largest Chambers of Commerce in the nation.

Reasons for Nomination: Ms. Mooney has a wealth of experience and deep understanding of the financial industry. Her extensive banking and business experience bring a unique perspective that will enhance the Board during this transformational time in the Company and the industry. Additionally, Ms. Mooney’s extensive experience in risk management and executive matters will provide Ford with valuable insight into these key areas.

Current Public Company Directorships: Accenture plc and AT&T Inc.

Public Company Directorships Within the Past Five Years: KeyCorp

32   PROPOSAL 1      2023 Proxy Statement

Lynn Vojvodich Radakovich	John L. Thornton
◾ Age: 55 ◾ Independent Director Since: 2017 Committees: Compensation, Talent and Culture (Chair); Nominating and Governance; Sustainability, Innovation and Policy	◾ Age: 69 ◾ Lead Independent Director Since: 2022 ◾ Independent Director Since: 1996 Committees: Compensation, Talent and Culture; Finance; Nominating and Governance

Experience: Ms. Vojvodich Radakovich is an advisor to start-up and growth-stage technology companies. Previously, Ms. Vojvodich Radakovich was Executive Vice President and Chief Marketing Officer of salesforce.com, Inc. (“Salesforce”) from September 2013 until February 2017. In this role, she led Salesforce’s branding and positioning, public relations, digital marketing, content marketing, marketing campaigns, and strategic events. Before joining Salesforce, Ms. Vojvodich Radakovich held marketing leadership roles at Microsoft and BEA Systems, and served as a partner with venture capital firm Andreessen Horowitz. She was the founder of Take3, a marketing strategy firm, and is a member of the Board of Figma, a collaborative design platform that helps teams around the world create software.

Reasons for Nomination: Ms. Vojvodich Radakovich has a wealth of expertise in marketing technology and innovation, market analysis, and the software industry. As Ford continues to transform itself to lead the digital and electric revolution in the automotive industry, Ms. Vojvodich Radakovich provides valuable guidance regarding how the Company should market and position itself in its automotive and mobility businesses, including the use of digital strategies. Ms. Vojvodich Radakovich’s experience advising start-up and growth-stage technology businesses lends itself to the Company as it continues culture-shaping initiatives to attract talent and deliver a broader suite of mobility products and services.

Current Public Company Directorships: Booking Holdings Inc. and Dell Technologies

Experience: Mr. Thornton has served as Executive Chairman of Barrick Gold Corporation since April 2014. He also serves as Non-Executive Chairman of PineBridge Investments, a global asset manager. Mr. Thornton serves on the Boards of Divergent Technologies, a digital production system company focused on the automotive and aerospace-defense industries, and SparkCognition, a leading industrial artificial intelligence company. He is a Professor of Tsinghua University School of Economics and Management in Beijing and serves as the Director of its Global Leadership Program. He is also an Advisory Board member of Tsinghua’s School of Economics and Management and its School of Public Policy and Management. He is also Chairman Emeritus of the Brookings Institution in Washington, D.C. Mr. Thornton retired as President and Director of The Goldman Sachs Group, Inc. in 2003. Mr. Thornton also previously served as Chairman of Goldman Sachs Asia and as Co-Chief Executive of Goldman Sachs International, overseeing the firm’s business in Europe, the Middle East, and Africa. Mr. Thornton is Co-Chair of the Asia Society, and is also a trustee, advisory board member, or member of, the China Investment Corporation (CIC), King Abdullah University of Science and Technology, McKinsey Advisory Council, Schwarzman Scholars, and the African Leadership Academy.

Reasons for Nomination: Mr. Thornton has extensive international business and financial experience. Mr. Thornton brings valuable insight into emerging markets gained through his oversight of the presence of Goldman Sachs International on multiple continents. Mr. Thornton’s extensive experience in finance and business matters, both domestically and internationally, is critical to achieving our fitness goals of financing our long-term strategic plan, improving our balance sheet, and creating profitable growth. Mr. Thornton’s unique knowledge brings to the Board valuable insight in international business, especially in China, which has become one of the world’s most important automotive growth markets.

Current Public Company Directorships: Barrick Gold Corporation and AltC Acquisition Corp.

PROPOSAL 1      2023 Proxy Statement   33

John B. Veihmeyer	John S. Weinberg
◾ Age: 67 ◾ Independent Director Since: 2017 Committees: Audit (Chair); Nominating and Governance	◾ Age: 66 ◾ Independent Director Since: 2016 Committees: Compensation, Talent and Culture; Finance; Nominating and Governance; Sustainability, Innovation and Policy

Experience: Mr. Veihmeyer served as Chairman of KPMG International from 2014 until his retirement after 40 years with KPMG in September 2017. Before becoming global chairman, Mr. Veihmeyer held numerous leadership roles at KPMG, including U.S. Chairman and Chief Executive Officer from 2010 to 2015, U.S. Deputy Chairman, managing partner of KPMG’s Washington, D.C. operations, and global head of Risk Management and Regulatory. Mr. Veihmeyer currently serves as a member of the executive committee of the Board of Trustees of the University of Notre Dame and as Board Chair of the Ladies Professional Golf Association and Catholic Charities of Washington, D.C. Mr. Veihmeyer previously served as a Trustee of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board.

Reasons for Nomination: Mr. Veihmeyer has extensive experience in the accounting profession, both in the United States and internationally, as well as executive leadership experience as Chairman and Chief Executive Officer of KPMG. His experience leading KPMG has provided Mr. Veihmeyer with significant exposure to business operations in every region of the world. Mr. Veihmeyer also previously served on the board of Catalyst, Inc. and has been recognized for his leadership in diversity and inclusion. Mr. Veihmeyer has invaluable financial expertise, executive leadership experience, risk management skills, international exposure, and understanding of complex regulatory environments.

Public Company Directorships Within the Past Five Years: Zanite Acquisition Corp.

Experience: Mr. Weinberg is Evercore Inc.’s Chief Executive Officer and Chairman of the Board, a position he has held since February 2022. Mr. Weinberg had been serving as Evercore, Inc.’s Co-Chief Executive Officer and Co-Chairman of the Board of Directors since July 2020. He served as Chairman of the Board of Directors and Executive Chairman of Evercore Inc. beginning in November 2016. Previously, Mr. Weinberg served as Vice Chairman of the Goldman Sachs Group from June 2006 until October 2015. His career at Goldman Sachs spanned more than three decades, with the majority of his time spent in the investment banking division. Mr. Weinberg currently serves as a board member of New York-Presbyterian Hospital, the Cystic Fibrosis Foundation, and Middlebury College.

Reasons for Nomination: Mr. Weinberg has extensive experience in finance, banking, and capital markets, as well as a deep understanding of Ford, its history, and the needs of its business. During his time with Goldman Sachs, Mr. Weinberg served as a trusted advisor to Ford and other individual clients. Mr. Weinberg’s financial and risk management expertise will aid the Company in addressing its cost structure, allocating capital, and financing its business plan.

Current Public Company Directorships: Evercore Inc.

34   PROPOSAL 1      2023 Proxy Statement

Director Compensation in 2022

(a)	(b)	(c)					(d)	(e)

			Employment	Perquisites/		Life
	Fees Earned or	Stock	and Consulting	Evaluation	Tax	Insurance	All Other
	Paid in Cash [1]	Awards [2]	Compensation [3]	Vehicles [4]	Reimbursement	Premiums [5]	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)
Kimberly A. Casiano	100,000	214,993	—	20,751	14,347	254	35,352	350,345
Anthony F. Earley, Jr.	72,917	89,577	—	13,257	9,860	106	23,223	185,717
Alexandra Ford English	50,000	107,487	311,194	31,072	18,044	127	360,437	517,924
Henry Ford III	100,000	214,993	—	35,803	15,931	254	51,988	366,981
William W. Helman IV	120,000	214,993	—	2,607	2,000	254	4,861	339,855
William E. Kennard	120,000	214,993	—	43,028	16,496	254	59,778	394,772
John C. May II	100,000	214,993	—	1,238	554	254	2,046	317,039
Beth E. Mooney	100,000	214,993	—	22,598	14,482	64	37,144	352,138
Lynn Vojvodich Radakovich	114,583	214,993	—	52,801	24,332	254	77,388	406,964
John L. Thornton	129,167	214,993	—	11,762	11,296	254	23,313	367,473
John B. Veihmeyer	130,000	214,993	—	40,456	22,294	254	63,004	407,998
John S. Weinberg	100,000	214,993	—	17,783	17,198	64	35,045	350,038

[1]	Fees. Effective as of January 1, 2017, the Board of Directors agreed that the following compensation will be paid to non-employee directors of the Company:

Annual Board membership fee	$315,000
Annual Lead Independent Director fee	$50,000
Annual Audit Committee chair fee	$30,000
Annual Compensation, Talent and Culture Committee chair fee	$25,000
Annual other Committee chair fees	$20,000

Directors who are also Company employees are not separately compensated for their service on the Board. The compensation paid to James D. Farley, Jr. and William Clay Ford, Jr. in their respective positions of President and CEO and Executive Chair is set forth in the Compensation, Discussion & Analysis, beginning on p. 41. Jon M. Huntsman, Jr. is not included in this table because, during 2022, Mr. Huntsman served as an executive officer of the Company in the role of Vice Chair, Policy and did not receive any additional compensation for services provided as a director. As approved by the Compensation, Talent and Culture Committee, Mr. Huntsman’s 2022 compensation for his role as Vice Chair, Policy was approximately $4,285,105, consisting primarily of salary, bonus, and stock awards.

The fees paid to Alexandra Ford English were pro-rated for the time she served as a non-employee director in 2022 (June-December), as she was a Company employee prior to such time.

The fees paid to Anthony F. Earley, Jr. were pro-rated for his time of service as a director in 2022 (through the 2022 Annual Meeting).

As discussed in footnote 2 below, approximately 68% (“mandatory portion”) of the Annual Board membership fee is paid in RSUs, and in addition, certain directors choose to receive all or a portion of their fees in RSUs pursuant to the 2014 Plan in addition to the mandatory portion. Pursuant to SEC rules, the dollar value of any fees any director elected to receive in RSUs in excess of the fees mandatorily paid in RSUs pursuant to that plan is shown in the “Fees Earned or Paid in Cash” column.

[2]

2014 Plan. Effective January 1, 2014, the Board adopted the 2014 Stock Plan for Non-Employee Directors of Ford Motor Company. The 2014 Plan was approved by shareholders at the 2014 Annual Meeting. The 2014 Plan is structured so that the mandatory portion of the Annual Board membership fee is paid in RSUs. The amounts shown in column (c) are the grant date values of the RSUs relating to the mandatory portion of fees paid under the 2014 Plan. Each Director also had the option of having some or all of his or her remaining fees paid in RSUs pursuant to the 2014 Plan. The RSUs vest immediately upon grant. Each Director had the option to choose when the RSUs settle into shares of Ford common stock as follows: (i) immediately on the grant date; (ii) the earlier of five years from the date of grant and separation from the Board; or (iii) at separation from the Board. The Board adopted the 2014 Plan because the RSUs settle in shares of common stock, thus further aligning the interests of directors and shareholders. Directors are not permitted to sell, hedge, or pledge the mandatory portion of the Annual Board fees until after separation from the Board, even if the RSUs settle into shares of common stock prior to separation from the Board. In light of the requirement that approximately 68% of annual director fees are paid in RSUs, and that directors may not dispose of such RSUs or shares of stock until after separation from the Board, there is no minimum share ownership requirement for members of the Board. If dividends are paid on common stock, Dividend Equivalents are paid in additional RSUs on RSU balances for those directors whose RSUs have not settled into shares of common stock. For any directors whose RSUs have settled into shares of common stock, they are required to reinvest dividends on such shares into additional shares of common stock until separation from the Board.

[3]

The amount shown for Alexandra Ford English consists primarily of $103,084 in salary and $194,350 in stock awards granted in connection with Alexandra Ford English’s role as Director, Global Brand Merchandising of the Company (until June 17, 2022). The stock awards were forfeited upon Ms. English’s departure from her role as Director, Global Brand Merchandising of the Company. Ms. English continues to serve as a director on the Board.

[4]

Perquisites and Evaluation Vehicle Program. All amounts shown in this column reflect: (i) the cost of evaluation vehicles provided to non-executive Directors; (ii) the cost of a charitable gift made by the Company on behalf of the Board divided equally among those directors who were members of the Board on December 31, 2022, and (iii) the cost of healthcare insurance premiums for the seven directors that have elected Company-provided healthcare insurance that is identical to healthcare insurance provided to employees, except that directors do not pay any portion of the premium. We calculate the aggregate incremental costs of providing the evaluation vehicles by estimating the lease fee of a comparable vehicle under our Management Lease Program. The lease fee under

PROPOSAL 1      2023 Proxy Statement   35

that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance. We provide non-executive directors with the use of up to two Company vehicles free of charge. Directors are expected to provide evaluations of the vehicles to the Company.

[5]

Life Insurance. The amounts shown in this column reflect life insurance premiums paid by the Company for each non-employee director. Ford provides non-employee directors with $200,000 of life insurance which ends when a director retires. A director can choose to reduce life insurance coverage to $50,000 and lower income imputation. Effective January 1, 2014, the non-employee director life insurance program was changed to allow former employees who become directors to participate in the program and keep the life insurance coverage provided to retired employees. The amount shown for Alexandra Ford English is pro-rated for her time in service as a non-employee director in 2022.

Your Board’s recommendation: FOR Proposal 1

36   PROPOSAL 1      2023 Proxy Statement

Proposal 2. Ratification of Independent
Registered Public Accounting Firm

The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm. You must ratify the Audit Committee’s selection for 2023.

The Audit Committee selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to perform an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board for 2023. PricewaterhouseCoopers is well qualified and has served as our independent registered public accounting firm since 1946. Representatives of PricewaterhouseCoopers will be present at the meeting with the opportunity to make a statement and answer appropriate questions.

Amounts paid by the Company to PricewaterhouseCoopers for audit and non-audit services rendered in 2022 and 2021 are disclosed in the table below.

Ford management will present the following resolution to the meeting:

“RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board for 2023 is ratified.”

Your Board’s recommendation: FOR Proposal 2

Fees Paid to Independent Registered Public Accounting Firm

Annually, the Audit Committee pre-approves categories of services to be performed (rather than individual engagements) by PricewaterhouseCoopers. As part of this approval, an amount is established for each category of services (Audit, Audit-Related, Tax Services, and other services). In the event the pre-approved amounts prove to be insufficient, a request for incremental funding will be submitted to the Audit Committee for approval during the next regularly scheduled meeting. In addition, all new engagements greater than $250,000 will be presented in advance to the Audit Committee for approval. A regular report is prepared for each regular Audit Committee meeting outlining actual fees and expenses paid or committed against approved fees. The Audit Committee approved of all of the fees listed in the table below.

	Year ended	Year ended
Fees Paid to	December 31, 2021	December 31, 2022
PricewaterhouseCoopers	($) (000)	($) (000)
Audit Fees [1]	37,100	38,300
Audit-Related Fees [2]	4,400	5,200
Tax Fees [3]	3,500	2,500
All Other Fees [4]	300	—
TOTAL FEES	45,300	46,000

[1]

Consists of the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company’s internal controls over financial reporting, preparation of certain statutory audit reports, and providing comfort letters in connection with Ford Motor Company and Ford Motor Credit Company funding transactions.

[2]

Consists of support of funding transactions, due diligence for mergers, acquisitions, and divestitures, employee benefit plan audits, attestation services, internal control reviews, and assistance with interpretation of accounting standards.

[3]

Consists of assistance with tax compliance and the preparation of tax returns, tax consultation, planning, and advisory services, assistance in connection with tax audits, and tax advice related to mergers, acquisitions, and divestitures. Of the fees paid for tax services, we paid 56% and 40% for tax compliance related services in 2022 and 2021, respectively.

[4]

Consists of support in business and regulatory reviews and research analysis regarding new markets and strategies, advisory services related to insurance claims, and assessment of the Company’s cybersecurity programs, policies, procedures, practices, and overall strategy.

PROPOSAL 2      2023 Proxy Statement   37

Audit Committee Report

The Audit Committee is responsible for selecting, subject to shareholder approval, an independent registered public accounting firm to perform the Company's audits.

The Audit Committee is currently composed of three directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules, and Ford’s Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter may be found on the Company’s website, www.corporate.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm.

Ford management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers, is responsible for performing independent audits of the Company’s consolidated financial statements and internal controls over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings. PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since 1946.

AUDITOR INDEPENDENCE

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements and the assessment of the effectiveness of internal controls over financial reporting contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee, as well as by SEC regulations. In conjunction with the mandated rotation of PricewaterhouseCoopers’s lead engagement partner, the Audit Committee and its chairperson are also directly involved in the selection of PricewaterhouseCoopers’s new lead engagement partner.

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

Audit Committee
John B. Veihmeyer (Chair)	Beth E. Mooney
Kimberly A. Casiano

38   Proposal 2      2023 Proxy Statement

Proposal 3. Approval of the Compensation of the Named Executives

The Board of Directors recommends that you vote FOR the compensation of our Named Executives as described in the Compensation, Discussion, and Analysis (“CD&A”) section of this Proxy Statement.

At the 2017 Annual Meeting, you approved our proposal to provide you with this opportunity on an annual basis, and this year we again ask you to provide an advisory vote on the frequency of the Say-on-Pay vote (see Proposal 4 on p. 79).

Our compensation programs focus our executives on, and reward them for delivering, long-term value for Ford, our customers, and stakeholders. The CD&A, beginning on p. 41, details our executive compensation philosophy, policies, and practices.

This vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation, Talent and Culture Committee.

Ford management will present the following resolution to the meeting:

“RESOLVED, That the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”

Your Board’s recommendation: FOR Proposal 3

PROPOSAL 3      2023 Proxy Statement   39

CD&A Roadmap

**1 Performance**

- $10.4 billion Company Adjusted EBIT*
- $9.1 billion Company Adjusted Free Cash Flow*
- $2.0 billion net loss
- Quarterly dividend of $0.15 per share as of third quarter, raised from $0.10 per share

**2 Compensation Determination**

- Modernized Total Rewards Philosophy and Guiding Principles
- Performance-based compensation aligns executive and shareholder interests
- Incentive Bonus Plan tied to achievement of financial and quality metrics
- Three-year 2022 PSU performance period, with key financial metrics measured in years 1 and 2 and a 3-year TSR modifier (+/- 25%)

**3 Risk and Governance**

- Appropriate mix of base salary, annual bonus opportunities, and long-term equity compensation, including performance-based equity compensation
- Rigorous clawback and recovery provisions addressing events such as restatement of financials due to misconduct, violation of non-compete provisions, or ethical or criminal violations
- Stock ownership guidelines that align executive and shareholder interests
- Hedging and pledging policies applicable to Company officers

**4 Named Executive Compensation**

- 90% 2022 Incentive Bonus Plan payout for Named Executives, reduced by the Compensation, Talent and Culture Committee from 148% to provide accountability for performance falling short of leadership's expectations
- 2020 PSU grant payout at 55% of target

*	See pp. 76-79 of Ford’s Annual Report on Form 10-K for the year ended December 31, 2022 for definitions and reconciliations to GAAP.

Say-on-Pay Results

Our compensation practices have been consistently supported by shareholders, as evidenced by recent Say-on-Pay results.

We regularly meet with investors to discuss and receive feedback on various topics including executive compensation practices. During 2022, we discussed the evolution of our compensation philosophies and practices in light of our business transformation. Based on these interactions, we believe investors were generally satisfied with our 2022 compensation programs.

Consistent approval of Named Executive compensation

40   CD&A ROADMAP      2023 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A provides a detailed description of our executive compensation philosophy and strategy, explains how Ford’s Compensation, Talent and Culture Committee (the “Committee”) oversees and implements the Company’s executive compensation program, and reviews the Committee’s decisions regarding 2022 compensation for the officers named below (the “Named Executives”). The titles below reflect the position of each Named Executive as of March 1, 2023.

2022 NAMED EXECUTIVES

James D. Farley, Jr.	John T. Lawler	William Clay Ford, Jr.	J. Doug Field	Ashwani “Kumar” Galhotra
President and Chief Executive Officer	Chief Financial Officer	Executive Chair	Chief Advanced Product Development and Technology Officer	President, Ford Blue

CD&A Table of Contents

Executive Summary	42	4.Named Executive Compensation	52
Evolving Compensation Practices	43	Executive Officer Group Target Opportunity Mix	52
Total Rewards Philosophy	44	Base Salary	52
1.Performance	45	Annual Cash Incentive Awards	53
2.Compensation Determination	46	2022 Incentive Bonus Plan Performance Results	54
Informed Compensation Decisions	46	2022 Incentive Bonus Plan Payout	55
Elements of Executive Compensation	47	Long-Term Incentive Awards	56
Performance-Based Incentive Plans	47	2020 PSU Results	58
Competitive Survey	48	2020 PSU Payout	60
3.Risk and Governance	50	2021 and 2022 PSUs – Open Performance Periods	60
Annual Compensation Risk Assessment	50	Benefits and Perquisites	60
Compensation Planning Cycle	51	Retirement Plans	61
Stock Ownership Goals	51	Policy on Dividend Equivalents on Equity Grants	62
		Timing of Equity Awards	62
		Tax Considerations	63

EXECUTIVE COMPENSATION      2023 Proxy Statement   41

Executive Summary

Our Purpose: Our purpose is to help build a better world, where every person is free to move and pursue their dreams.

That purpose drives how we connect—with each other and our customers, shareholders, communities, and other stakeholders—and create innovative products and services that generate superior experiences and value for people and the planet.

Today, the Company is doing that within three new distinct, customer-centered business segments, with expectations for profitable growth in all of them:

◾	Ford Blue for iconic gas and hybrid vehicles,
◾	Ford Model e for breakthrough EVs and embedded software applied in all our vehicles, and
◾	Ford Pro for products and services that help commercial customers transform and grow their businesses.

We also continue to provide leading financial services through Ford Motor Credit Company and pursue mobility solutions through Ford Next.

Unlocking Our Ambitious Ford+ Plan

Ford is urgently moving to carry out the Ford+ plan to grow in areas of strength and lead in new ones. The new segments are vital to the plan, representing a fundamental change in how Ford thinks, makes decisions, and operates. Organizing around different customers makes the Company more precise in allocating capital, time, and other resources.

The Ford+ aspirations are clear and ambitious. The Company’s senior leaders believe we have the right team in place to achieve the long-term plan, with a lineup of Ford’s best ever products and services.

Business Highlights

We categorize the following notable product and services accomplishments in 2022 according to our Ford Blue, Ford Model e, and Ford Pro segments, which went in place on January 1, 2023:

Ford Blue

◾	Shipped more than 650,000 F-Series trucks, making it America’s best-selling truck for the 46th straight year and top vehicle of any type for the 41st consecutive year.
◾	The 2023 Bronco SUV and 2023 Maverick small pickup placed among the Car and Driver “10 Best Trucks and SUVs” – for Bronco, the second straight year it received the honor.
◾	Unveiled the all-new, seventh generation 2024 Mustang, the most exhilarating and visceral version of the world’s top-selling sports coupe for seven years running, which will go on sale in mid-2023.*

Ford Model e

◾	Earned prestigious North American and MotorTrend “truck of the year” recognition for the F-150 Lightning all-electric pickup – the latter marking the third straight year Ford vehicles have earned that award.
◾	Produced the 150,000th Mustang Mach-E in less than two years, a milestone en route to a manufacturing run rate of 600,000 EVs annually by the end of 2023 and more than 2 million by the end of 2026.*
◾	Added battery chemistries and secured contracts to reach 60 gigawatt hours of annual battery capacity – fulfilling what is required to deliver on the 2023 EV production capacity goal and 70% of the necessary capacity to attain the 2026 run-rate target.*
*	Please refer to Appendix II for a Cautionary Note on Forward-Looking Statements.

42   EXECUTIVE COMPENSATION      2023 Proxy Statement

◾	Finished 2022 as the No. 2 EV maker in the U.S., as Mustang Mach-E, F-150 Lightning, and E-Transit attracted new customers to Ford in high-volume mainstream product segments.
◾	Consumer Reports named the Ford BlueCruise advanced driver-assistance system the best among 12 such systems tested; by the end of 2022, customers had traveled more than 40 million hands-free miles with BlueCruise, three times more than just six months earlier.

Ford Pro

◾	Announced all-new versions of the highly popular F-Series Super Duty truck and, in Europe, the one-tonne Transit, along with E-Transit and E-Transit Custom vans to help commercial customers electrify their fleets.
◾	Earned a commercial van share in North America almost twice that of Ford’s closest competitor and, thanks to our customers, maintained status as the No. 1 commercial vehicle brand in Europe for now eight years in a row.
◾	Grew by more than 70% subscriptions for software-based services – e.g., for fleet management, telematics, and charging – that are improving vehicle uptime and lowering the total cost of ownership for commercial customers.

Please refer to Environmental, Social, and Governance on p. 25 to learn about our meaningful progress against important social and environmental responsibility goals in 2022.

Please refer to Appendix II for a Cautionary Note on Forward-Looking Statements.

Evolving Compensation Practices Support the Ford+ Plan

Attracting, retaining, and motivating amazing talent who are excited about our purpose and obsessed with excellent products and services is fundamental to achieving the Ford+ plan. Our modernized Total Rewards Philosophy and Guiding Principles reflect the dynamic nature of our business and its shifting talent mix, and our revised peer group framework aligns executive compensation programs with these emerging needs.

The Committee approved revisions to the 2023 executive compensation metrics to place greater emphasis on the key success factors of our Ford+ plan. The metrics and weightings shown below will be used for the 2023 Annual Performance Bonus Plan (also known as the Incentive Bonus Plan) and 2023 PSU grant. The 2023 Annual Performance Bonus Plan metrics represent core financial stability (EBIT Margin), improvement in delivering quality to our customers (Quality), and growth in two areas crucial to our future (Global EV Retail Volume and Connected Services Revenue). The simplified 2023 PSU design clearly ties executive long-term incentive opportunities with our ability to deliver market-leading value to our shareholders. These metrics emphasize the Company’s commitment to improving quality, leading a future that is increasingly driven by electrification and connectivity, and creating long-term growth and stakeholder value.

EXECUTIVE COMPENSATION      2023 Proxy Statement   43

TOTAL REWARDS PHILOSOPHY AND GUIDING PRINCIPLES

Our purpose is to help build a better world, where every person is free to move and pursue their dreams.

Our revised Total Rewards Philosophy and Guiding Principles are designed to enable Ford to attract and retain key, transformative talent that will propel the Company to achieve the Ford+ plan. The Committee will regularly review the Philosophy and Principles and adopt changes as necessary to ensure our programs align with our strategic direction and talent strategy.

TOTAL REWARDS PHILOSOPHY

Fundamental to delivering Ford+ is the attraction, retention, and development of amazing talent who are excited about our purpose and obsessed with excellent products and services.

Total rewards programs are an important part of the Company’s overall value proposition, which also includes challenging and rewarding work, empowerment, career development opportunities, and being part of a leading company with a diverse workforce who care for each other.

GUIDING PRINCIPLES

Our total rewards are designed to enable the attraction and retention of great talent and inspire excellence, consistent with the following Guiding Principles:

◾
Results-focused programs in alignment with shareholder interests that reward short and long-term success at the enterprise, division, team and individual levels.
◾
Attractive and competitive in the market for talent with the desired skills and capabilities, prioritizing individual expertise and contribution over hierarchy.
◾
Inclusive and equitable, irrespective of gender, race, or similar personal characteristics.
◾
Affordable to the business, making intentional choices about Total Rewards investments that distinguish Ford as an employer.
◾
Responsive to changing industry, company and employee priorities through program design.
◾
Simple and transparent programs and experiences that meet a diverse set of employee needs.

44   EXECUTIVE COMPENSATION      2023 Proxy Statement

2022 Key Financial Peformance Metrics

$(2.0)B
Net Loss

$10.4B
Company Adjusted EBIT*

$158.1B
Company Revenue

6.6%
Company Adjusted EBIT Margin*

$9.1B
Company Adjusted Free Cash Flow*

11.2%
Adjusted ROIC*

$(0.49)
Earnings Per Share

$0.50
Dividends Paid Per Share in 2022**

$1.88*
Adjusted Earnings Per Share

13th
Consecutive Year of Positive Company Adjusted EBIT and Positive Company Adjusted Free Cash Flow

*

See pp. 76-79 of Ford’s Annual Report on Form 10-K for the year ended December 31, 2022 for definitions and reconciliations to GAAP.

**

A $0.10 per share dividend was paid in the first and second quarter of 2022 and a $0.15 per share dividend was paid in the third and fourth quarter of 2022.

Our 2022 operational performance fell short of leadership’s expectations. We measured our performance by:

-Company Adjusted Free Cash Flow;
-Company Adjusted EBIT;
-Company Adjusted EBIT Margin;
-Adjusted Return on Invested Capital;
-Company Revenue; and
-TSR for our PSU grants.
◾Company Adjusted Free Cash Flow, Company Adjusted EBIT, Adjusted Return on Invested Capital, and Company Revenue improved compared to 2021.
◾Net Income and Company Adjusted EBIT Margin were below 2021 performance.
◾Company Adjusted EBIT fell short of our guidance for 2022.
◾Our three-year relative TSR for the 2020 PSU grant was in the top quartile of the peer group for the 2020 PSU grant.

These results determined Named Executive compensation including the Incentive Bonus Plan and the 2020-2022 performance period for the 2020 PSU grant.

The Committee approved bonuses for Named Executives at 90%, despite the Company achieving a business performance result of 148% against established metrics. This action reinforced leadership accountability for operational performance that fell short of our financial guidance for 2022. See 2022 Incentive Bonus Plan Performance Results on pp. 54- 55. The 2020 PSU grant paid out at its actual performance level of 55%. See 2020 PSU Results on pp. 58- 59.

We took important steps in implementing our Ford+ plan for growth and value creation despite performance that fell short of our expectations. We continued to make strategic and capital allocation decisions that drive growth, strengthen our competitive position, and produce returns above our cost of capital. Our balance sheet and liquidity remain strong. Our ability to generate free cash flow has improved significantly, which provides us ample flexibility to fund our growth and return capital to our shareholders. Creating three distinct, customer-focused business segments in 2023 – Ford Blue, Ford Model e, and Ford Pro – has given us clarity and deep insight into improvement areas. We are optimistic about our ability to execute on our Ford+ plan in 2023 and beyond.

EXECUTIVE COMPENSATION      2023 Proxy Statement   45

INFORMED COMPENSATION DECISIONS

The Committee considers the following factors in establishing Named Executive compensation:

◾	the individual’s job duties, level of responsibility, performance, and achievements;
◾	internal pay equity;
◾	job tenure, past bonus target amounts, retention concerns, and critical skills; and
◾	competitiveness of compensation relative to comparable positions at companies in the peer survey group.

The Committee also considers the following additional factors in determining the size of equity awards for our Named Executives:

◾	assessment of future contributions to our long-term performance;
◾	historical share allocations and the retentiveness of such allocations; and
◾	the total number of equity-based grants awarded to our entire employee population.

The Committee may also consider unique factors for individual Named Executives.

◾	For example, in setting Mr. Field’s total rewards package, as set forth in his employment agreement (see Exhibit 10-N to Ford’s Annual Report on Form 10-K for the year ended December 31, 2022), the Committee considered the Company’s desire to attract top talent from high-tech companies that generally utilize a higher mix of equity compensation.
◾	Similarly, in setting Mr. Ford’s total rewards package, the Committee considered the unique nature of Mr. Ford’s Executive Chair position and the ratio between his total rewards package and Mr. Farley’s total rewards package (and similar CEO to Executive Chair pay ratios at other large-cap companies).

The Committee also considers:

◾	Recommendations from the Executive Chair, the President and CEO, and the Chief People and Employee Experience Officer in developing compensation plans and evaluating the individual performance of executive officers other than themselves;
◾	Advice and analysis from the Committee’s independent consultant related to the structure and level of executive compensation (see Compensation, Talent and Culture Committee Operations on pp. 16- 17); and
◾	Priorities and business plan metrics from our senior leadership team, which are reviewed by the Board and incorporated into our total rewards programs.

The President and CEO, Executive Chair, and Chief People and Employee Experience Officer recommend individual executive officer compensation, for officers other than themselves, to the Committee each year. The Committee approves President and CEO and Executive Chair and other executive officer compensation in the first quarter of the year.

46   EXECUTIVE COMPENSATION      2023 Proxy Statement

ELEMENTS OF EXECUTIVE COMPENSATION

*

A PSU award provides the right to earn up to a certain number, or combination, of shares of common stock, RSUs, or cash based on performance against specified goals established by the Committee under the 2018 Long-Term Incentive Plan. A RSU represents the right to receive a share of common stock, or cash equivalent to the value of a share of common stock, when the restriction period ends, under the 2018 Long-Term Incentive Plan, as determined by the Committee. The PSUs and RSUs granted in 2022 will be settled in shares of common stock, if earned.

**	Stock options are granted as a form of long-term incentive award from time to time, as determined by the Committee. No stock options were granted in 2022.

PERFORMANCE-BASED INCENTIVE PLANS

The interests of our executives are closely aligned with those of our shareholders.

Named Executive compensation is heavily weighted towards performance, consistent with our Total Rewards Philosophy and Guiding Principles.

◾	More than 80% of each Named Executive’s target opportunity is variable compensation and a majority of our executives’ target compensation is contingent on meeting incentive plan metrics tied to our strategic objectives.

The Committee continually reviews performance-based plans for alignment with our ability to deliver products and services as committed in the Ford+ plan:

◾	Balance sheet strength and shareholder distributions (cash flow);
◾	Returns and efficiency (company adjusted EBIT and company adjusted EBIT margin);
◾	Growth (revenue);
◾	Effectiveness of capital allocation (return on invested capital); and
◾	Quality.

See Annual Cash Incentive Awards on p. 53 for a discussion of the metrics and weightings for the 2022 Incentive Bonus Plan. See Long-Term Incentive Awards, beginning on p. 56, for a discussion of the metrics and weightings for the 2022 PSUs.

EXECUTIVE COMPENSATION      2023 Proxy Statement   47

COMPETITIVE SURVEY

The competitiveness of our executives’ compensation with a peer group is just one of several factors that inform the Committee’s decisions about overall compensation opportunities and specific elements of compensation.

A December 2021 Peer Survey informed early 2022 compensation decisions and a December 2022 Peer Survey compares the competitiveness of the Named Executives’ compensation in this CD&A. These surveys, prepared by the Company and reviewed by the Committee’s independent consultant, are based on information obtained from the WTW (previously known as Willis Towers Watson) Executive Compensation Database.

Peer Group Methodology — Evolving with Ford+. The Committee revised its peer group framework to reflect the Company’s ambitious strategy and top-tier talent requirements.

The Committee used the following criteria to establish the respective peer groups for the December 2021 Peer Survey and December 2022 Peer Survey:
December 2021 Peer Survey	December 2022 Peer Survey
◾
Member of the Fortune 100;
◾
Similar primary business to Ford and/or similar business model (e.g., engineering, manufacturing, sales, financial services, and numerous job matches);
◾
Particular line of business comprises no more than 20% of the total peer group; and
◾
Participates in the WTW survey process.
◾ Has a revenue equivalent to the Fortune 100 (2022: $35.9 billion or more); ◾ Is a publicly-traded company or subsidiary; and ◾ Participates in the WTW survey process.

The companies surveyed in December 2021 are identical to the companies surveyed in 2020 and the December 2021 Peer Survey informed 2022 compensation decisions.

December 2021 Peer Survey Peer Group
3M	DuPont	Microsoft
AT&T	ExxonMobil	Northrup Grumman
Boeing	Fiat Chrysler*	PepsiCo
Caterpillar**	General Dynamics	Pfizer
Chevron	General Electric	Raytheon Technologies
Cisco Systems	General Motors	Valero
Coca-Cola	Honeywell	Verizon**
ConocoPhillips	IBM
Dow Chemical	Johnson & Johnson

*	Now part of Stellantis.
**	Not included in December 2021 Peer Survey analysis due to not participating in 2021 WTW survey process.

The December 2022 Peer Survey included a peer group that is:

◾	Representative of Ford’s competitors for talent, including essential talent for Ford Model e and Ford Next;
◾	Stable even when competitors may not participate in the WTW survey process; and
◾	Robust enough to provide data for a more expansive set of jobs across the Company.

We also retained five companies from the previous peer group that provide pertinent data for key positions: 3M, Dupont, Honeywell, Northrop Grumman, and Stellantis.

48   EXECUTIVE COMPENSATION      2023 Proxy Statement

Our December 2022 Peer Survey peer group of 72 companies includes:

December 2022 Peer Survey Peer Group
3M	Coca-Cola	McKesson
AbbVie	Comcast Cable Corporation	Merck & Co
Accenture	ConocoPhillips	Meta
Albertsons	CVS Health	Microsoft
Allstate	Dow Chemical	Nike
Amazon.com	Dupont	Northrop Grumman
American Express	Exelon	Novartis
Amerisource Bergen	ExxonMobil	PepsiCo
Apple	General Dynamics	Pfizer
ArcelorMittal	General Electric	Progressive
AstraZeneca	General Motors	Raytheon Technologies
AT&T	GlaxoSmithKline	Roche Holding
Best Buy	Google	Sanofi
Boeing	HCA Healthcare	Stellantis
BP	Honeywell	Sysco Corporation
Bristol-Meyers Squibb	Humana	Target
Brookfield Asset Management	Iberdrola	Thermo Fisher Scientific
Bunge	IBM	Tyson Foods
Centene	Johnson & Johnson	UnitedHealth Group
Charter Communications	Kroger	UPS
Chevron	Lockheed Martin	Valero Energy
CHS	Lowe’s	Verizon
Cisco Systems	LyondellBasell	Walmart
Citigroup	Marathon Petroleum	Walt Disney
*	Those in bold were also included in the December 2021 Peer Group Survey.

December 2021 Peer Survey — Input for Setting 2022 Named Executive Compensation. The Committee considered the December 2021 Peer Survey data when setting 2022 executive compensation. The survey compared our executive compensation program to peer companies in terms of base salary, annual bonus, long-term incentives, and total direct compensation. Data collected during the second quarter of 2021 reflected any bonuses paid or equity grants made in early 2021 for 2020 performance.

While the Committee used the December 2021 Peer Survey data as a reference point, it was not the sole determining factor in executive compensation decisions in 2022. The Committee targets total compensation opportunities at or above the survey group’s median total compensation and adjusts for changes in the business/economic environment and individual accomplishments, performance, and circumstances and other factors as described under Informed Compensation Decisions on p. 46.

December 2022 Peer Survey — Compare Competitiveness of Named Executive Compensation. In January 2023, the Committee analyzed Ford’s executive compensation programs against December 2022 Peer Survey data and selected the 60th percentile as the appropriate market comparison level because it most aligned with our previous peer group and best reflected the Company’s revenue scale and global operational complexity.

The December 2022 Peer Survey results indicate that:

◾	The pay mix for the Named Executives is consistent with similar roles within the December 2022 Peer Survey peer group.
◾	Mr. Farley’s total compensation is competitive with peers.
◾	Mr. Lawler’s compensation is above the competitive level.
◾	Mr. Galhotra’s compensation is slightly under the competitive level, primarily in annual equity-based compensation.

As in prior years, William Clay Ford, Jr. was excluded from the analysis because the survey database did not contain enough job-position-related matches for him, which was also the case for J. Doug Field in 2022, due to the unique nature of their respective roles. For Mr. Ford’s role, the Committee instead reviewed CEO to Executive

EXECUTIVE COMPENSATION      2023 Proxy Statement   49

Chair ratios for longer tenured Executive Chairs at other large-cap companies. For Mr. Field, the Committee closely follows technology industry pay approaches and trends.

Underlying our compensation programs is an emphasis on sound governance practices. These practices include:

WHAT WE DO	We Do Not

✓

Perform annual say-on-pay advisory vote for shareholders

✓

Pay for performance

✓

Use appropriate peer group when establishing compensation

✓

Balance short- and long-term incentives

✓

Align executive compensation with shareholder returns through long-term incentives

✓

Cap individual payouts in incentive plans

✓

Include clawback provisions in our incentive grants (see Risk Assessment Regarding Compensation Policies and Practices on pp. 14- 15)

✓

Maintain robust stock ownership goals for Named Executives

✓

Prohibit officers from hedging their exposure to Ford common stock and limit officers’ pledging of Ford common stock (see Risk Assessment Regarding Compensation Policies and Practices on pp. 14- 15)

✓

Condition grants of long-term incentive awards on non-compete and non-disclosure restrictions

✓

Mitigate undue risk taking in compensation programs

✓

Retain a fully independent external compensation consultant whose independence is reviewed annually by the Committee (see Compensation, Talent and Culture Committee Operations on pp. 16- 17)

✓

Include a double-trigger change in control provision for equity grants

✗

Provide evergreen employment contracts

✗

Maintain individual change in control agreements for Named Executives (other than the provisions included in the employment agreement for Mr. Farley discussed in footnote 7 on p. 72)

✗

Reprice options

✗

Allow officers to hedge their exposure to Ford common stock

✗

Pay out dividend equivalents on equity awards during vesting periods or performance periods

✗

Provide excessive perquisites

ANNUAL COMPENSATION RISK ASSESSMENT

The Company reviews and discusses the findings of a risk assessment of our compensation policies and practices with the Committee annually. The Committee also reviews and discusses the findings with the Committee’s independent consultant and, in 2022, concluded that our compensation programs appropriately balance risk and reward in relation to our strategic objectives and do not encourage excessive or unnecessary risk-taking behavior. Consequently, we do not believe that risks relating to our compensation policies and practices for our employees are likely to have a material adverse effect on the Company. (See Risk Assessment Regarding Compensation Policies and Practices on pp. 14- 15.) We did not make any significant changes to our executive compensation practices for 2022 because of our compensation risk assessment.

50   EXECUTIVE COMPENSATION      2023 Proxy Statement

COMPENSATION PLANNING CYCLE

## May-July

- Review media and proxy advisory firm analysis of current Proxy Statement
- Review Say-on-Pay results with Committee
- Review year-to-date incentive plan performance results with Committee
- Conduct mid-year executive performance reviews

## August-October

- Management discusses executive compensation and Say-on-Pay results with institutional investors
- Review year-to-date incentive plan performance results with Committee
- Review executive perquisite policy

REVIEW
ENGAGE
EVALUATE
APPROVE
Compensation Planning Cycle

## February-April

- Review year-to-date incentive plan performance results with Committee
- Approve incentive compensation payouts for previous year and approve incentive compensation grant dates, and any changes to compensation plans and executive targets for the Incentive Bonus Plan and PSU grants for the current year
- Review proxy materials for current year, approve CD&A for incorporation by reference into the Annual Report on Form 10-K, and approve current year proxy materials
- Review Committee Charter

## November-January

- Review investor comments, competitive survey results, and preliminary compensation plans for the following year
- Approve dollar value allocation of long-term equity grants for the following year
- Review Company's year-to-date incentive plan performance results with Committee
- Review compensation programs and policies risk assessment
- Review incentive plan metrics for upcoming performance-period
- Conduct executive year-end performance reviews

STOCK OWNERSHIP GOALS

The Committee imposes stock ownership goals for Vice Presidents and more senior leaders to further align the interests of executives and shareholders. Each executive has five years to achieve the relevant officer level goal. Additionally, executives cannot sell or otherwise dispose of any stock at any time if doing so would cause their ownership to fall below their applicable ownership requirement. We review progress toward ownership goals periodically. All forms of stock ownership — including directly and indirectly owned shares of common stock, RSUs, and units that are based on common stock (excluding stock options and unearned PSUs) — count toward the goal. At December 31, 2022, all Named Executives were in compliance with their stock ownership goals.

*

Mr. Field’s stock ownership goal for 2022 was 1x base salary. In December 2022, the Committee determined that a stock ownership goal of 3x base salary was more appropriate for Mr. Field’s position within the Company. Although the 3x base salary goal for Mr. Field was not effective until January 1, 2023, Mr. Field’s stock ownership at December 31, 2022 complied with the 3x base salary goal.

EXECUTIVE COMPENSATION      2023 Proxy Statement   51

EXECUTIVE OFFICER GROUP TARGET OPPORTUNITY MIX

The Committee structures our executives’ compensation to be competitive with similar roles at other organizations and align with Ford’s long-term business objectives. The Committee attempts to balance these factors by analyzing the competitive market for executive talent, our business results and forecasts, and our key strategic goals for the year.

The following comparisons, derived from the December 2022 Survey, show the average target opportunity mix for our executive officers compared to the December 2022 Survey Peer Group. As the comparisons indicate, the Company’s overall allocation is competitive.

Executive Officer Group Target Opportunity Mix

BASE SALARY

The Committee reviews salaries of the Named Executives annually and at the time of a promotion or other major change in responsibilities.

The table below sets forth the base salary for each of our Named Executives in 2021 and 2022, as well as the percentage increase, if any, from 2021 to 2022.

Name	2021 Base Salary*	2022 Base Salary**	Percentage Increase
James D. Farley, Jr.	$1,700,000	$1,700,000	0%
John T. Lawler	$1,029,000	$1,156,800	12.4%
William Clay Ford, Jr.	$1,700,000	$1,700,000	0%
J. Doug Field	$500,000***	$500,000	0%
Kumar Galhotra	$1,035,000	$1,062,950	2.7%

*	As of July 1, 2021, which is the date merit salary increases became effective in 2021.
**

As of April 1, 2022, which is the date merit salary increases became effective in 2022. As indicated in the table, Messrs. Lawler and Galhotra were the only Named Executives to receive salary increases in 2022. The increase for Mr. Lawler reflects both a salary adjustment for internal pay equity purposes and a merit increase. The increase for Mr. Galhotra reflects a merit increase.

***	Mr. Field’s 2021 base salary was pro-rated to $159,092 for his time in service in 2021.

52   EXECUTIVE COMPENSATION      2023 Proxy Statement

ANNUAL CASH INCENTIVE AWARDS

The Incentive Bonus Plan incentivizes our executives to work together to advance our strategic objectives and deliver shareholder returns. While the Committee generally established corporate metrics, the Quality metric was based on the weighted average of individual market and Business Unit objectives.

In February 2022, the Committee set the following Incentive Bonus Plan formula for Named Executives with the same metrics and weightings used in 2021 except that the Quality metric was updated to reflect customers’ quality experience.

For 2022, the Incentive Bonus Plan’s Quality metric consisted of the following:

Quality Component	Weighting
Quality Net Promoter Score (QNPS) A customer-centric metric to measure consumer advocacy for the product and brand	33%, with equal weighting given to measurements ● after the first three months in service, and ● after the first full year in service
Repairs/1000 (R/1000) Repair rate of vehicles in their first three months of service	67%

The Committee removed Lead Time (speed to resolve quality issues) from the Quality metric for 2022 in order to give heavier weighting to Repairs/1000, which is a well understood industry standard metric that has a high correlation to time-in-service quality and to warranty cost per unit, both of which are critical to our competitiveness and business performance.

Incentive Bonus targets for the 2022 performance period for the Named Executives were as follows:

Target as % of Salary at
Name	December 31, 2022
James D. Farley, Jr.	200%
John T. Lawler	125%
William Clay Ford, Jr.	59* %
J. Doug Field	75%
Kumar Galhotra	125%
*	As in past years, Mr. Ford’s Incentive Bonus target remained at $1 million in order to focus his total rewards package on long-term performance rather than short-term performance.

EXECUTIVE COMPENSATION      2023 Proxy Statement   53

2022 INCENTIVE BONUS PLAN PERFORMANCE RESULTS

Incentive Bonus Plan awards are based on a pre-established formulaic scale with various levels of achievement for each metric that considers historical performance to each objective. The Committee believes that a scale which allows a maximum award of 200% of target incentivizes executives to exceed business objectives. Conversely, if minimum performance levels are not met for all metrics, the payout is zero.

Committee-Approved Business Performance Factor for Named Executives = 90%

*

The Quality metric has a corporate target, which was a weighted average of the Business Units’ quality performance with the following weightings: North America  ̶  57.5%; South America  ̶  1.9%; Europe  ̶  15.4%; China  ̶ 18.7%; and International Markets Group  ̶ 6.5%. These weightings were based on survey results associated with vehicle sales and registrations of the relevant Business Units.

**	The Global Quality metrics were developed from our Repairs/1000 data and our Quality Net Promoter Survey at two different points-in-time.

As indicated above, our overall achievement against the targets set for our 2022 Incentive Bonus Plan yielded a business performance factor of 148%. This was largely driven by strong adjusted free cash flow and year-over-year net improvements in our Quality Repairs/1000 measurement at three months in service. Despite these results and the Company making solid progress in many areas of our Ford+ plan, our 2022 financial performance fell short of expectations with significant underperformance on adjusted EBIT.

In order to foster a culture of excellence and take accountability at the senior leadership level when overall performance doesn’t meet expectations, the President and CEO recommended, and the Committee exercised its discretion to approve, a downward modification of the business performance factor used to calculate incentive bonus payouts for our Named Executives and other members of the senior leadership team from the achieved business performance factor of 148% to 90%. Our senior leadership team has a significant impact on driving business results and this adjustment reflects their accountability to the high standards needed to create a vibrant, profitably-growing Ford.

The final cash award paid to each Named Executive is also subject to adjustment based on individual performance toward key performance indicators and objectives. The Committee, with input from the President and CEO on decisions for Named Executives other than himself and the Executive Chair, determined that the individual performance adjustment factor for our Named Executives should also reinforce senior leadership accountability for the Company’s performance.

54   EXECUTIVE COMPENSATION      2023 Proxy Statement

The Committee determined that it was appropriate to assign the following individual performance adjustment factors:

◾	90% to Messrs. Farley, Ford, and Galhotra, balancing recognition of strong individual efforts with senior leader accountability for Company performance not meeting expectations;
◾	95% to Mr. Lawler reflecting strong individual performance and transparency with our investors, delivery of business segmentation, contributions toward the development of Ford leadership, and early impact leading the supply chain function on an interim basis; and
◾	110% to Mr. Field in recognition of his outstanding leadership building the Ford Model e segment and overseeing progress toward delivery of a fully networked vehicle and second and third generation electric vehicle platforms.

The Committee believes the 2022 payouts for the Named Executives are consistent with the performance-based nature of the Incentive Bonus Plan and hold executives accountable for both their own performance and the performance of the Company.

2022 INCENTIVE BONUS PLAN PAYOUT

					Incentive
					Bonus
	Incentive				Payout,				Final
	Bonus				pre-Individual				Incentive
	Target		Business		Performance		Individual		Bonus
	Opportunity		Performance		Adjustment		Performance		Payout
Name	$	×	Factor*	=	$	×	Factor	=	$
James D. Farley, Jr.	3,400,000	×	90%	=	3,060,000	×	90%	=	2,754,000
John T. Lawler	1,301,000	×	90%	=	1,170,900	×	95%	=	1,112,355
William Clay Ford, Jr.	1,000,000	×	90%	=	900,000	×	90%	=	810,000
J. Doug Field	338,000	×	90%	=	304,200	×	110%	=	334,620
Kumar Galhotra	1,196,000	×	90%	=	1,076,400	×	90%	=	968,760

Final Incentive Bonus Payout = Incentive Bonus Target Opportunity × Business Performance Factor (0 – 200%) × Individual Performance Factor

*	Reflects downward adjustment from the actual achieved business performance factor of 148%.

EXECUTIVE COMPENSATION      2023 Proxy Statement   55

LONG-TERM INCENTIVE AWARDS

Our equity-based incentive awards tie compensation to Company performance and total shareholder return. These awards focus executive behavior on our longer-term interests because today’s business decisions affect the Company over several years.

Elements of Annual Long-Term Incentive Awards

●	● ●

Value of 2022 Annual Long-Term Incentive Awards

The Committee determined the number of shares subject to grant by converting the Committee-determined target dollar value of equity awards into a number of PSUs (60%) and RSUs (40%) based on the fair market value (closing price) of Ford common stock on the date of grant.

The target dollar value of the 2022 annual equity awards for the Named Executives are:

Ime-
Name	PSUs	RSUs	Total
James D. Farley, Jr.	$8,700,000	$5,800,000	$14,500,000
John T. Lawler	$3,180,000	$2,120,000	$5,300,000
William Clay Ford, Jr.	$7,380,000	$4,920,000	$12,300,000
J. Doug Field*	$4,800,000	$3,200,000	$8,000,000
Kumar Galhotra	$2,592,000	$1,728,000	$4,320,000

*	Mr. Field’s employment contract set forth the target value for his 2022 annual equity award.

Structure of PSU Grants

PSUs are measured through a mix of internal and external financial metrics over a three-year period. Financial metric performance is measured in separate one-year performance periods in years one and two, based on metrics and objectives that are set at the time of the grant. The final performance factor for the awards is then determined after the three-year performance period using an external relative TSR modifier (that can modify the final award by +/- 25%). This performance factor is multiplied by the PSU target opportunity for the executive to produce the final award, ranging from 0% to 200% of the target opportunity.

56   EXECUTIVE COMPENSATION      2023 Proxy Statement

The Committee approved the metrics and weightings set forth below for the 2022 PSU grant in February 2022 after considering the forward year business plan at the December 2021 Board of Directors meeting. The 2022 PSU grant uses the same metrics and weightings as the 2021 PSU grant.

The TSR modifier reflects the Company’s relative TSR performance compared to a peer group of companies (“PSU TSR Peer Group”) over the three-year performance period. We believe that exceptional execution of our financial and strategic goals will deliver superior TSR among automotive manufacturers, automotive suppliers, and major industrial companies. The peer group includes:

◾	the nine top-ten automotive manufacturers by market capitalization other than Ford;
◾	the top five automotive suppliers by market capitalization; and
◾	ten large industrial companies with business models similar to Ford’s.

The Committee chose a peer group of companies more closely aligned with our business (global automotive and manufacturing) than the compensation survey peer group (discussed on pp. 48- 50) because our TSR performance is more correlated with these companies, while our compensation survey peer group reflects the more expansive set of talent competitors with which we compete.

The 2022 PSU TSR Peer Group consisted of the following:

Automotive Manufacturers:	Automotive Suppliers:	Industrial Companies:
Toyota	Continental	General Electric
Daimler	Denso	Raytheon Technologies
Volkswagen	Aptiv	3M
BMW	Magna	Boeing
Honda	BorgWarner	Honeywell
General Motors		DuPont
Stellantis		Deere
Hyundai		Caterpillar
Tesla		General Dynamics
Dow

EXECUTIVE COMPENSATION      2023 Proxy Statement   57

The graphic below demonstrates how the 2022 PSU grant aligns executive interests with shareholder interests.

November 2022 Equity Awards

Messrs. Field, Galhotra, and Lawler received the additional equity awards described below on November 15, 2022.

◾	Mr. Field: Under the terms of his employment agreement, Mr. Field received an additional equity award on November 15, 2022, that was designed as a “make-whole” award to offset the value of certain equity-based compensation that Mr. Field forfeited from his former employer when he joined the Company. As specified in Mr. Field’s employment agreement, this award was made in the form of:
o	RSUs vesting 33% immediately upon grant, 33% one year from the grant date, and the remaining 34% two years from the grant date, with the number of RSUs determined by dividing a target value of $8,000,000 by the fair market value (closing price) of Ford common stock on the grant date of his initial signing equity award which was granted on November 15, 2021.
◾	The fair market value of Ford common stock on November 15, 2021, was $19.86. As such, the total number of RSUs awarded to Mr. Field on November 15, 2022, was 402,819. The fair market value (closing price) of Ford common stock on November 15, 2022, was $14.30. As a result, the fair market value of the RSUs granted to Mr. Field on November 15, 2022, was $5,760,312.
◾	Mr. Galhotra: In recognition of an increase in the scope of Mr. Galhotra’s responsibilities to include leading the Company’s Industrial Platform Operations and New Model Launch following the retirement of the Company’s Chief Industrial Platform Officer, Mr. Galhotra received an additional equity award on November 15, 2022, in the form of RSUs vesting 33%/33%/34% over three years with a target value of $1,500,000.
◾	Mr. Lawler: In recognition of Mr. Lawler assuming an interim role leading the Company’s supply chain function, in addition to his role as Chief Financial Officer, Mr. Lawler received an additional equity award on November 15, 2022, in the form of RSUs vesting 33%/33%/34% over three years with a target value of $1,000,000.

2020 PSU RESULTS

The performance period of the 2020 PSU grant ended on December 31, 2022. The structure, metrics, and weightings for the 2020 PSU Grant are detailed below. The 2020 PSU TSR Peer Group was identified using the factors shown on p. 57 and was the same as the 2022 PSU TSR Peer Group except that it included Nissan and Aisen Siki and excluded Stellantis and Borg Warner. Financial metric results are based on a pre-established formulaic scale with various levels of achievement for each metric that considers historical performance to each objective and allows a maximum award of 200%. When a minimum performance level was not met for a metric, the performance result for that metric was zero.

58   EXECUTIVE COMPENSATION      2023 Proxy Statement

The 2020 PSU Results table below shows our performance against the 2020 PSU metrics.

It indicates overall achievement of 55% for the 2020-2022 performance period, consisting of:

◾	44% average financial metric results for 2020 and 2021; and
◾	+25% modifier for TSR performance for the three-year period being within the top quartile of the 2020 PSU TSR Peer Group.

The Committee certified the 2020 PSU final awards to the Named Executives at the 55% of the target level that was achieved.

Total 2020 Financial Metric Results	0%
Total 2021 Financial Metric Results	89%
Average 2020-2021 Financial Metric Results	44%

Total 2020 PSU Results

Financial Metrics	44%
X
Relative TSR Modifier (+/-25%)	+25%
3-Year Performance - Top Quartile

Total	55%

EXECUTIVE COMPENSATION      2023 Proxy Statement   59

2020 PSU Payout

	2020
	Performance		Business		Final 2020
	Unit Target		Performance		Performance
	Opportunity		Factor		Unit Payout
Name	(# Units)	×	(%)	=	(# Units)
James D. Farley, Jr.	423,728	×	55	=	233,050
John Lawler	182,954*	×	55	=	100,624
William Clay Ford, Jr.	872,881	×	55	=	480,084
J. Doug Field**	N/A	×	N/A	=	N/A
Kumar Galhotra	318,997*	×	55	=	175,447

*	Includes dividend equivalents that accrued as if reinvested during the performance period.
**	Mr. Field was not employed by the Company when the 2020 PSU grant was made and, therefore, did not receive a grant of 2020 PSUs.

2021 AND 2022 PSUS – OPEN PERFORMANCE PERIODS

Final performance results for the 2021 and 2022 PSU grants will not be known until the end of their respective three-year performance periods and will be disclosed in the 2024 and 2025 Proxy Statement, respectively. The table below details the performance results for the completed fiscal years within the three-year performance periods for these PSU grants. Financial metric results are based on a pre-established formulaic scale with various levels of achievement for each metric that considers historical performance to each objective and allows a maximum award of 200%. If a minimum performance level is not met for any metric, the performance result for that metric will be zero. Final results will reflect a +/-25% modification based on three-year TSR performance up to the maximum award of 200%.

	2021 PSU Grant				2022 PSU Grant
	Fiscal 2021		Fiscal 2022		Fiscal 2022		Fiscal 2023
Metric (Weighting)	Target	Achievement	Target	Achievement	Target	Achievement	Target	Achievement
Company Adjusted Free Cash Flow ($Bils.) (50%)	3.5	144%	5.2	200%	6.4	200%	*	**
Company Adjusted EBIT Margin (%) (30%)	5.3	200%	5.7	149%	7.6	45%	*	**
Adjusted Return on Investment Capital (%) (20%)	9.0	128%	10.2	134%	12.0	71%	*	**
Interim Totals (Weighted Performance)	157%		172%		128%		**
Cumulative Interim Performance	164%				**
3-Year Relative TSR (+/-25%)	2021-2023				2022-2024
	**				***
Total	**				***
*	To be disclosed in 2024 Proxy Statement.
**	Determined at end of fiscal year 2023 and disclosed in 2024 Proxy Statement.
***	Determined at end of fiscal year 2024 and disclosed in 2025 Proxy Statement.

BENEFITS AND PERQUISITES

We provided certain perquisites and other benefits to senior management in 2022, the most significant of which are summarized below. The Committee annually reviews our policies on perquisites and other benefits. The cost of these perquisites and other benefits are included in column (i) of the Summary Compensation Table on p. 64.

Personal Travel. Company policy does not allow the President and CEO or the Executive Chair to fly commercially due to security concerns. Consequently, the Company pays the costs associated with their use of private aircraft for business and personal travel. Families are allowed to accompany them on trips when they travel on private aircraft.

Requiring the President and CEO and the Executive Chair to use private aircraft for all travel provides significant benefits to Ford. First, the policy is intended to ensure their personal safety as they both maintain significant public roles for Ford. Second, use of private aircraft maximizes their availability for Ford business.

Evaluation Vehicle Program. We maintain a program that provides certain employees with the use of up to two Company vehicles free of charge. This program requires participants to provide written evaluations on a variety of our vehicles, giving important feedback on our products' design and quality.

Other Services. We provide a home security evaluation and security system to certain executive officers, including Messrs. Farley and Ford. We also provide an allowance to senior managers for financial planning and counseling services and estate planning. The safety and security (personal and financial) of our executives is

60   EXECUTIVE COMPENSATION      2023 Proxy Statement

critically important. We believe the benefits of providing these programs outweigh the minor costs associated with them.

Tax Reimbursement. The Committee has eliminated tax gross-ups for most executive perquisites. As part of the Company’s temporary living/relocation policy, however, the Company provides certain tax reimbursement for all levels of employees who relocate at the Company’s request, including relocations required by international service assignments. The Committee believes that not reimbursing taxes for employees who move at the Company’s request is an unfair financial burden. This policy removes any financial disincentive for an executive to relocate and, therefore, enhances the Company’s ability to have its executives gain experience in a variety of our global operations.

In addition, the Internal Revenue Service now requires us to impute the value of the vehicles provided to executives under the Evaluation Vehicle Program discussed above. As a result, the Committee provided tax relief for the program participants. The Evaluation Vehicle Program is available to Company officers and employees who are one Leadership Level below the officer level. The Committee decided to provide tax reimbursement so that the Company could continue to receive participant vehicle evaluation data and to provide a valuable benefit to our executives.

RETIREMENT PLANS

In general, we believe that the retirement plans described below serve several worthwhile business purposes, including retaining leadership talent, providing income security to long serving executives, and providing flexibility to us in transferring executives among our operations. We believe these programs to be reasonable and appropriate considering our executives’ total compensation program. For additional information, see the Pension Benefits in 2022 table on p. 68 and the Nonqualified Deferred Compensation in 2022 table on p. 70.

The amounts shown in column (h) of the Summary Compensation Table on p. 64 can vary significantly year to year and are driven by assumptions regarding discount rates and mortality tables, plan design, years of service, base pay, and employee age. These amounts do not reflect compensation that was paid for any year shown.

Pre-2004 Plans Our General Retirement Plan (“GRP”) provides a tax-qualified defined benefit for each year of non-contributory participation (up to 35 years) by employees in the U.S., hired before January 1, 2004, and added benefits for those who make contributions. We also have three other nonqualified retirement plans for certain eligible employees.

◾	The Supplemental Executive Retirement Plan (“SERP”) provides a supplemental monthly benefit calculated on a percentage of final average pay and service.
◾	The Benefit Equalization Plan (“GRP-BEP”) provides eligible employees with benefits substantially equal to those they could have received under the GRP but were not able to because of Internal Revenue Code limitations.
◾	The Executive Separation Allowance Plan (“ESAP”) provides a percentage of salary, based on age and service, from the time of separation until age 65 to certain eligible executives who separate from employment after age 55 (age 52 if retiring under our Select Retirement Plan (“SRP”)).
◾	The SRP is a voluntary retirement program offered for select U.S. management employees. The Committee believes the SRP provides flexibility in executive succession planning.

Messrs. Ford, Lawler, and Galhotra are eligible for benefits under the GRP, SERP, GRP-BEP, and ESAP. During the periods for which Mr. Ford did not receive a cash salary (i.e., November 2001 through August 2010 and May 1, 2020 through October 1, 2020), each of these plans, including the SRP, provided him with benefits using a notional annual base salary and he continued to accrue credited and contributor service under those plans.

Benefits under SERP, SRP, ESAP, and GRP-BEP are not funded and, in accordance with Code Section 409A, benefits that accrued or vested on or after January 1, 2005, under these plans may not be paid to certain key executives until at least six months following their separation from employment.

◾	Messrs. Farley and Field are not eligible to participate in the GRP, GRP-BEP, SRP, SERP, or ESAP.

Post-January 1, 2004 Plans To develop benefit programs that provide employees with income security and protection from catastrophic loss while minimizing our long-term liabilities, Ford added Ford Retirement Plan

EXECUTIVE COMPENSATION      2023 Proxy Statement   61

(“FRP”) contributions to its Savings and Stock Investment Plan (“SSIP”), a tax qualified defined contribution plan, for salaried employees hired or rehired on or after January 1, 2004, in the U.S.

FRP contributions provide us with more predictable retirement benefit costs and reduced financial statement volatility, achieved through a consistent contribution schedule and the transfer of financial and demographic risks to plan participants. The plan provides employees with the opportunity for adequate income in retirement. We also have nonqualified plans for employees who receive FRP contributions.

◾	Under the FRP-Benefit Equalization Plan (“BEP-FRP”), employees, including Messrs. Farley and Field, receive FRP benefits substantially equal to those they would have received in the SSIP but were not able to because of Internal Revenue Code limitations.

The Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”) provides certain executives a notional account balance which provides retirement benefits in addition to those provided by FRP contributions. DC SERP contributions are calculated as a percentage of base salary based on the executive’s age and position.

To be eligible for DC SERP payments after separation (which must be a Company-approved separation), a participant must have attained at least 5 years of service at Leadership Level 4 or above (including executive officers), and either 55 years of age with 10 years of total service, or 65 years of age with 5 years of total service. The Committee has the discretion to waive the length of service eligibility requirements.

POLICY ON DIVIDEND EQUIVALENTS ON EQUITY GRANTS

No dividend equivalents are paid out on Plan Awards during any performance period or vesting period. However, the Committee has approved the accrual and payment of dividend equivalents, if dividends are paid on our common stock, on PSUs and RSUs, denominated in additional PSUs or RSUs, as applicable.

For PSUs, dividend equivalents are paid at the time of the final award and are equal to cash dividends that the participant would have received if he or she had owned the number of shares equal to 100% of the PSU grant during the performance period. Any dividend equivalents that accrue for PSUs will be paid at the same percentage as the final award payout related to the PSU. For example, if the PSU final award is 50% of the PSU Target, then only 50% of the accrued dividend equivalents related to that PSU will be paid out.

For RSUs, dividend equivalents are paid upon the vesting of the RSUs and are equal to cash dividends that the participant would have received if he or she had owned the number of shares equal to the number of vesting RSUs. For the 2020, 2021, and 2022 grants reported in the Summary Compensation Table, the Committee decided each year that, for the Named Executives, when the underlying RSUs vest and when Final Awards are paid on PSUs following the end of a performance period, the accrued dividend equivalents will be paid in cash based on the fair market value of a share of Ford common stock on the date of the applicable vesting or Final Award, except that the accrued dividend equivalents for the 2020 grants of RSUs and PSUs to Messrs. Lawler and Galhotra will be paid in reinvested RSUs and PSUs because they were not executive officers at the time of these grants.

TIMING OF EQUITY AWARDS

Annual grants of equity awards are typically determined at February and/or March Committee meetings with an effective grant date in March to allow enough time for preparation of notification materials. At that time, data for previous performance periods is available to determine the final award size. The Committee also decides the effective date of the final awards, and the annual equity-based grants of RSUs, PSUs, and stock options, if any. This timing allows for the grants to be effective after the release of earnings information for the prior fiscal year when the public is aware of the information and the information is reflected in the stock price used to value the awards.

Under the terms of the 2018 Long-Term Incentive Plan and the proposed 2023 Long-Term Incentive Plan (see Proposal 5 beginning on p. 80), the exercise price of options, if any, will be the closing price of our common stock on the date of grant. If a stock option grant date occurs during a trading blackout period, the stock option grant will be effective the day after the blackout period expires. No options were granted in 2022.

The Committee does not time equity grant dates to affect the value of compensation either positively or negatively. Executive officers do not play a role in the selection of grant dates. Special grants, whether approved by the Committee for executive officers or pursuant to authority delegated by the Committee for grants to employees other than executive officers, are effective either on a specified future date (e.g., a date that coincides with a promotion or hiring date or a quarterly grant date) or the date of approval. In the case of an approval by

62   EXECUTIVE COMPENSATION      2023 Proxy Statement

written consent, the grant date cannot be earlier than the date when the Committee member approvals have been obtained.

From time to time, special circumstances may cause the Committee to grant annual equity awards outside of the annual February or March timeline. In such circumstances, the Committee continues to adhere to its practices of not timing equity grants to take advantage of material non-public information or affect the value of compensation either positively or negatively.

TAX CONSIDERATIONS

Internal Revenue Code § 162(m). Under Internal Revenue Code Section 162(m), as amended by the Tax Cuts and Jobs Act, the Company may not deduct compensation in excess of $1.0 million paid to “covered individuals” (as defined in Section 162(m) which includes all of the Named Executives). Therefore, compensation in excess of $1.0 million paid to the Named Executives generally is not deductible by the Company for federal income tax purposes, subject to limited exceptions.

Internal Revenue Code § 409A. Internal Revenue Code Section 409A provides that amounts deferred under nonqualified deferred compensation plans are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. All our supplemental retirement plans, severance arrangements, other nonqualified deferred compensation plans, as well as the Incentive Bonus Plan, the 2018 Long-Term Incentive Plan, and the proposed 2023 Long-Term Incentive Plan (see Proposal 5 beginning on p. 80) are intended to meet these requirements. As a result, employees are expected to be taxed when the deferred compensation is actually paid to them.

COMPENSATION COMMITTEE REPORT

The Compensation, Talent and Culture Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation, Talent and Culture Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation, Talent and Culture Committee
Lynn Vojvodich Radakovich (Chair)	John L. Thornton
John C. May	John S. Weinberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2022, the Compensation, Talent and Culture Committee was comprised of Anthony F. Earley, Jr. (until May 12, 2022), John C. May, Lynn Vojvodich Radakovich, John L. Thornton, and John S. Weinberg, none of whom was an employee or a current or former officer of the Company during their time in service on the Compensation, Talent and Culture Committee and none of whom had any relationship with the Company requiring disclosure.

EXECUTIVE COMPENSATION      2023 Proxy Statement   63

COMPENSATION OF NAMED EXECUTIVES

The table below shows 2022 compensation for James D. Farley, Jr., our President & CEO, John T. Lawler, our Chief Financial Officer, and the three other most highly compensated executive officers at the end of 2022.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus [1]	Awards [2]	Awards [2]	Compensation [3]	Earnings [4]	Compensation [5]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
James D. Farley, Jr.	2022	1,700,000	0	15,145,381	0	2,754,000	0	1,396,765	20,996,146
President and Chief	2021	1,700,000	0	16,078,486	0	3,672,000	0	1,362,688	22,813,174
Executive Officer	2020	1,425,000	0	5,055,073	4,175,565	449,100	0	697,316	11,802,054
John T. Lawler	2022	1,124,850	0	6,535,903	0	1,112,355	0	183,103	8,956,211
Chief Financial Officer	2021	1,014,500	750,390	5,035,993	0	1,250,640	1,256,804	119,998	9,428,325
	2020	715,000	0	1,971,478	0	154,400	2,939,567	108,227	5,888,673
William Clay Ford, Jr.	2022	1,700,000	0	12,847,472	0	810,000	0	1,944,794	17,302,266
Executive Chair	2021	1,700,000	0	13,785,209	0	1,080,000	0	2,097,497	18,662,706
	2020	1,700,000	0	6,293,472	4,463,682	230,000	2,099,279	1,260,109	16,046,542
J. Doug Field	2022	500,000	30,420	14,116,370	0	304,200	0	136,272	15,087,262
Chief Advanced Product Development and Technology	2021	159,092	500,000	9,999,987	0	121,680	0	67,322	10,848,080
Officer
Kumar Galhotra	2022	1,055,963	0	6,012,251	0	968,760	0	135,589	8,172,563
President, Ford Blue	2021	1,017,500	377,140	4,804,826	0	1,257,120	1,687,347	141,892	9,285,825
	2020	865,000	69,250	3,437,450	0	258,750	3,790,776	112,868	8,534,094
[1]

The amount shown for 2022 reflects a discretionary incremental bonus award paid to Mr. Field in 2023 for 2022 performance. The amounts shown for 2021 reflect a signing bonus paid to Mr. Field and discretionary incremental bonus awards paid to Messrs. Lawler and Galhotra in 2022 for 2021 performance. The amount shown for 2020 reflects a discretionary incremental bonus award paid to Mr. Galhotra in 2021 for 2020 performance.

[2]

The amounts shown in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used for the 2022, 2021, and 2020 calculations can be found at Note 6 to our audited financial statements in Ford’s Annual Reports on Form 10-K for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively. The fair value of both the RSUs and the internal performance conditions (financial metrics) portion of the PSUs is determined using the closing price of Ford common stock at the grant date. Pursuant to SEC rules, we disregarded the estimate of forfeitures related to service-based vesting conditions. The amounts shown for 2021 for Messrs. Farley, Lawler, and Ford include Pandemic Response Awards granted on March 4, 2021 with a one-year cliff vest in the amounts of  $685,319, $181,229, and $405,000, respectively, granted as supplemental 2020 compensation. Pursuant to SEC rules, these Pandemic Response Awards are included in this compensation table as 2021 compensation.

For stock awards granted in 2022, 2021, and 2020, the amounts shown in column (e) reflect grant date fair values for both RSUs and PSUs, except that for 2021, the amounts shown in column (e) for Mr. Field reflect only the grant date fair value for RSUs because Mr. Field did not receive PSUs in 2021. For those portions of the amounts that relate to PSUs, such amounts reflect the grant date fair values of such awards derived using a Monte Carlo valuation that considers all possible payout values (including the maximum potential value). The Company’s relative TSR performance at the end of the performance period for the PSUs will adjust the final number of shares granted by -25%, 0%, or +25%, except that the final number of shares will not exceed the potential maximum value for such awards, as shown in the following table. The grant date fair values shown above for the PSUs are reported based upon the probable outcome of such conditions as of the respective dates of grant. Pursuant to SEC rules, for those parts of the PSU grants that are subject to performance conditions, the following table shows the values of such awards at their respective grant dates assuming that the highest levels of the performance conditions are achieved.

The entire PSU award is subject to both performance conditions (financial metrics) and market conditions (the relative TSR modifier that will adjust the final number of shares granted by -25%, 0%, or +25%), except that the final number of shares will not exceed the potential

64   EXECUTIVE COMPENSATION      2023 Proxy Statement

maximum value for such awards as shown in the following table (see Compensation Discussion and Analysis — Long-Term Incentive Awards on pp. 56- 60 for a discussion of the 2022 PSU grants, the financial metrics and weightings and the relative TSR modifier). The potential maximum value that can be achieved for the PSUs is 200% performance, thus the Performance Conditions maximum value is the maximum value without regard to the TSR modifier (market condition).

		Performance
		Conditions
Name	Year	($)
James D. Farley, Jr.	2022	18,690,784
	2021	19,346,346
	2020	6,110,158
John T. Lawler	2022	6,831,809
	2021	6,101,539
	2020	2,382,963
William Clay Ford, Jr.	2022	15,854,948
	2021	16,816,427
	2020	12,586,944
J. Doug Field	2022	10,312,149
	2021	NA
	2020	NA
Kumar Galhotra	2022	5,568,537
	2021	5,580,674
	2020	4,154,907

Assuming the performance conditions for the 2020 stock options were satisfied, the grant date fair value for the amounts shown for 2020 in column (f), calculated using a Black-Scholes analysis, would be: $4,868,776 for Mr. Farley and $5,107,957 for Mr. Ford.

[3]	The amounts shown in column (g) reflect awards earned by the Named Executives under the Incentive Bonus Plan (see Compensation Discussion and Analysis — Annual Cash Incentive Awards on p. 53).
[4]

The amounts shown in column (h) reflect the net increase, if any, in the actuarial present value of accumulated benefits under the various Company plans arising from the passage of time, additional benefits accrued and changes in actuarial assumptions. For those with a net decrease in present value (negative year over year change), a zero is shown in the table above. The amount shown for each of Messrs. Lawler, Galhotra and Ford for 2022 is $0 per proxy rules because the change in value was negative for each of them in 2022. The amounts shown for Messrs. Lawler and Galhotra in 2021 and 2020 reflect an increase in present value, primarily explained by the value of additional benefits accrued. The amount shown for Mr. Ford for 2021 is $0 because the change in value was negative for him in 2021. The accrued pension benefits are measured from December 31, 2021 to December 31, 2022 for 2022; December 31, 2020 to December 31, 2021 for 2021; and December 31, 2019 to December 31, 2020 for 2020. Messrs. Farley and Field do not participate in the Company’s defined benefit pension plans. See the Pension Benefits in 2022 table and related footnotes on pp. 68- 69 for additional information, including the present value assumptions used in these calculations. None of the Named Executives received preferential or above-market earnings on deferred compensation.

[5]	The following table summarizes the amounts shown in column (i) for 2022.

ALL OTHER COMPENSATION IN 2022

	Perquisites			Company
	and Other		Life	Contributions to
	Personal	Tax	Insurance	Retirement and
	Benefits [i]	Reimbursements ii	Premiums iii	401(k) Plans iv	Other [v]	Total
Name	($)	($)	($)	($)	($)	($)
James D. Farley, Jr.	956,399	9,974	13,892	30,500	386,000	1,396,765
John T. Lawler	50,177	74,187	8,121	13,725	36,893	183,103
William Clay Ford, Jr.	1,833,636	13,116	21,542	13,725	62,775	1,944,794
J. Doug Field	40,299	14,964	3,510	37,853	39,647	136,272
Kumar Galhotra	49,321	31,519	7,231	13,725	33,793	135,589

[i]

For a description of perquisites relating to personal use of private aircraft, our Evaluation Vehicle Program, and security, financial planning, and other services for Named Executives, see Compensation Discussion and Analysis — Benefits and Perquisites on p. 60. Other perquisites and personal benefits, the incremental costs of which are included in the amounts shown, consist of the following: income tax preparation fees related to international assignments, personal use of car and driver service, annual executive health exams, charitable gifts related to Company Board service, ground transportation services for personal travel, relocation expenses, and fuel and insurance/maintenance/miscellaneous costs related to the evaluation vehicles.

Executives also may make personal use of Company season tickets to athletic events, but such use does not result in incremental cost to the Company because the tickets are for business use and when the executive uses them for personal use, the executive pays for any additional costs associated with such personal use. Amounts for the Named Executives include the incremental costs to the Company for providing certain perquisites and other benefits during 2022. For Mr. Farley, the amount shown includes $903,857 for personal use of aircraft. For Mr. Ford, the amount shown includes $636,394 for personal use of aircraft and $1,113,703 for security.

During 2022, for use of private aircraft, we calculated the aggregate incremental cost using a method that takes into account the following: (i) the variable cost per flight hour, including supplies and catering, aircraft fuel, and oil expenses, maintenance, parts, and external labor, and flight crew travel expenses; (ii) landing/parking/hangar storage expenses; (iii) any customs, foreign permit, and similar fees; and (iv) positioning flight costs. We calculated the aggregate incremental cost of security as the actual cost incurred to provide these benefits. We calculated the aggregate incremental cost of providing the evaluation vehicles by estimating the lease fee for a

EXECUTIVE COMPENSATION      2023 Proxy Statement   65

comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance.

ii

We provide tax benefits to those employees who relocate at the Company’s request. We also provide tax relief for the imputed income from our Evaluation Vehicle Program. See Compensation Discussion and Analysis — Benefits and Perquisites on p. 60 for a discussion of our Tax Reimbursement policy.

iii

Amounts shown reflect the dollar value of premiums paid by the Company for life insurance in an amount equal to three times an employee’s salary. Employees may purchase additional life insurance and these premiums are payroll deducted with no additional Company contributions or cost.

iv

The amounts shown for Messrs. Farley and Field reflect Ford Retirement Plan contributions made to their 401(k) accounts (see Compensation Discussion and Analysis — Retirement Plans on pp. 61- 62) and Company matching contributions to their 401(k) accounts. The amounts for Messrs. Lawler, Ford and Galhotra reflect Company matching contributions to their employee 401(k) accounts.

[v]

The amounts shown for Messrs. Lawler, Ford, and Galhotra primarily reflect contributions made to a nonqualified benefit equalization plan related to the Company’s 401(k) plan. The amounts shown for Messrs. Farley and Field primarily reflect Company contributions to a nonqualified benefit equalization plan related to the Ford Retirement Plan and contributions made to a nonqualified benefit equalization plan related to the Company’s 401(k) plan. (See Nonqualified Deferred Compensation in 2022 table and footnotes 1 and 2 on p. 70.)

GRANTS OF PLAN-BASED AWARDS IN 2022

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan			Equity Incentive Plan
			Awards [1]			Awards [2]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
									All
									Other
									Stock	Grant
									Awards:	Date Fair
									Number	Value of
									of Shares	Stock and
									of Stock	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) [3]	($) [4]
James D. Farley, Jr.	3/4/2022	3/1/2022					516,320	1,032,640		9,345,392
	3/4/2022	3/1/2022							344,213	5,799,989

				3,400,000	6,800,000
John T. Lawler	3/4/2022	2/9/2022					188,724	377,448		3,415,904
	3/4/2022	2/9/2022							125,816	2,120,000
	11/15/2022	10/27/2022							69,930	999,999
				1,301,000	2,602,000
William Clay Ford, Jr.	3/4/2022	2/9/2022					437,982	875,964		7,927,474
	3/4/2022	2/9/2022							291,988	4,919,998
				1,000,000	2,000,000
J. Doug Field	3/4/2022	2/9/2022					284,866	569,732		5,156,075
	3/4/2022	2/9/2022							189,910	3,199,984
	11/15/2022	8/17/2021							402,819	5,760,312
				338,000	676,000
Kumar Galhotra	3/4/2022	2/9/2022					153,827	307,654		2,784,269
	3/4/2022	2/9/2022							102,551	1,727,984
	11/15/2022	10/27/2022							104,895	1,499,999
				1,196,000	2,392,000

[1]

The amounts shown in columns (e) and (f) represent the target and maximum amounts payable for 2022 performance under the Incentive Bonus Plan. Our Incentive Bonus Plan does not have a formal threshold award in that there is no minimum amount payable for a certain level of performance under the plan. The Committee exercises discretion as to whether to make payouts if performance does not achieve target levels. The material terms of the awards are described in Compensation Discussion and Analysis — Annual Cash Incentive Awards on pp. 53- 53. For actual payouts made under the Incentive Bonus Plan for 2022 performance, see columns (b) and (g) of the Summary Compensation Table on p. 64.

[2]

For each of the Named Executives, the amounts shown in columns (h) and (i) consist of annual grants of PSUs that provide an opportunity to earn a final award of unrestricted common stock for 2022-2024 performance. The amounts shown represent the target and maximum amounts of the opportunity. The 2022 PSU grants do not have a formal threshold award in that there is no minimum amount payable for a certain level of performance under the grants. The Committee exercises discretion as to whether to make payouts if performance does not achieve target levels. 2022-2024 performance will be measured against the metrics and weightings, and be subject to the TSR modifier, discussed in Compensation Discussion and Analysis — Long-Term Incentive Awards on pp. 56- 60. The final awards that will be earned, if any, for 2022-2024 performance will be paid out in unrestricted shares of Ford common stock, less shares withheld to pay tax obligations.

[3]

The amounts shown in column (j) represent RSU grants. The RSUs generally have a vesting feature whereby one-third of each grant vests after the first anniversary of the grant date, an additional one-third after the second anniversary, and the final one-third after the third anniversary, except that the RSUs granted to Mr. Field on November 15, 2022 have a vesting feature whereby one-third of the grant vested immediately, an additional one-third vests after the first anniversary, and the final one-third vests after the second anniversary. If a grantee retires, becomes disabled, or dies, his or her grant continues to vest according to the original vesting schedule. In most other instances of employment termination, all grants generally end upon termination of employment. RSUs are subject to certain conditions, including not engaging in competitive activity. RSUs generally cannot be transferred except through inheritance. In general, each grantee agrees to remain a Ford employee for at least six months from the date of the grant.

66   EXECUTIVE COMPENSATION      2023 Proxy Statement

[4]

The amounts shown in column (k) represent the full grant date fair value of each equity-based award shown in the table for each Named Executive computed under FASB ASC Topic 718. The fair value is determined using the closing price of Ford common stock at the grant date. The assumptions used in calculating the grant date value can be found at Note 6 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2022. For awards subject to performance conditions, the values shown are based upon the probable outcome of such conditions as of the grant date.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

	Option awards				Stock awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
								Equity incentive
							Equity incentive	plan awards:
							plan awards:	market or
					Number of	Market value	number of	payout value
	Number of	Number of			shares or	of shares	unearned	of unearned
	securities	securities			units of	or units of	shares, units,	shares, units,
	underlying	underlying	Option		stock that	stock that	or other rights	or other rights
	unexercised	unexercised	exercise	Option	have not	have not	that have not	that have not
	options	options	price	expiration	vested	vested	vested	vested
Name	# exercisable	# unexercisable	($)	date [1]	(#) [2]	($) [3]	(#) [4]	($) [5]
James D. Farley, Jr.	1,044,569	615,385	6.96	08/04/2030	761,499	8,856,233	1,659,243	19,296,996
	118,657		15.37	03/03/2024
	79,921		12.75	03/03/2023
John T. Lawler	28,232		15.37	03/03/2024	336,004	3,907,727	587,346	6,830,833
	29,821		12.75	03/03/2023
William Clay Ford, Jr.	693,673	714,694	6.19	07/05/2030	575,168	6,689,204	1,936,009	22,515,785
J. Doug Field					630,998	7,338,507	284,866	3,312,992
Kumar Galhotra	24,959		15.37	03/03/2024	368,011	4,279,968	660,834	7,685,499
	24,850		12.75	03/03/2023

[1]

The table below details the vesting schedule for stock option grants based on the termination date of the relevant grant. Stock options generally have a vesting feature whereby one-third of each grant of stock options are exercisable after the first anniversary of the grant date, an additional one-third after the second anniversary, and the final one-third after the third anniversary.

Option Expiration Dates	Option Vesting Dates
	33%	33%	34%
08/04/2030	08/05/2021	08/05/2022	08/05/2023
07/05/2030	07/06/2021	07/06/2022	07/06/2023
03/03/2024	03/04/2015	03/04/2016	03/04/2017
03/03/2023	03/04/2014	03/04/2015	03/04/2016

[2]	The amounts shown for Named Executives consist of the following RSU Grants:

	2020 Annual	2021 Annual	2022 Annual	Incremental
Name	Grant	Grant	Grant	Grants
James D. Farley, Jr.	96,045	321,241	344,213	NA
John T. Lawler	38,943	101,315	125,816	69,930
William Clay Ford, Jr.	NA	279,232	291,988	3,948
J. Doug Field	NA	NA	189,910	441,088
Kumar Galhotra	67,899	92,666	102,551	104,895

For the 2020, 2021, and 2022 grants of RSUs, in general, these units vest over three years at a rate of 33%-33%-34%. The amounts shown for Messrs. Lawler and Galhotra under the Incremental Grants column reflect RSU grants received in recognition of their respective expanded responsibilities on November 15, 2022 that vest over three years at a rate of 33%-33%-34%. The amount shown for Mr. Field under the Incremental Grants column reflects RSU grants received on November 15, 2021 and November 15, 2022, as set forth in the employment agreement between Mr. Field and the Company, dated August 26, 2021 (see Exhibit 10-N to Ford’s Annual Report on Form 10-K for the year ended December 31, 2022), that vest at a rate of 33%-33%-34%, with the first vesting occurring immediately at grant and the second and third vest occurring on the second and third anniversary of the respective grant dates.

For grants awarded in 2020, 2021, and 2022, Dividend Equivalents accrue during the restriction period when dividends are paid on our common stock and will be paid in cash upon vesting of the underlying award, except that Dividend Equivalents that accrue on the 2020 grants to Messrs. Lawler and Galhotra will be paid in reinvested RSUs (see Compensation Discussion and Analysis — Policy on Dividend Equivalents on Equity Grants on p. 62).

The amount shown for Mr. Ford under the Incremental Grants column reflects 3,948 Ford common stock units resulting from deferral of director fees and Dividend Equivalents that were credited to his account pursuant to the Deferred Compensation Plan for Non-Employee Directors while he served as a non-employee director of the Company. Such units will be converted and paid in cash on January 10 of the year following termination of Board service, based upon the fair market value of a share of Ford common stock on December 31 of the preceding year.

[3]	The market value shown was determined by multiplying the number of units shown in column (f) by the closing price of Ford common stock, $11.63, on December 31, 2022.

EXECUTIVE COMPENSATION      2023 Proxy Statement   67

[4]

The amounts shown for the Named Executives consist of the following PSU grants for the 2020, 2021, and 2022 performance periods as follows (see also Compensation Discussion and Analysis — Long-Term Incentive Awards on pp. 56- 60):

Name	2020 Grant	2021 Grant	2022 Grant	Incremental Grants
James D. Farley, Jr.	423,728	719,195	516,320	NA
John T. Lawler	171,799	226,823	188,724	NA
William Clay Ford, Jr.	872,881	625,146	437,982	NA
J. Doug Field	NA	NA	284,866	NA
Kumar Galhotra	299,547	207,460	153,827	NA

Final awards for PSU grants will be made in unrestricted shares of common stock at the conclusion of the three-year performance period, less shares withheld for tax obligations.

For grants awarded in 2020, 2021, and 2022, Dividend Equivalents accrue during the performance period when dividends are paid on our common stock and will be paid in cash upon granting of the final award based upon the performance factor achieved on the underlying PSU grant, except that Dividend Equivalents that accrue on the 2020 grants to Messrs. Lawler and Galhotra will be paid in reinvested PSUs (see Compensation Discussion and Analysis — Policy on Dividend Equivalents on Equity Grants on p. 62).

[5]

The market value shown was determined by multiplying the number of units shown in column (h) by the closing price of Ford common stock, $11.63, on December 31, 2022. The number of units assumes that the target level was achieved for the PSUs granted in 2020, 2021, and 2022.

OPTION EXERCISES AND STOCK VESTED IN 2022

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting [1]
Name	(#)	($)	(#)	($)
James D. Farley, Jr.	193,368	1,869,342	654,110	10,620,588
John T. Lawler	14,579	81,934	277,459	4,676,454
William Clay Ford, Jr.	NA	NA	787,112	13,268,994
J. Doug Field	NA	NA	299,093	4,277,030
Kumar Galhotra	44,249	170,586	283,515	4,777,869

[1]

The amounts shown in columns (c) and (e) represent the aggregate dollar value realized by the Named Executives upon the exercise of stock options or the vesting of stock awards. We computed the aggregate dollar value realized upon the exercise of stock options by multiplying the number of shares realized upon exercise by the difference between the market price of our stock at exercise and the exercise price of the options. We computed the aggregate dollar value realized upon vesting by multiplying the number of shares of stock vested by the fair market value (closing price) of Ford common stock on the vesting date.

PENSION BENEFITS IN 20221

(a)	(b)	(c)		(d)	(e)
		Number of		Present Value	Payments During
		Years Credited		of Accumulated	Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)		($)	($)
James D. Farley, Jr.	NA	NA		NA	NA
John T. Lawler	GRP	32.7		753,229	0
	SERP	32.7		2,213,042	0
	GRP-BEP	32.7		1,551,295	0
	ESAP	32.7		3,285,321	0
William Clay Ford, Jr.	GRP	27.8		1,410,214	0
	SERP	35.0	*	6,327,360	0
	GRP-BEP	35.0	*	12,541,233	0
	ESAP	35.0	*	—	0
J. Doug Field	NA	NA		NA	NA
Kumar Galhotra	GRP	34.4		1,327,120	0
	SERP	34.4		2,401,808	0
	GRP-BEP	34.4		3,064,638	0
	ESAP	34.4		3,164,627	0

*	Mr. Ford has reached the 35-year service cap under the SERP, GRP-BEP, and ESAP.
[1]

The General Retirement Plan (“GRP”) provides a flat-rate defined benefit of up to $47.45 per month for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and contributory benefits for each year of contributory participation in which salaried employees contribute 1.5% of base salary up to the applicable limit of the Internal Revenue Code (“Code”) — $305,000 in 2022.

68   EXECUTIVE COMPENSATION      2023 Proxy Statement

Contributory benefits are calculated as follows:

Contributory Benefit	=	(1.5% × Final Avg. Pay) × Contributory Service Years, plus up to two years of waiting period service (maximum 35 service years)	+	0.4% × Final Avg. Pay in excess of Breakpoint × Contributory Service Years (maximum 35 service years)

“Final Average Pay” is the average of the five highest consecutive December 31 monthly base salaries out of the last 10 years of contributory participation.

“Breakpoint” is 150% of Covered Compensation as of January 1 of the year of retirement.

“Covered Compensation” is the average of the Social Security wage base for the preceding 35 years for someone reaching normal retirement age.

Normal retirement is at age 65 with one or more years of credited pension service. Eligible employees who are age 55-64 and have at least 10 years of credited pension service, or employees with 30 or more years of credited pension service who are not yet age 65, may elect to retire early and receive reduced contributory and non-contributory benefits. In addition, Social Security bridging benefits are payable until age 62 and one month. Survivorship coverage is available under the GRP. Under the normal payment method for married participants (65% Qualified Joint and Survivor Annuity), there is a 5% reduction in benefits where the spouse is within five years of the employee’s age.

The Benefit Equalization Plan (“GRP-BEP”) provides eligible U.S. employees with benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Code limitations. 65% survivorship coverage is also available under the GRP-BEP.

The Supplemental Executive Retirement Plan (“SERP”) provides certain eligible executives with an additional monthly benefit after separation from service equal to Final Five Year Average Base Salary multiplied by credited pension service and further multiplied by an applicable percentage (0.2% to 0.9% depending upon position at separation from service), reduced for separation from service prior to age 62. To be eligible, an executive must separate from service with the approval of the Company at or after age 55, have at least 10 years of credited pension service, and must generally have at least five continuous years of service at an eligible position. The SERP monthly benefit has no surviving spouse benefit. In addition, the SERP may provide annuities based on Company earnings, the executive’s performance, and other factors. In addition, for separation from service effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include foreign subsidiary service, the SERP provides an additional monthly pension parity benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and GRP-BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. The pension parity provides 65% survivorship coverage.

The Executive Separation Allowance Plan (“ESAP”) provides benefits to certain eligible executives who have at least five years of eligible executive service, have at least ten years of GRP contributory membership, and who separate from employment after age 55 and prior to age 65. Benefits are payable (reduced by any GRP or GRP-BEP benefit distribution) to the eligible executive or his or her eligible surviving spouse until the executive reaches age 65. The amount of the benefit is a percentage of monthly base salary (not to exceed 60%) based on age and service equal to 1% per year of service (but not less than 15%) plus 1∕2% for each month that age at separation exceeds 55 (maximum of 30%).

Effective December 31, 2019, all defined benefit retirement plans have a 35-year limit for service and pay for purposes of determining the pension benefits. Mr. Ford has reached the service cap under the SERP, GRP-BEP, and ESAP.

To achieve several business goals, we may offer benefits under the Select Retirement Plan (“SRP”), a voluntary separation program offered from time-to-time for select U.S. management employees. To be eligible, selected employees generally had to be at least age 52 with 10 or more years of service. In general, the SRP adds three years of age and contributory service and uses “enhanced Final Average Salary” for purposes of calculating benefits based on the formulas under the GRP, GRP-BEP, SERP, and ESAP, with a minimum increase of 15% over regular benefits. Enhanced Final Average Salary is calculated by multiplying present base salary times three, then adding the last two year-end salaries and dividing the total by five.

The following assumptions are used in calculating the present value of the accumulated benefit:

◾	The age at which benefits are assumed payable is the greater of (i) present age or (ii) age 65 for the GRP and GRP-BEP; age 62 for the SERP; and age 55 for the ESAP. Present age is measured as of December 31, 2022.
◾	Present compensation is used for purposes of the benefit calculations.
◾	Present Value of Accumulated Benefit (column (d)) is calculated assuming a single life annuity; modified PRI-2012 mortality table projected generationally; and a discount rate of 5.542% for the GRP; 5.512% for the SERP; 5.502% for the GRP-BEP; 5.386% for the ESAP; and 5.457% for the SRP as of December 31, 2022.
◾	The present values include amounts relating to employee contributions.

Code Section 409A governs the timing for income inclusion of amounts under our supplemental retirement plans. We believe our supplemental retirement plans presently meet the requirements of Code Section 409A. As a result, employees generally will be taxed when compensation is received under these plans; however, distribution of these amounts may be delayed for six months following separation from service.

The SERP, GRP-BEP, and ESAP plans provided Mr. Ford with a benefit using a notional base annual salary for November 2001 through August 2010 and for May 1, 2020 through October 1, 2020 because he did not receive a cash salary for those periods.

Messrs. Farley and Field do not participate in the GRP, SERP, GRP-BEP, or ESAP. Instead, Ford offers FRP contributions, DC SERP, and BEP-FRP for salaried employees hired or rehired on or after January 1, 2004 in the U.S. See Nonqualified Deferred Compensation in 2022 table on p. 70.

EXECUTIVE COMPENSATION      2023 Proxy Statement   69

NONQUALIFIED DEFERRED COMPENSATION IN 20221

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
	Fiscal Year	Fiscal Year [2]	Fiscal Year [3]	Distributions	Fiscal Year-End [4]
Name	($)	($)	($)	($)	($)
James D. Farley, Jr.	NA	386,000	(354,681)	NA	2,252,405
DC SERP, BEP: SSIP/FRP
John T. Lawler	NA	36,893	(25,959)	NA	166,177
BEP-SSIP
William Clay Ford, Jr.	NA	62,775	(663,834)	NA	974,944
BEP-SSIP
J. Doug Field	NA	39,647	(3,626)	NA	48,398
DC SERP, BEP: SSIP/FRP
Kumar Galhotra	NA	33,793	(23,656)	NA	150,203
BEP-SSIP

[1]

The nontax-qualified defined contribution plans represented in the above table are unfunded, notional amounts credited by book entry to the participants’ accounts. Participants choose how to allocate the notional amounts from a menu of investment measurement options used solely for the purpose of valuing the participants’ accounts. These are considered notional investments. The performance of an individual’s investment option(s) tracks the notional value as if an actual investment was made in such option(s).

Investment options include: target-date retirement funds; passively and actively managed domestic, global, and international equity funds; fixed income funds; a Company common stock fund; a real asset fund; and a stable value fund. Participants may change their investment elections at any time. Initial notional credits to these plans are allocated to a default investment option in the absence of a participant’s investment direction. Thereafter, a participant may transfer the credits to other investment options available under the respective plans and also elect how any future notional credits are allocated.

Ford Retirement Plan (“FRP”) contributions are retirement benefits for employees hired or rehired beginning January 1, 2004. The Company makes scheduled FRP contributions to a participant’s Savings and Stock Investment Plan (“SSIP”) account calculated as a percentage of base salary using a percentage established based on an employee’s age.

The Benefit Equalization Plan (“BEP”) preserves benefits that are substantially equal to any Company matching contributions (“BEP-SSIP”) and/or FRP contributions (“BEP-FRP”) that would have been made under the SSIP but limited due to Code limitations. BEP-FRP amounts cannot be invested in the Company common stock fund. Vested BEP account balances are distributed in cash in a lump sum as soon as practicable after death or separation from Ford. An employee becomes fully vested under BEP three years from their original date of hire with Ford. Distribution of BEP account balances may be delayed for six months in accordance with Code Section 409A.

The Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”) provides certain executives retirement benefits in addition to FRP contributions. To be eligible for DC SERP Company credits, an executive must be hired on or after January 1, 2004 and be Leadership Level 4 (LL4) or above. Company credits are calculated as a percentage of base salary based on the executive’s age and position. DC SERP amounts cannot be invested in the Company common stock fund. To be eligible for DC SERP payments after separation, an executive must have attained at least 5 years of service at Leadership Level 4 or above, and be either 55 years of age with 10 years of total service or 65 years of age with 5 years of total service immediately preceding separation, and separate from service with Company approval. See Compensation Discussion & Analysis — Retirement Plans on pp. 61- 62.

All of the Named Executives participate in the BEP-SSIP. In addition, Messrs. Farley and Field participate in the BEP-FRP and DC-SERP.

[2]

The amounts shown in column (c) for the Named Executives are reflected in column (i) of the Summary Compensation Table on p. 64 and represent credits made to their SERP and BEP-SSIP/FRP sub-accounts, respectively.

[3]	None of the amounts shown in column (d) are reflected in the Summary Compensation Table.
[4]	The following amounts were reported in the Summary Compensation Table in prior years: Mr. Farley: $1,391,608; Mr. Lawler: $50,844; Mr. Ford: $732,525; Mr. Field: $12,183; and Mr. Galhotra: $25,031.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We maintain certain plans whereby we provide compensation and benefits to executives, including the Named Executives, in the event of a termination of employment. For disclosure of benefits pursuant to employment separation under our qualified and nonqualified pension plans for each of the Named Executives, see the Pension Benefits in 2022 table and related footnotes on pp. 68- 69. For disclosure of payments due, if any, to each of the Named Executives pursuant to our nonqualified deferred compensation plans, please see the Nonqualified Deferred Compensation in 2022 table and related footnotes on p. 70. In the table below, Messrs. Lawler, Ford, and Galhotra are shown as receiving amounts in the “Retirement Eligible” column because they each qualify as retirement eligible under our plans. Mr. Farley is shown as receiving amounts in the “Retirement Eligible” column because he qualifies for certain other post-employment benefits upon retirement as set forth in the “Retirement Eligible” column. Mr. Field does not qualify as retirement eligible under our plans or for other post-employment benefits upon retirement.

70   EXECUTIVE COMPENSATION      2023 Proxy Statement

We do not have formal agreements with any Named Executive, other than Mr. Farley, regarding acceleration of awards or provision of benefits related to termination of employment; however, each of the Named Executives may be entitled to certain compensation and benefits under our plans in such circumstances. Award agreements under our 2018 Long-Term Incentive Plan provide that a change in control occurs upon any merger or consolidation in which the Company is not the surviving entity. The Committee adopted a double trigger change in control provision beginning with equity grants made in 2016. Under this provision, an executive’s employment would have to be terminated or his duties reduced before any accelerated vesting of equity awards in a change in control situation. Please refer to footnote 7 on p. 72 for information about the agreement the Company has with Mr. Farley regarding termination of employment.

The following table for the Named Executives assumes that the relevant triggering event occurred on December 31, 2022. Unless otherwise noted, the fair market values of stock-based compensation (e.g., PSUs or RSUs) were calculated using the closing price of Ford common stock ($11.63) on the NYSE on December 31, 2022.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Involuntary
	Voluntary	Retirement	Change In	Not for Cause	For Cause	Death or
	Termination	Eligible	Control (CIC) [7]	Termination [7]	Termination	Disability
Benefits and Payments Upon Termination	($)	($)	($)	($)	($)	($)
James Farley
Compensation:
Base Salary	0	0	1,700,000	1,700,000	0	0
Incentive Bonus Plan [1]	0	2,754,000	3,400,000	3,400,000	0	2,754,000
PSUs [2]	0	0	23,642,213	0	0	0
RSUs [3]	0	0	8,856,233	0	0	8,856,233
Stock Options [4]	0	0	2,873,848	2,873,848	0	0
Benefits and Perquisites:
Evaluation Vehicles [5]	0	11,738	0	0	0	83,343
Life Insurance/Death Benefit [6]	0	0	0	0	0	5,165,385
Total:	0	2,765,738	40,472,294	7,973,848	0	16,858,961
John Lawler
Compensation:
Base Salary	0	0	0	0	0	0
Incentive Bonus Plan [1]	0	1,112,355	0	0	0	1,112,355
PSUs [2]	0	0	7,911,217	0	0	0
RSUs [3]	0	0	3,094,441	0	0	3,094,441
Stock Options [4]	0	0	0	0	0	0
Benefits and Perquisites:
Evaluation Vehicles [5]	0	20,598	0	0	0	83,343
Life Insurance/Death Benefit [6]	0	0	0	0	0	3,514,892
Total:	0	1,132,953	11,005,658	0	0	7,805,032
William C. Ford
Compensation:
Base Salary	0	0	0	0	0	0
Incentive Bonus Plan [1]	0	810,000	0	0	0	810,000
PSUs [2]	0	0	23,689,891	0	0	0
RSUs [3]	0	0	6,689,208	0	0	6,689,208
Stock Options [4]	0	0	3,887,935	0	0	0
Benefits and Perquisites:
Evaluation Vehicles [5]	0	13,023	0	0	0	83,343
Life Insurance/Death Benefit [6]	0	0	0	0	0	5,165,385
Total:	0	823,023	34,267,034	0	0	12,747,936
J. Doug Field
Compensation:
Base Salary	0	0	0	0	0	0
Incentive Bonus Plan [1]	0	0	0	0	0	304,200
PSUs [2]	0	0	2,319,094	0	0	0
RSUs [3]	0	0	4,199,698	0	0	4,199,698
Stock Options [4]	0	0	0	0	0	0
Benefits and Perquisites:
Evaluation Vehicles [5]	0	0	0	0	0	83,343
Life Insurance/Death Benefit [6]	0	0	0	0	0	1,519,231
Total:	0	0	6,518,792	0	0	6,106,472
Kumar Galhotra
Compensation:
Base Salary	0	0	0	0	0	0
Incentive Bonus Plan [1]	0	968,760	0	0	0	968,760
PSUs [2]	0	0	7,993,875	0	0	0
RSUs [3]	0	0	3,060,039	0	0	3,060,039
Stock Options [4]	0	0	0	0	0	0
Benefits and Perquisites:
Evaluation Vehicles [5]	0	19,657	0	0	0	83,343
Life Insurance/Death Benefit [6]	0	0	0	0	0	3,229,733
Total:	0	988,417	11,053,914	0	0	7,341,875

[1]

See column (g) of the Summary Compensation Table on p. 64. Since the amounts in column (d) of the Summary Compensation Table are paid at the discretion of the Committee, they are not considered a payment due upon termination.

EXECUTIVE COMPENSATION      2023 Proxy Statement   71

[2]

The 2020, 2021, and 2022 PSU opportunities have three-year performance periods, ending December 31, 2022, December 31, 2023, and December 31, 2024, respectively (see column (h) of Outstanding Equity Awards at 2022 Fiscal Year-End table and footnote 4 on pp. 67- 68). The amounts shown in the Change In Control column above reflect the value of the performance to metrics of the 2020, 2021, and 2022 PSU opportunities as of December 31, 2022. In each case we multiplied the PSU target opportunity (see Outstanding Equity Awards at 2022 Fiscal Year-End table and footnote 4 on pp. 67- 68) by the performance-to-metrics as of December 31, 2022, which was 55% for the 2020 PSU grant, 200% for the 2021 PSU grant, and 70% for the 2022 PSU grant. We multiplied that product by the fair market value of Ford common stock at December 31, 2022, which was $11.63. For terminations resulting from death or disability or for those Named Executives who are retirement eligible, the 2020, 2021, and 2022 PSU grants provide that, if a period of at least six months has lapsed since the date of grant, the executive will receive 100% of the final award determined by the Committee at the end of the respective three-year performance period.

[3]

At December 31, 2022, each of the following Named Executives had unvested RSUs for which a period of at least six months had lapsed since the date of grant as follows: Mr. Farley: 761,499; Mr. Lawler: 266,074; Mr. Ford: 575,168; Mr. Field: 361,109; and Mr. Galhotra: 263,116. The amounts shown indicate the fair market value of the unvested RSUs for which a period of at least six months had lapsed since the date of grant as of December 31, 2022. If a period of at least six months has lapsed since the date of grant, RSUs will vest according to the normal vesting schedule in the event of early retirement or normal retirement and will vest immediately in the event of death or disability. If a change in control occurs and Ford is not the surviving entity, if a period of at least six months has lapsed since the date of grant, unvested RSUs will terminate if such awards have been replaced by comparable awards from the acquiring entity, unless any recipient is terminated or there is a reduction in an executive’s responsibilities as of the date of the change in control. In those cases, or in the event awards are not replaced with comparable awards, such unvested awards will vest immediately prior to the change in control. RSUs are subject to clawback provisions (see Corporate Governance — Risk Assessment Regarding Compensation Policies and Practices on pp. 14- 15). RSUs are also subject to forfeiture for violations of non-compete provisions and occurrences of conduct inimical towards the Company.

[4]

Pursuant to our 2018 Long-Term Incentive Plan, if a change in control occurs, any outstanding option shall terminate; but if one year has lapsed from the grant date of the option, any unvested portion of an option grant becomes exercisable immediately prior to the change-in-control. As of December 31, 2022, options that would become exercisable under this provision are as follows: Mr. Farley 615,385 options and Mr. Ford 714,694 options. The amounts shown are the values of the “in-the-money” options, which means those options where the fair market value of our common stock on December 31, 2022 exceeded the exercise price of the option, multiplied by the number of options. For terminations resulting from death or disability or for those Named Executives who are retirement eligible, if at least six months has lapsed from the grant date of the option, any unvested portion of an option grant will become exercisable in accordance with its normal vesting schedule.

[5]

The amount shown for evaluation vehicles under the “Retirement Eligible” column reflects the annual cost of providing vehicles for 2022 under the Evaluation Vehicle Program for each Named Executive (see footnote (i) to the All Other Compensation in 2022 table on p. 65). The amounts shown under the “Death or Disability” column for the Named Executives reflect the three-year average costs for vehicles under our surviving spouse vehicle program. Under that program, the surviving spouse receives a car allowance to purchase one of our products. The costs include the A-Plan price of the vehicle, sales tax, and title, registration, and document fees.

[6]	The amounts shown include: (i) proceeds from Company paid life insurance; and (ii) a death benefit payable to the next of kin in an amount equal to 80 hours of salary at the hourly rate.
[7]

Mr. Farley’s employment agreement (see Exhibit 10-O to Ford’s Annual Report on Form 10-K for the year ended December 31, 2022) provides that, conditioned on his agreement to not join a competitor for two years after the date of his termination and delivery of an acceptable waiver and release, he receives certain compensation and benefits in the event his employment is terminated other than “for cause” or if there is a change in control (as defined in the employment agreement) of the Company accompanied by his resignation for “good reason,” either of which occurs within five years of his appointment to President and CEO. In general, a “for cause” termination results from: (i) any act of dishonesty or knowing or willful breach of a fiduciary duty that is intended to result in Mr. Farley’s personal enrichment or gain at the expense of the Company or any of its affiliates or subsidiaries; (ii) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation or image of the Company; (iii) any material violation of published standards of conduct applicable to Ford officers or executives of Ford that warrants termination; (iv) insubordination or refusal to perform assigned duties or to comply with the lawful directions of supervisors; or (v) any deliberate, willful, or intentional act that causes substantial harm, loss or injury to Ford. In general, “good reason” means the occurrence, without Mr. Farley’s express written consent, of any of the following events during the Protected Period (which shall be the two-year period beginning as of the date of a change in control): (i) subject to the provision below on duplication of payments, a reduction of Mr. Farley’s base salary as in effect immediately prior to a change in control or of such higher base salary as may have been in effect at any time during the Protected Period, except in connection with the termination of Mr. Farley’s employment for cause or on account of long-term disability or death, or except where executive pay is reduced across the Company or a substantial portion of the Company as a cost-saving measure; (ii) subject to the provision below on duplication of payments, the failure to pay Mr. Farley any portion of his aggregate compensation including, without limitation, annual bonus, long-term incentive, and any portion of his compensation deferred under any plan, agreement, or arrangement that is payable or has accrued prior to a change in control, within thirty days of the date payment of any such compensation is due; (iii) the failure to afford Mr. Farley annual cash bonus and long-term equity incentive compensation target opportunities at a level which, in the aggregate, is at least equal to 80% of the aggregate level of annual cash bonus and long-term equity incentive compensation target opportunities made available to Mr. Farley immediately prior to the change in control, except in connection with the termination of Mr. Farley’s employment for cause or on account of long-term disability or death; (iv) a material diminution or change in the responsibilities of Mr. Farley without his consent, as such responsibilities existed immediately prior to the change in control; and (v) notwithstanding any other provision of the employment agreement, Mr. Farley shall have the right to terminate his employment, with such termination being deemed as if a termination for good reason during the Protected Period, if any successor to the Company does not assume these obligations upon a change in control.

Notwithstanding any provision in Mr. Farley’s employment agreement to the contrary, if Mr. Farley is entitled upon a termination of employment to any change of control related benefits or payments under an employment or other agreement, or a severance plan, Mr. Farley shall not be entitled upon such termination to any duplicative payment or benefits under his employment agreement but instead shall receive only the greater payment or benefit, determined on an item-by-item basis. The following summarizes the severance arrangements:

72   EXECUTIVE COMPENSATION      2023 Proxy Statement

▪

one year of base salary (see Compensation Discussion and Analysis — Base Salary on pp. 52- 52), plus annual bonus target (see Compensation Discussion and Analysis — Annual Cash Incentive Awards on pp. 53- 53); and

▪removal of any outstanding vesting requirements on his 2020 stock option grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022 about the Company’s common stock that may be issued upon the exercise of options, warrants, and rights under all of the Company’s existing equity compensation plans, including the 2008 Long-Term Incentive Plan and 2018 Long-Term Incentive Plan.

					Number of Securities
					Remaining Available for
	Number of Securities to be				Future Issuance Under
	Issued Upon Exercise of		Weighted-Average Exercise		Equity Compensation Plans
	Outstanding Options,		Price of Outstanding Options,		(Excluding Securities
Plan Category	Warrants, and Rights		Warrants, and Rights		Reflected in Column (a))
	(#)		($)		(#)
	(a)		(b)		(c) [1]
Equity compensation plans approved by security holders	75,058,054	[2]	10.84	[3]	202,308,093
Equity compensation plans not approved by security holders	0		0		0
Total	75,058,054		10.84		202,308,093

[1]

The number of securities remaining available for future issuance under the 2018 Long-Term Incentive Plan is based on a formula. The 2018 Long-Term Incentive Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, PSUs, and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 2018 Long-Term Incentive Plan. As of December 31, 2021, the total number of issued shares of common stock was 4,049,950,393 shares and 2% of such number is 80,999,008 shares. 3% of such number is 121,498,512 shares. Additionally, any unused portion of the 2% Limit for any year, up to a maximum of 100,000,000 shares, may be carried forward and used in later years. For 2022, there were 100,000,000 shares available for use as carry over from the unused portion of the 2% Limit from prior years. There were 32,640,368 shares used during 2022 under the 2018 Long-Term Incentive Plan and 5,842,207 shares were forfeited during 2022.

The number of securities remaining available for issuance under the 2014 Plan is 7,607,742. The 2014 Plan originally had 10,000,000 shares authorized. As of December 31, 2022, 2,392,258 RSUs had been granted under the 2014 Plan.

Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents, if we pay dividends on our common stock.

From January 1, 2023 through March 15, 2023, 23,541,136 RSUs were granted to certain employees as part of a long-term incentive program.

[2]	This number includes the following:
(i)	2008 Long-Term Incentive Plan:

5,270,239 shares subject to options;

(ii)	2018 Long-Term Incentive Plan:

4,845,872 shares subject to options; 40,341,267 shares covered by RSUs; and 23,548,462 shares representing the maximum number of shares covered by PSUs that may be earned pursuant to rights granted, assuming the maximum payout level is achieved;

(iii)	Deferred Compensation Plan:

2,139 shares, which is the approximate number of shares to be issued; and

(iv)	2014 Plan:

1,050,075 RSUs that have vested but have not yet settled into shares of common stock.

Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.

[3]	This is the weighted-average exercise price of 10,116,111 options outstanding under the 2008 Long-Term Incentive Plan and 2018 Long-Term Incentive Plan.

PAY RATIO

As required by proxy rules, we are providing the following pay ratio information for the 2022 fiscal year:

◾	the median of the annual total compensation of all our employees (other than the CEO) was $74,691;
◾	the total compensation of our Chief Executive Officer, Mr. Farley, was $20,996,146; and

EXECUTIVE COMPENSATION      2023 Proxy Statement   73

◾	based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 281 to 1.

Methodology

SEC rules provide that we may use the same median employee for three years before identifying a new median employee provided that during our last completed fiscal year there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. We do not believe that there has been a change to our employee population or our employee compensation arrangements that would result in a significant change to our pay ratio disclosure. However, our original median employee is no longer employed by the Company. Accordingly, as permitted by SEC rules, we have substituted a median employee with substantially similar 2020 compensation as the original median employee for purposes of the 2022 pay ratio disclosure. The methodology and the material assumptions, adjustments, and estimates that we used to identify the 2020 median employee and determine total compensation (or any elements of total compensation) in 2022 were as follows:

◾	We used December 31, 2020 as the date to determine our workforce for purposes of determining the median compensated employee. As of December 31, 2020, our workforce consisted of approximately 186,769 employees, with 90,873 (48.7%) of those employees located in the United States, and 95,896 (51.3%) of those employees located outside of the United States.
◾	The de minimis exception of the pay ratio rules allows us to exclude up to 5% of our employees based outside of the U.S. Pursuant to the de minimis exception, we excluded 2,288 of our non-U.S. employees (approximately 1.2% of our total employee population, comprised of all of our employees in the countries listed in the table below). Consequently, 184,481 employees were considered in determining the median compensated employee.
Country	Number of Employees	Country	Number of Employees	Country	Number of Employees
Austria	48	Ireland	19	Poland	81
Belgium	395	Israel	8	Portugal	17
Chile	31	Italy	176	Puerto Rico	7
Colombia	44	Korea	38	Saudi Arabia	8
Czech Republic	85	Morocco	11	Sweden	1
Denmark	43	Netherlands	52	Switzerland	53
Finland	33	New Zealand	65	UAE	152
France	288	Norway	39	Uruguay	3
Greece	20	Peru	16
Hungary	501	Philippines	54	Total	2,288

◾	As a global enterprise, Ford maintains multiple payroll systems around the world. In determining the median employee compensation (other than our CEO’s compensation), we used total taxable income of each employee as of December 31, 2020. This is often referred to as the “Box 5” number on U.S. W-2 forms. We asked our foreign consolidated subsidiaries to provide an equivalent total taxable income number for employees located in their countries. For employees located outside of the U.S., we converted local currency compensation using the Book Average Internal Revenue Service published rate at December 31, 2020. Also, for those countries that have a non-calendar tax year, we used the total taxable income for all of 2020.
◾	Employees who were on leave during any part of 2020 who did not receive any compensation for work performed in 2020 were excluded from the analysis. Employees who were on leave during any part of 2020 who received compensation for work performed in 2020 were included in the analysis, but we did not annualize their compensation due to the complexity and uncertainty inherent in the manual calculations required; instead, the compensation they actually received was used. We did, however, annualize the compensation of employees hired during 2020.
◾	Using this methodology, we determined that our substituted median employee was a full-time, salaried employee located in the U.S., with 2020 total taxable income of $55,808. We then calculated the median employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of

74   EXECUTIVE COMPENSATION      2023 Proxy Statement

Regulation S- K, which is the manner in which we calculate the total compensation of our Named Executives as reported in the Summary Compensation Table, resulting in annual total compensation in the amount of $74,691. It should be noted that the amount used to identify the median compensated employee, including the substituted median compensated employee, reflects 2020 taxable income, whereas the annual total compensation amount reflects such employee’s compensation as determined under the proxy rule identified above for 2022 compensation. That calculation takes into account certain benefits and compensation not included in the employee’s 2022 taxable income, including any Incentive Bonus payment for 2022 performance that is paid in 2023 and the increase, if any, in the present value of the employee’s pension.

PAY VERSUS PERFORMANCE

New SEC rules require us to provide the following information regarding executive compensation for James D. Farley, Jr., our President & CEO; James P. Hackett, our former President & CEO; and our other Named Executives for the fiscal years listed below. For purposes of this disclosure, Messrs. Farley and Hackett are each referred to as a “PEO” (principal executive officer) and the other Named Executives for each of the covered years are referred to as the “Non-PEO Named Executives.”

Generally, the SEC-defined “Compensation Actually Paid” (“CAP”) is calculated by starting with the Summary Compensation Table total values (“SCT Totals”) and making the following adjustments to the SCT Totals: (1) deducting the grant date value of equity granted during the year, (2) deducting the change in pension value for the year (if any), (3) adding the year-end fair value of unvested equity awards granted during the year, (4) adding, for awards granted in prior years that are outstanding and unvested at the end of the year, the difference between the year-end fair value and the immediately prior year-end fair value, (5) adding, for awards granted in prior years that vested during the year, the difference between the fair value as of the vesting date and the immediately prior year-end fair value, and (6) adding the pension service cost for that year (if any).

For a discussion of the Compensation, Talent and Culture Committee’s philosophies, guidelines, and practices regarding executive compensation and alignment with Company performance, see the Compensation Discussion & Analysis, beginning on p. 41.

Pay versus Performance Table

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Average		Value of Initial Fixed
					Summary		$100 Investment
	Summary	Summary			Compensation	Average	Based On:
	Compensation	Compensation			Table Total for	CAP to		Peer Group		Company
	Table	Table	CAP	CAP	Non-PEO	Non-PEO	Total	Total		Adjusted
	Total for PEO	Total for PEO	to PEO	to PEO	Named	Named	Shareholder	Shareholder	Net	Free
	(James D. Farley, Jr.)	(James P. Hackett)	(James D. Farley, Jr.) [4]	(James P. Hackett) [4]	Executives [1]	Executives [1,4]	Return	Return [2]	Income	Cash Flow [3]
Year	($)	($)	($)	($)	($)	($)	($)	($)	(in $M)	(in $M)
2022	20,996,146	—	(14,879,370)	—	12,379,576	(3,677,839)	132	128	(1,981)	9,081
2021	22,813,174	—	73,772,804	—	12,930,062	30,831,937	228	188	17,937	4,590
2020	11,802,054	16,728,505	8,310,761	9,825,786	9,684,547	3,384,069	96	151	(1,279)	1,273

[1]

The Non-PEO Named Executives for 2020 were John T. Lawler, William Clay Ford, Jr., Hau Thai-Tang, Kumar Galhotra, and Tim Stone; for 2021 were John T. Lawler, William Clay Ford, Jr., Michael Amend, and J. Doug Field; and for 2022 were John T. Lawler, William Clay Ford, Jr., J. Doug Field, and Kumar Galhotra.

[2]

The “Peer Group” referenced in this column is the Dow Jones Automobiles & Parts Titans 30 Index. This is the same index used to prepare the Company’s “Stock Performance Graph” included in our Annual Report on Form 10-K for the year ended December 31, 2022, but the TSR data in this table differs from the data included in the “Stock Performance Graph” because this table and the “Stock Performance Graph” measure the value of the initial fixed $100 investment over different time periods with different starting points.

[3]

Company adjusted free cash flow is a non-GAAP financial measure most comparable to U.S. GAAP’s “Net Cash Provided By/(Used In) Operating Activities.” Company adjusted free cash flow measures the Company’s operating cash flow excluding operating cash flows of Ford Motor Credit Company LLC (“Ford Credit”). The measure contains elements management considers “operating activities,” including Company excluding Ford Credit capital spending, Ford Credit distributions to its parent, and settlement of derivatives. The measure excludes cash outflows for funded pension contributions, global redesign (including separations), and other items that are considered operating cash flows under U.S. GAAP. This measure is useful to management and investors because it is consistent with management’s assessment of the Company’s operating cash flow performance. Please refer to p. 79 of our Annual Report on Form 10-K for the year ended December 31, 2022 for a reconciliation of Net Cash Provided By/(Used in) Operating Activities to Company Adjusted Free Cash Flow.

[4]

As noted above, the values reported in these columns represent CAP, calculated in accordance with SEC rules. The values do not reflect the actual amount of compensation earned by or paid to our Named Executives during the applicable year. Numbers in the above table and the tables below may not sum due to rounding. To calculate CAP in accordance with SEC rules, the following amounts were added to, or deducted from, the applicable SCT Totals:

EXECUTIVE COMPENSATION      2023 Proxy Statement   75

James D. Farley, Jr. SCT Total Compensation to CAP Reconciliation:

			Plus
			Value of Equity-Based
		Less	Awards Calculated
	SCT Total	Grant Date Fair Value	According to SEC Specified
	Compensation	Of Equity-Based Awards	Methodology	CAP
Year	($)	($)	($) [i]	($) ii
2022	20,996,146	15,145,381	(20,730,135)	(14,879,370)
2021	22,813,174	16,078,486	67,038,116	73,772,804
2020	11,802,054	9,230,638	5,739,345	8,310,761

James P. Hackett SCT Total Compensation to CAP Reconciliation:

Plus
Value of Equity-Based
		Less	Awards Calculated
	SCT Total	Grant Date Fair Value	According to SEC Specified
	Compensation	Of Equity-Based Awards	Methodology	CAP
Year	($)	($)	($) [i]	($) ii
2020	16,728,505	13,576,989	6,674,271	9,825,786

Average Non-PEO Named Executive SCT Total Compensation to CAP Reconciliation:

		Less	Plus
		Grant Date Fair Value	Value of Equity-Based	Plus Actuarially
		of Equity-Based Awards	Awards Calculated	Determined Pension
	SCT Total	and Aggregate Change in	According to SEC Specified	Service Cost and
	Compensation	Present Value of Pension Benefit	Methodology	Prior Service Cost	CAP
Year	($)	($)	($) [i]	($) ii,iii	($)
2022	12,379,576	9,877,999	(6,327,595)	148,179	(3,677,839)
2021	12,930,062	10,394,497	28,182,109	114,263	30,831,937
2020	9,684,547	7,941,257	1,402,854	237,925	3,384,069

[i]

Reflects the change in value of equity-based awards calculated in accordance with the SEC specified methodology for determining CAP for each year shown. With respect to dividend equivalents that accrue on our equity awards, the value of such dividend equivalents is included in the values in this column. For more on how dividend equivalents accrue on our equity awards, see Policy on Dividend Equivalents on Equity Grants on p. 62.

Supplemental Detail of PEO (James D. Farley, Jr.) Equity-Based Awards Change in Value:

		Fair Value of Reported	Change in Value of Prior	Change in Value of	Value of Awards
		Year’s Awards at	Years’ Awards Unvested	Prior Years’ Awards that	Included in CAP for
		Fiscal Year End	at Fiscal Year End	Vested in Year Reported	Year Reported
		(a)	(b)	(c)	(d) = (a) + (b) + (c)
Year	Type of Award	($)	($)	($)	($)
	RSUs	4,115,951	(3,615,542)	(1,712,006)	(1,211,597)
2022	PSUs	5,581,419	(15,456,825)	(1,301,590)	(11,176,996)
	Options [a]	–	(5,193,849)	(3,147,692)	(8,341,541)
	Total	9,697,370	(24,266,216)	(6,161,288)	(20,730,135)
	RSUs	11,208,533	3,441,217	794,689	15,444,439
2021	PSUs	29,263,665	8,767,638	171,424	38,202,727
	Options [a]	–	11,324,347	2,066,603	13,390,950
	Total	40,472,198	23,533,202	3,032,716	67,038,116
	RSUs	2,483,043	(50,387)	(2,454,708)	(22,052)
2020	PSUs	654,766	(1,092,384)	(203,336)	(640,954)
	Options [a]	6,402,350	–	–	6,402,350
	Total	9,540,159	(1,142,771)	(2,658,044)	5,739,345

76   EXECUTIVE COMPENSATION      2023 Proxy Statement

Supplemental Detail of PEO (James P. Hackett) Equity-Based Awards Change in Value:

		Fair Value of Reported	Change in Value of Prior	Change in Value of	Value of Awards
		Year’s Awards at	Years’ Awards Unvested	Prior Years’ Awards that	Included in CAP for
		Fiscal Year End	at Fiscal Year End	Vested in Year Reported	Year Reported
		(a)	(b)	(c)	(d) = (a) + (b) + (c)
Year	Type of Award	($)	($)	($)	($)
	RSUs	–	(123,604)	(1,658,807)	(1,782,411)
2020	PSUs	1,702,393	(2,729,232)	(935,846)	(1,962,685)
	Options [a]	10,419,367	–	–	10,419,367
	Total	12,121,760	(2,852,836)	(2,594,653)	6,674,271

Supplemental Detail of Average Non-PEO Named Executive Equity-Based Awards Change in Value:

		Fair Value of Reported	Change in Value of Prior	Change in Value of	Value of Awards
		Year’s Awards at	Years’ Awards Unvested	Prior Years’ Awards that	Included in CAP for
		Reported Year End	at Reported Year End	Vested in Year Reported	Year Reported
		(a)	(b)	(c)	(d) = (a) + (b) + (c)
Year	Type of Award	($)	($)	($)	($)
	RSUs	3,433,292	(1,606,739)	(545,965)	1,280,588
2022	PSUs	2,879,242	(6,796,401)	(576,326)	(4,493,485)
	Options [a]	–	(1,536,592)	(1,578,106)	(3,114,698)
	Total	6,312,534	(9,939,732)	(2,700,397)	(6,327,595)
	RSUs	7,006,252	1,161,809	2,259,053	10,427,114
2021	PSUs	8,666,542	4,764,067	124,194	13,554,803
	Options [a]	–	3,414,607	785,585	4,200,192
	Total	15,672,794	9,340,483	3,168,832	28,182,109
	RSUs [b]	1,426,962	(336,773)	(624,930)	465,259
2020	PSUs [b]	144,564	(708,996)	(149,041)	(713,473)
	Options [a]	–	1,651,068	–	1,651,068
	Total	1,571,526	605,299	(773,971)	1,402,854

[a]

As previously disclosed, the grant date fair value of the stock options granted to Messrs. Farley, Hackett, and Ford in 2020 was calculated using a Monte Carlo simulation. The same simulation was used to calculate the fair value of stock options for 2020. For 2021 and 2022, a Black Scholes model was used to calculate the fair value of stock as the price-based performance condition for the 2020 stock options was achieved on February 8, 2021.

[b]

The amounts in column (b) of these rows reflect the change in value of prior years’ unvested awards attributable to Mr. Stone’s forfeiture of certain RSUs and PSUs in connection with his departure during 2020. The aggregate change in value attributable to the forfeiture of such RSUs was ($1,445,630), and for PSUs was ($1,883,151).

ii	We did not report a change in pension value for Messrs. Farley or Hackett in any of the years reflected in these tables because they do not participate in any of our pension benefit plans.
iii

This column is included to show the addition of the actuarial present value of our Non-PEO Named Executives’ average service cost under pension plans attributable to services rendered during the noted year. No actuarial present values are reported for Messrs. Farley and Hackett because neither participates in the Company’s defined benefit pension plans.

Critical Performance Measures

The seven measures listed below represent the most important financial and non-financial performance measures used to tie 2022 executive compensation to Company performance. The measures in this table are not ranked. For a discussion of each of these performance measures and how they tie to our performance-based compensation practices, refer to the CD&A, beginning on p. 41.

Most Important Financial and Non-Financial Performance Measures
Company Adjusted Free Cash Flow
Company Adjusted EBIT Margin
Adjusted Return on Invested Capital
Company Adjusted EBIT
Company Revenue
Quality
Relative TSR of Peer Group for PSUs*
*	See Long-Term Incentive Awards beginning on p. 56 for more information about the structure of our PSU grants and the peer groups used for measuring relative TSR for PSUs.

EXECUTIVE COMPENSATION      2023 Proxy Statement   77

Relationship of CAP to Certain Performance Measures

The following graphic and narrative disclosures describe the relationship between the CAP to our PEOs and the Average CAP to our Non-PEO Named Executives in each of the years reported above to (1) TSR of both the Company and the Dow Jones Automobiles & Parts Titans 30 Index (the “Peer Group TSR”), (2) Company Net Income, and (3) Company Adjusted Free Cash Flow.

In 2020, the CAP to Messrs. Hackett and Farley, as well as to our Non-PEO Named Executives, was lower than their respective individual and average SCT Totals (as applicable), while our TSR for 2020 was -4% paired with a $1.326 billion decrease in Net Income and $1.589 billion decrease in Adjusted Free Cash Flow from 2019. For 2021, the CAP to Mr. Farley was much higher than his SCT Total, paired with a corresponding +137% change in our TSR and $19.216 billion and $3.317 billion increases in Net Income and Adjusted Free Cash Flow, respectively. The average CAP to our Non-PEO Named Executives was also much higher than the average SCT Total in 2021. In 2022, the CAP to Mr. Farley was much lower than his SCT Total, and the average CAP to our Non-PEO Named Executives was much lower than their average SCT Total in 2022, with negative CAP in both cases. TSR suffered a -42% change in 2022, as Net Income declined $19.918 billion from the prior year despite a $4.491 billion increase in our Adjusted Free Cash Flow from the prior year.

The increased CAP to Mr. Farley and our other Non-PEO Named Executives for 2021 is largely attributable to a large increase in our stock price during 2021 that also drove the large increase in our TSR for 2021. By the end of 2022, our TSR ended higher than the cumulative TSR of our Peer Group, but both our TSR and stock price had returned to levels closer to our 2020 TSR and year-end stock price, contributing to the corresponding decrease in CAP to Mr. Farley and our other Non-PEO Named Executives for 2022. Much of the fluctuation in CAP over the period reported is attributable to changes in our year-end stock price, which affects the “change in value of prior years’ awards” that is included in the calculation of CAP. The ultimate values actually realized by our Named Executives from unvested equity awards, if any, cannot be determined unless and until the awards fully vest.

78   EXECUTIVE COMPENSATION      2023 Proxy Statement

Proposal 4. Say When on Pay

The Board of Directors believes that having an advisory vote to approve Named Executive compensation EVERY ONE (1) YEAR allows our shareholders to provide timely, direct input on the Company's executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year.

The Board further believes that an annual vote is consistent with the Company’s efforts to obtain your input on executive compensation matters. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation, Talent and Culture Committee.

Section 14A of the Exchange Act requires that we provide you with this opportunity to vote, on a non-binding advisory basis, on the frequency of our advisory votes on executive compensation once every six years. At the 2017 Annual Meeting, you approved our proposal to provide you with this opportunity on an annual basis.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

Ford management will present the following resolution to the meeting:

“RESOLVED, That the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote to approve the compensation of the Company’s Named Executives as set forth in the Company’s Proxy Statement should be every one year, every two years, or every three years.”

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors recommends that you vote for the option of “1 year” as the preferred frequency for the advisory votes on executive compensation.

Your Board’s recommendation: 1 YEAR for Proposal 4

PROPOSAL 4      2023 Proxy Statement   79

Proposal 5. Approval of 2023 Long-Term Incentive Plan

We seek your approval of the 2023 Long-Term Incentive Plan (the “2023 Plan”). Our current long-term incentive plan, the 2018 Long-Term Incentive Plan (the “2018 Plan”), terminates on May 1, 2023. The Compensation, Talent and Culture Committee (the “Committee”) approved the 2023 Plan at its March 8, 2023 meeting and the 2023 Plan is effective May 1, 2023, subject to your approval. The text of the 2023 Plan is shown in Appendix I.

We believe it is important that a part of our key employees’ compensation be equity-based in order to greater align their interests with the interests of our shareholders. Under the 2023 Plan, we can grant PSUs, stock options, stock appreciation rights, and Other Stock-Based Awards (defined below). Our equity-based compensation awards are tailored to achieve various objectives, such as:

◾	align our employees’ interests with our shareholders’ interests;
◾	attract essential new talent to the Company and retain key employees;
◾	offer employee incentives focused on the achievement of key business and strategic objectives;
◾	reward employees for performance with the value of that reward tied to future performance; and
◾	provide competitive and cost-effective compensation.

We believe the Company’s best interests will be served by your approval of the 2023 Plan so that we may continue to grant PSUs and RSUs that vest over a period of time to officers and other key salaried employees, as well as certain other key employees, consultants, and advisors to the Company. In addition, we believe that our continued ability to grant stock options, stock appreciation rights, and Other Stock-Based Awards is essential to provide us with flexibility to adapt the compensation of employees to new circumstances, such as changing business conditions, market fluctuations, significant developments, and other matters.

Summary of 2023 Long-Term Incentive Plan

The following is a summary of the principal features of the 2023 Plan. This summary does not purport to be a complete description of the provisions of the 2023 Plan and is qualified in its entirety by reference to the full text of the 2023 Plan. A copy of the 2023 Plan is attached to this Proxy Statement as Appendix I.

Eligibility and Overview

Under the 2023 Plan, awards of shares of common stock, PSUs, RSUs, stock options, and various other rights relating to common stock (collectively, “Plan Awards”) may be granted to officers and other key employees, consultants, and advisors who are designated by the Committee to participate in the 2023 Plan. Prior to payment of any Plan Award that is payable in common stock, the Committee may decide to pay all or part of such Plan Award in cash of equal value. Under the 2023 Plan, Plan Awards may be granted from May 1, 2023 through May 1, 2028. It is expected that grants of PSUs and RSUs will be made on an annual basis.

Employees (including executive officers and directors who are also the Company’s employees, if any) and consultants and advisors to the Company and its subsidiaries are eligible to participate in the 2023 Plan. As of December 31, 2022, the Company had approximately 173,000 employees (including executive officers); however, consistent with its practice under the 2018 Plan, the Company expects that it will only grant awards under the 2023 Plan to employees at Leadership Levels 1-5 and certain Leadership Level 6 and general salaried employees working in certain tech-related positions, of which there were approximately 10,900, including 40 officers, and that PSUs will be granted only to employees at Leadership Levels 1-3, of which there were approximately 40 officers and 500 other employees, each as of December 31, 2022.

Limit on Plan Awards

The 2023 Plan provides that the maximum number of shares of common stock that may be available for the granting of Plan Awards each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit, as adjusted under the 2023 Plan, is called the “2% Limit.” The 2% Limit

80   PROPOSAL 5      2023 Proxy Statement

may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years. The 2% Limit, as increased or adjusted under the 2023 Plan, is called the “Overall Limit.” As of December 31, 2022, the total number of issued shares of common stock was 4,067,753,431 shares. 2% of such number is 81,355,069 shares, and 3% of such number is 122,032,603 shares. The 2018 Plan contains the same 2% Limit. For clarity, such 2% Limit will apply to aggregate grants under both the 2018 Plan and the 2023 Plan, if approved, for the year 2023, meaning that the aggregate number of shares of common stock that may be available for the granting of Plan Awards for 2023 shall not exceed the amounts in the previous sentence, notwithstanding the fact that both the 2018 Plan and the 2023 Plan reference a 2% Limit.

Any unused portion of the 2% Limit for any year may be carried forward and used in later years; provided, however, that the aggregate amount of carried forward shares used in any given calendar year shall not exceed 100,000,000 shares. Shares involved in the unexercised or undistributed portion of any terminated, expired, or forfeited Plan Award also are available for future Plan Awards. For the 2023 Plan, no shares are currently available for use as carry over from the unused portion of the 2% Limit from prior years because the 2023 Plan is not effective until May 1, 2023.

The Committee has judiciously used the 2% Limit included in the 2018 Plan as a proven, valuable tool in attracting, incentivizing, and retaining employees. In light of the Committee’s track record of responsible grant practices made with the 2% Limit already included in the 2018 Plan, and in furtherance of our goal of competing for top talent in a rapidly evolving marketplace, we ask that shareholders continue to provide the Committee with this valuable tool. The Committee believes the 2% Limit provides flexibility to the 2023 Plan that is essential to retain and incentivize our employees to achieve Ford’s strategic objectives and to attract essential external talent from multiple sectors. The Committee appreciates shareholder concern in this area and adopted a 5-year term for the 2023 Plan, as it did with the 2018 Plan, which will allow shareholders to vote on a new long-term incentive plan in 2028.

In the event of a merger, consolidation, reorganization, stock split, stock dividend, or any other event affecting the Company’s common stock, the total number of shares available for Plan Awards and the number of shares covered by outstanding Plan Awards will be appropriately adjusted as determined by the Committee.

Subject to adjustment as described above, the aggregate number of shares of common stock that may be issued upon exercise of incentive stock options will not exceed 2% of the number of shares authorized under the Company’s Restated Certificate of Incorporation on the date of adoption of the 2023 Plan.

Plan Administration

The 2023 Plan is administered by the Committee. To the extent permitted by applicable law, the Committee may delegate any or all of its powers and duties under the 2023 Plan to one or more other committees, sub-committees, or officers of the Company, pursuant to such conditions or limitations as the Committee may establish; provided, however that the Committee shall not delegate its authority to act on matters affecting any participant who is subject to the reporting or liability requirements of Sections 16(a) and (b) of the Exchange Act, respectively, including the Named Executives.

Expenses

All expenses of the 2023 Plan are paid for by the Company and its participating subsidiaries.

Award Conditions

In general, outstanding awards under the 2023 Plan will be forfeited if a participant terminates his or her employment, fails to consult with the Company upon request, or engages in competitive activity (unless approved by the Company), or if it is determined that the participant engaged in conduct contrary to the best interests of the Company.

Recoupment Policy

The 2023 Plan provides that all Plan Awards (including any shares or other amounts, property or benefits arising from Plan Awards) shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment or “clawback” policies of the Company that may be in effect from time to time. See Risk Assessment Regarding Compensation Policies and Practices on pp. 14- 15 for a description of the Committee’s current recoupment policy.

PROPOSAL 5      2023 Proxy Statement   81

Double-Trigger Change in Control

As explained under Potential Payments Upon Termination or Change in Control, beginning on p. 70, the Committee has incorporated a double-trigger change-in-control provision in Plan Award agreements.

Amendment or Termination of Plan

The 2023 Plan provides that (a) the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify the 2023 Plan, and (b) the Committee may amend or modify the 2023 Plan, except that neither the Board of Directors nor the Committee may take certain actions specified in the 2023 Plan without shareholder approval (such as increasing the total number of shares that may be granted under the 2023 Plan, extending the term of the 2023 Plan, or deleting or limiting the prohibition against cash buyouts for, or repricing of, options).

Effect of Termination of Employment

If a participant terminates his or her employment prior to the end of the performance period relating to any PSU or prior to the vesting of any RSU or other Other Stock-Based Award, all unvested or unissued Plan Awards (including PSUs that remain in the performance period) generally will be cancelled, except as otherwise provided in the 2023 Plan for certain types of termination. If, prior to the date that any option or stock appreciation right first becomes exercisable, a participant’s employment terminates for any reason, all rights thereunder generally will cease, except as otherwise provided in the 2023 Plan for certain types of termination. See Article 9 of the 2023 Plan in Appendix I for more information about the effect of termination of employment on Plan Awards.

Types of Awards under the 2023 Plan

Performance Stock Units (“PSUs”)

A PSU is the right to receive up to the number of shares of common stock described therein if specific business objectives are met. The Committee determines the performance period for a PSU at the time it is granted. At this time, we expect grants of PSUs to be made annually and have a three-year performance period. After the end of the related performance period, the Committee may determine to award shares of stock or RSUs that will be restricted from sale or other disposition for a period determined by the Committee (these are referred to as “Final Awards”). Shares of common stock representing any Final Award generally will be distributed to the participant free of all restrictions on a date to be determined by the Committee following the performance period, less shares withheld for tax obligations.

Prior to the grant of a PSU, the Committee decides the targeted performance level at which a target award may be earned. The Committee decides the target award based on the employee’s level of responsibility and other factors. The target award, designated as a number of shares, is based on achieving performance goals established by the Committee for the performance period. The Committee may also decide any minimum performance level below which no stock award would be paid, and a maximum level above which no more would be paid. The Committee also decides the formula to apply against the performance goals in deciding the percentage of the target award that is earned. Under the 2023 Plan, this amount may not exceed 200% of the target award (as adjusted under Article 12 of the 2023 Plan).

The performance goals for a PSU granted to a Named Executive may be based on one or more of the Performance Criteria defined in paragraph (b) of Article 4 of the 2023 Plan (see Appendix I). For the 2023 annual PSU grants made under the 2018 Plan covering the 2023-2025 performance period, the Committee determined that for all participants the criteria for all PSUs would be based solely on the Company’s three-year relative TSR measured against the 2023 PSU TSR Peer group, which consists of other automotive manufacturers.

The Committee believes that the PSUs provision in the 2023 Plan will provide flexibility for it to make stock awards, provide competitive compensation, and recognize unique individual contributions to the Company, as and when the Committee deems it appropriate. It will also provide the Committee with a tool to focus executive behavior on accomplishing important business and strategic objectives that will deliver long-term value for the Company, while serving as a strong retention tool for key executives who are leading our delivery of Ford+.

82   PROPOSAL 5      2023 Proxy Statement

Other Stock-Based Awards (including RSUs)

The 2023 Plan permits the Committee to grant awards of common stock and other awards that are valued or determined in whole or part by reference to, or are otherwise based on, common stock (“Other Stock-Based Awards”). Other Stock-Based Awards generally may be granted either alone, in addition to, in tandem with, as an alternative to, or in substitution for, any other kind of award granted under the 2023 Plan or under any other Company plan, including a plan of an acquired entity. Other Stock-Based Awards may be paid in common stock or other securities of the Company, cash, or any other form of property or in any combination determined by the Committee.

Examples of Other Stock-Based Awards include restricted stock, rights to purchase common stock, options containing terms or provisions differing in whole or in part from ISOs and NQOs (defined below), securities convertible into common stock, RSUs, dividend equivalents, and deferred awards of or related to common stock.

Subject to the 2023 Plan, the Committee decides the employees to whom Other Stock-Based Awards will be made, the kinds of such awards, the grant dates, the number of shares of stock or units, the consideration for the awards, and other terms and conditions of the awards. The Committee may make adjustments to award criteria during or after any applicable award period, but prior to the grant of a Final Award.

Dividend Equivalents

No dividend equivalents are paid out on Plan Awards during any vesting period or performance period. The 2023 Plan provides, however, that if dividends are paid on the Company’s common stock, dividend equivalents shall accrue on PSUs and RSUs, denominated in additional PSUs or RSUs, as applicable, unless the Committee determines otherwise at the time of grant. For PSUs, dividend equivalents are paid at the time of the Final Award and are equal to cash dividends that the participant would have received if he or she had owned the number of shares equal to 100% of the PSU grant during the performance period. The dividend equivalents that accrued for PSUs will be paid in proportion to the Final Award payout for the related PSU. For example, if the PSU Final Award is 50% of the PSU Target, then only 50% of the accrued dividend equivalents related to that PSU will be paid out. For RSUs, dividend equivalents are paid upon the vesting of the RSUs and are equal to cash dividends that the participant would have received if he or she had owned the number of shares equal to the number of vesting RSUs. Dividend equivalents on PSUs and RSUs can be accrued and paid in cash or not accrued at all, as determined at the time of grant of the award at the discretion of the Committee. Additionally, the Committee may, at the time of grant of an award of any other Other Stock-Based Award, provide that, if dividends are paid on the Company’s common stock, dividend equivalents shall accrue on the Other Stock-Based Awards, denominated in cash or additional Other Stock-Based Awards as determined by the Committee. The Committee approved the accrual and payment of dividend equivalents for the 2023 annual PSU and RSU grants made under the 2018 Plan. For the Named Executives, the dividend equivalents for the 2023 annual PSU and RSU grants made under the 2018 Plan will be paid in cash at the end of the performance period for PSUs and upon the vesting of the RSUs, as applicable.

Stock Options and Stock Appreciation Rights

Options granted under the 2023 Plan will be designated at the time of grant as either “incentive stock options” (“ISOs”) qualified under applicable federal tax laws or options which do not so qualify (“NQOs”). Under applicable federal tax law, if the aggregate fair market value (determined at time of grant) of stock for which ISOs first become exercisable by a participant during any calendar year exceeds $100,000, such options will be treated as NQOs. Therefore, some participants may be granted both ISOs and NQOs.

The option price of common stock covered by an option granted under the 2023 Plan is the fair market value (closing price) of Ford common stock on the date of grant of such option. Payment for shares purchased upon exercise of an option will be made in full at the time of exercise, either in cash or in shares of the Company’s common stock valued at their fair market value on the date of exercise.

A stock appreciation right entitles the participant to receive from the Company that number of shares of common stock determined by dividing (i) the total number of shares covered by the related option (or portion of it) multiplied by the amount by which the fair market value of a share of common stock on the exercise date exceeds the option price by (ii) the fair market value of a share of common stock on the exercise date.

PROPOSAL 5      2023 Proxy Statement   83

In consideration of an option grant, with or without a related stock appreciation right, each participant must agree to remain in the employ of the Company for the period of time provided in the option agreement.

Options and related stock appreciation rights granted under the 2023 Plan terminate not later than ten years from the date of grant.

The 2023 Plan prohibits the repricing or cash-out of options or stock appreciation rights (see Article 6(g) of the 2023 Plan in Appendix I).

Federal Tax Consequences for Options and Stock Appreciation Rights

The following is a brief summary of the U.S. federal income tax consequences applicable to awards of options and stock appreciation rights granted under the 2023 Plan based on the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local, or foreign tax consequences, which may be substantially different.

The grant of an option or stock appreciation right will not have any tax consequences for the participant or the Company under present federal tax laws. In general, upon the exercise of an NQO, the participant will realize ordinary taxable income measured by the difference between the option price and the fair market value of the stock received at the time of exercise, and the Company will be entitled to a tax deduction in the same amount.

The participant does not incur any taxable income at the time of exercise of an ISO. If the participant holds the shares acquired upon exercise of the ISO for more than one year after exercise, the difference between the option price and the amount realized upon disposition of the shares is treated as long-term capital gain or loss by the participant and the Company is not allowed a tax deduction. The excess of the fair market value of the shares received at the time of exercise of an ISO over the option price will be an “item of tax preference” which may result in the “alternative minimum tax” being imposed on the participant under the federal tax law.

Upon the exercise of a stock appreciation right, generally the participant will realize ordinary taxable income measured by the fair market value of the stock or the amount of cash received at the time of exercise. The Company will be entitled to a tax deduction in the same amount.

Amount of Benefits

Because we have not made grants under the 2023 Plan as of the date of this Proxy Statement, it is not possible to predict the benefits or amounts that will be granted to particular individuals or groups of employees under the 2023 Plan. In order to provide you with comparable information of the nature of Plan Awards that could be granted under the 2023 Plan, we are sharing data relating to grants made in March 2023 under the 2018 Plan.

The number of shares which ultimately may be paid out to any Named Executive pursuant to the PSUs granted in March 2023 cannot be determined at this time because the grants are subject to performance conditions. It is, however, subject to the Overall Limit and cannot exceed 200% of the related target award.

On March 3, 2023, the persons set forth in the following table received PSUs and Other Stock-based Awards, which consisted solely of RSUs, for the 2023-2025 performance period covering the amount of common stock shown in the table. The fair market value of Ford common stock (based on the closing price of our common stock on the NYSE) on March 3, 2023 was $13.08 per share.

No options or stock appreciation rights were granted in the first quarter of 2023 and we do not expect to make any such grants during the remainder of 2023.

84   PROPOSAL 5      2023 Proxy Statement

Name	Shares Subject to PSUs	Shares Subject to RSUs
James D. Farley, Jr. Chief Executive Officer	744,954	496,636
John T. Lawler Chief Financial Officer	198,165	132,110
William Clay Ford, Jr., Executive Chairman	580,733	387,155
J. Doug Field Chief Advanced Product Development and Technology Officer	403,669	269,113
Kumar Galhotra President, Ford Blue	181,651	121,100
Executive Officer Group (including Named Executives)	2,605,727	1,737,151
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	4,598,412	10,216,117

Shareholder Approval Condition

Grants of awards under the 2023 Plan made by the Committee to any eligible participants after the date of this Proxy Statement but prior to your approval, if any, are subject to your approval of the terms of the 2023 Plan. If you approve this proposal, the terms of the 2023 Plan will continue in effect for Plan Awards to employees for 2023 and future years under the 2023 Plan.

If you do not approve this proposal, the Committee will not grant Plan Awards under the 2023 Plan to the Named Executives, key employees, or others for 2023 and future years and any outstanding 2023 Plan Awards previously granted for 2023 under the 2023 Plan, if any, will be cancelled.

Reasons to Support

We believe your support of the 2023 Plan is warranted for many reasons, including the following:

◾	The Committee has a long history of responsible equity grant practices.
◾	Equity compensation, particularly the granting of PSUs, is expected to promote continued alignment of employee behavior with shareholder interests, particularly as we execute our Ford+ plan.
◾	The 2023 Plan has a five-year term.
◾	The 2023 Plan includes a prohibition on the repricing or cashing-out of options.

We request you vote FOR the 2023 Plan to allow us to continue to attract, retain, and incentivize employees to achieve our purpose of helping to build a better world.

Resolution

Ford management will present the following resolution to the meeting:

“RESOLVED, That the Company’s 2023 Long-Term Incentive Plan described in Proposal 5 of the Proxy Statement and shown in Appendix I thereto is approved.”

Your Board’s recommendation: FOR Proposal 5

PROPOSAL 5      2023 Proxy Statement   85

Shareholder Proposals

We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. Each of the proposals contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all of these inaccuracies and take no responsibility for the content of the proposals. The Board of Directors has thoroughly considered each proposal and recommends a vote AGAINST these proposals for the reasons set forth following each proposal.

Proposal 6. Shareholder Proposal

Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, who owns shares of common stock with a value of at least $2,000, has informed the Company that the following proposal will be presented at the meeting:

Proposal 6 — Equal Voting Rights for Each Share

RESOLVED: Shareholders request that our Board take steps to ensure that all of our company’s outstanding stock has an equal one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with current and future shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts. Corporate governance advocates have suggested a 7-year transition to equal voting rights for each share.

Ford Family shares have 36-votes per share compared to the tiny one-vote per share for regular shareholders. This dual-class voting stock reduces management accountability by giving insiders the power to retain corporate control disproportionate to their money at risk.

The super voting power of the Ford family is all the more outrageous since all Ford family shares vote and nearly 1 Billion non Ford family shares do not vote. And the Ford family seems happy that many Ford shareholders do not vote.

This proposal topic has received more than 51% of the independent vote of the non-family Ford stock in each year since 2011. It is important to vote for this proposal to help block the Ford family from finding additional creative ways to further reduce their money at risk at Ford while maintaining the same control over the management of Ford.

And even with the miniaturization of the voting power of the non Ford family shares management pay was still rejected by 494 million against votes in 2021.

And 3 directors received between 340 million and 394 million against votes each:

John Thornton
Anthony Earley, Lead Director and Chair of the management pay committee
John Weinberg

These negative votes were up to 7-times the negative votes of other Ford directors.

And the Ford family directors each received more than 198 million negative votes:

William Clay Ford, Jr.
Henry Ford III
Alexandra Ford English

86   PROPOSAL 6      2023 Proxy Statement

In spite of such consistent 2011 to 2021 support from regular Ford shareholders for this proposal topic — Ford management has done absolutely nothing to address this serious issue — not even one small step.

The Council of Institutional Investors has pressed dual-class IPO companies to include reasonable time-based “sunset” provisions in their charters. The Council said that 7 or fewer years post-IPO is a sensible sunset.

The Council of Institutional Investors campaign for time-based sunsets is gaining ground. In the first half of 2021, 51% of newly public U.S. dual-class companies incorporated time-based sunsets.

One of the benefits of your vote for this proposal is that it might tend to convince the Ford family directors cannot afford to get the same level of against votes as they did in the past.

Please vote yes:

Equal Voting Rights for Each Share — Proposal 6

PROPOSAL 6      2023 Proxy Statement   87

The Board of Directors recommends a vote AGAINST Proposal 6 because it is not in the best interests of Ford or its shareholders.

The Ford family has a nearly 120-year history of significant involvement in the affairs of the Company; they are bound to the Company not just in an economic sense through Class B shares but also on the basis of heritage, stewardship, and loyalty. Members of the Ford family always have played an important role in the Company both before and after it went public in 1956. As a direct result of the dual-class structure, the Ford family has a special interest in the long-term success of the Company and provides stability in the face of short-term market pressures and outside influences, and their involvement serves to provide a unique culture employees embrace. This structure also ensures that the Company has a solid and loyal investor base throughout economic downturns and crises.

Through their actions during the past century, the Ford family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement. This long-term focus is essential for sustained success in our industry. Never was this more evident than during the financial crisis. With the unwavering support of the Class B shareholders, Ford was able to maintain a resolute focus on accelerating its plans, not just to survive the crisis while protecting your interests as shareholders rather than going through bankruptcy proceedings, but also to build the foundation necessary to establish sustainable and profitable growth for all.

Moreover, the current capital structure has been in place since Ford became a public company in 1956; it was the basis on which those who owned the Company were willing to offer shares to the public and, in the words of the January 17, 1956 Prospectus, “relinquish their exclusive right to vote in the affairs of management.” Every purchaser of a share of Ford’s common stock since that time has done so based on full disclosure that the Company has two classes of voting stock, consisting of common stock (representing 60% of the voting power), and Class B Stock (representing 40% of the voting power). Indeed, we believe many purchasers of Ford stock are attracted to it because of the dual-class structure, as discussed above. Under the banner of “equal vote,” therefore, the proposal actually seeks to upend the 67-year relationship among the Company’s shareholders by ignoring the foundational compact on which that relationship was formed as well as the fundamental equitable interests that holders of both classes of stock established by their reliance on that structure.

Of course, neither history alone nor even the unfairness of upending the shareholders’ compact would justify continuing the Company’s capital structure if there were any demonstration that the interests of shareholders were being harmed because of that structure. But the proponent of the proposal demonstrates nothing of the sort and could not do so. On the contrary, your interests as shareholders have been and will continue to be well served by the Company’s longstanding capital structure.

Shareholders, however, need not rely just on capital structure or history to conclude that the proposal is ill-advised, for your interests as shareholders have long been protected within this structure through the Company’s adherence to sound corporate governance practices and principles that complement the share capital structure and reinforce the Company’s strong commitment to both long-term sustainability and shareholder value. These corporate governance practices are often equal to, or better than, the practices of both single and dual class companies. Among our robust corporate governance practices are the following:

◾	annual election of all directors by majority vote;
◾	common shareholders have the majority voting power, in contrast to the majority of multi-class companies;
◾	Class B shareholders do not have the right to elect any directors separately from common shareholders, in contrast to many dual-class companies;
◾	Common shareholders have the right to call special meetings;
◾	nine of the director nominees are independent;
◾	shareholders may act by written consent; and
◾	the CEO and Chair positions are separate, and the Board has a Lead Independent Director.

In addition to these practices, we have instituted a robust Enterprise Risk Management process that allows for timely identification of, and response to, the top risks facing the Company through a survey process of senior management and the Board of Directors. Once identified, each of the top risks is assigned an executive risk

88   PROPOSAL 6      2023 Proxy Statement

owner who is responsible to oversee risk assessment, develop mitigation plans, and provide regular updates (see Board’s Role in Risk Management on pp.13-14). We continually review our enterprise risk management processes and procedures with the goal of improving our assessment of, and response to, risks.

While competing studies may provide conflicting analysis of the financial performance of dual-class companies generally, Ford’s performance over the past ten years has been consistently profitable with positive Company Adjusted Free Cash Flow. It is important to appreciate that, without accessing taxpayer money or going through a bankruptcy process that would have eliminated shareholder value, we achieved each of the following and more:

◾	financed our plan by accessing the debt markets prior to the onset of the financial crisis;
◾	invested in new products and technologies that allowed us to emerge from the crisis with the freshest product portfolio in the industry and positioned ourselves to maintain that leadership position;
◾	retained our interest in Ford Motor Credit Company, our strategically important finance company;
◾	paid back our secured financing by returning to profitability and maintaining consistent profits and cash flow;
◾	returned to an investment grade credit rating, and although we were downgraded to non-investment grade during the COVID-19 pandemic, we have maintained a strong balance sheet to weather economic uncertainty and continue to invest in our future and we remain committed to investment grade credit ratings over the long-term; and
◾	returned approximately $24.5 billion to shareholders from 2012-2022 through dividends and share repurchase programs that offset the dilutive effect of our share-based employee compensation plan and the conversions of senior convertible debt.

Our sustained financial performance and corporate governance practices indicate that the interests of all shareholders have been protected under the current structure.

We do not believe that a “one-size-fits-all” approach to corporate governance is appropriate, as best practices for cyclical businesses such as the auto industry may differ from those in other industries. The Board believes that our ownership structure has helped insulate our Company from business cycles and related short-term pressures, while allowing the Board and senior management to focus on our long-term success.

In short, the current share capital structure is in the best interests of the Company. The support of the Class B shareholders has provided significant stability to the business, and the long history of Ford family involvement in the Company has been one of its greatest strengths. For the reasons stated above, the Board of Directors recommends a vote “against” this Proposal because it is not in the best interests of Ford and you.

Your Board’s recommendation: AGAINST Proposal 6

PROPOSAL 6      2023 Proxy Statement   89

Proposal 7. Shareholder Proposal

The National Center for Public Policy Research, 2005 Massachusetts Ave. NW, Washington, DC, 20036, which owns shares of common stock with a value of at least $2,000, has informed the Company that the following proposal will be presented at the meeting:

Proposal 7 – Child Labor Audit

Resolved:

Shareholders request that, beginning in 2024, Ford report to shareholders on the extent to which its business plans with respect to electric vehicles and their charging stations may involve, rely or depend on child labor outside the United States.

Supporting Statement:

Ford’s business plans involve the promotion of electric vehicles. Ford hopes to profit from the charging of such vehicles.

But according to Amnesty International and media reports:

◾	Cobalt is an expensive metal used in electric car batteries.
◾	59% of the global cobalt supply comes from the Democratic Republic of the Congo.

Cobalt mining in the Congo is often done by children — as many as 40,000 — working in brutal and unsafe conditions. A euphemism for these children is “informal” workers.

Many of these children are injured and killed in these conditions.

Such child labor is a gross violation of human rights.

More information on these human rights violations may be found at https://junkscience.com/ 2020/10/mean-and-unclean-electric-cars-powered-by-child-labor-inafrica/

Shareholders have the right to know the extent to which, if any and intentionally or not, Ford’s business plans rely on or involve the direct or indirect exploitation of child labor and/or the violation of the human rights of child workers outside the United States.

90   PROPOSAL 7      2023 Proxy Statement

The Board of Directors recommends a vote AGAINST Proposal 7 because it is not in the best interests of Ford and its shareholders.

Ford has a long history of – and commitment to – respecting human rights. This commitment stems from our purpose of helping to build a better world and continues to guide our decision-making and actions, both today and in the future. Ford adopted its first Human Rights Policy in 2003, applying it to not only our business but also our suppliers. Today, our policy We Are Committed to Protecting Human Rights and the Environment reinforces our commitment to human rights and explicitly requires our suppliers to adopt and enforce similar policies and extend them to their own supply chains.

As described in detail in both Ford’s Integrated Sustainability and Financial Report and Ford’s Human Rights Report, Ford takes a robust approach to safeguarding against human rights abuses in its supply chain, including by requiring its suppliers to comply with the Company’s Supplier Code of Conduct (the “Supplier Code”). To verify supplier compliance, Ford conducts due diligence by first assessing risk in its supply chain, then conducting social responsibility audits, requiring compliance reporting, training of Company employees and suppliers, and conducting third-party validation of policies.

Ford believes in the importance of ethical sourcing in its supply chain and is committed to responsible business practices. The Supplier Code outlines the Company’s requirements and expectations for supplier relationships, including the protection of human rights and the environment, the responsible sourcing of materials, and responsible and lawful business practices. The Supplier Code prohibits the use of child labor in any form and requires all Ford suppliers to ensure that child labor is not used in the performance of their work with Ford. Suppliers must enforce a similar code of practice, and Ford expects their subcontractors do the same. When supplier policies are not aligned with the requirements and expectations outlined in the Supplier Code, the supplier must undertake corrective actions to demonstrate continuous improvements with a deadline for compliance.

Ford also collaborates with others in multi-stakeholder initiatives and partnerships to develop tools and training that support continuous improvement throughout global supply chains. Ford was the first U.S. automaker to join the Initiative for Responsible Mining Assurance (IRMA) and the first U.S. automaker to commit to the 2021 Action Pledge for the United Nations International Year for the Elimination of Child Labor. As an active participant in the Responsible Minerals Initiative Cobalt Taskforce and Cobalt Working Group, Ford is helping to address responsible production and sourcing of cobalt and to improve tools and resources related to cobalt due diligence assurance mechanisms. Ford also serves as the Chair of the Board of Directors of the Responsible Business Alliance, a cross-industry organization committed to supporting the rights and well-being of workers and communities affected by the global supply chain. Additionally, Ford is working with RCS Global group to conduct responsible sourcing audits and map its EV battery material supply chain. For more information on Ford’s industry collaborations and commitment to responsible material sourcing, please see Ford’s annual Human Rights Report and Integrated Sustainability and Financial Report.

Ford provides transparency to its shareholders about its sustainability efforts in various reports that provide detailed information about the Company’s efforts to prevent and address human rights issues, including child labor, in its supply chain. Preparing the additional reporting requested by the proposal would require significant time and expense without incremental benefit. The Board believes that these resources could be better utilized in moving the Company’s business forward and recommends that you vote “against” this proposal.

Your Board’s recommendation: AGAINST Proposal 7

PROPOSAL 7      2023 Proxy Statement   91

Proposal 8. Shareholder Proposal

People for the Ethical Treatment of Animals (PETA), on behalf of Nancy Rinzler of 225 Northland Ridge Trail, Atlanta, Georgia, 30342, who owns shares of common stock with a value of at least $2,000, has informed the Company that the following proposal will be presented at the meeting:

Proposal 8 – Transparency and Minimization of Animal Testing

RESOLVED

In an effort to protect our Company’s reputation, promote transparency, and minimize the use of animals in experiments, our Company should issue an annual report to shareholders disclosing the number and species of animals used and/or euthanized in testing conducted, funded, and/or commissioned by our Company, when such tests are not explicitly required by law.

SUPPORTING STATEMENT

Our Company funded an experiment—completed in 2017 and published in the Stapp Car Crash Journal in 2018 with graphic photos—in which at least 27 pigs were acquired alive, killed, and hung by wires extended through their spines as a pendulum slammed into them, purportedly to analyze crash impacts in human beings.1

Our Company’s current animal testing policy in its Integrated Sustainability and Financial Report 2022 states, “Ford’s practice is not to use animals for safety testing nor to ask or fund others to do so on our behalf, unless required by law or where there is not an acceptable alternative for critical safety research.” Our Company also explains that the aforementioned test was “a case of the latter,” meaning this exception in its policy allows for the continuation of similar animal tests not required by law. Our Company’s current policy differs from what it wrote previously, in that it “does not directly conduct or fund development of products that involve live animal testing.”2

Pigs and other animals do not naturally sit upright in car seats, and there are numerous species differences between humans and other animals that make crash tests on animals irrelevant.

Animal crash tests have long been abandoned by other car companies because animal-free research methods are readily available and routinely in use, including sophisticated manikins, advanced computer modeling, and human cadavers.

More than 100,000 concerned consumers have written to our Company to urge an end to its support of animal testing. Actor and Detroit native Lily Tomlin sent a letter calling on our Company to “shift out of reverse” and to “stop equivocating and adopt a clear public policy not to fund, conduct, commission, or support animal testing unless it is explicitly required by law,” which garnered national media attention.3 Car associations around the world have also stated their opposition to crash tests on animals, including the Alliance for Automotive Innovation, the Canadian Vehicle Manufacturers’ Association, the European Automobile Manufacturers’ Association, and the National Association of Automobile Manufacturers of South Africa.

To avoid future incidents that may harm our Company’s reputation and to promote the most advanced testing available, we urge shareholders to vote in favor of this sensible resolution.

FOOTNOTES

1 Yaek JL et al. Side impact assessment and comparison of appropriate size and age equivalent porcine surrogates to scaled human side impact response biofidelity corridors. Stapp Car Crash J. 2018;62:359–377.

2 Ford Motor Company, e-mail communication, July 2009.

3 Howard PW. Actress Lily Tomlin takes on Ford over child crash tests using dead pigs. USA TODAY. July 1, 2022.
https://www.usatoday.com/story/money/cars/2022/07/01/ford-pigs-lily-tomlin-peta-crash-tests/7786333001/

92   PROPOSAL 8      2023 Proxy Statement

The Board of Directors recommends a vote AGAINST Proposal 8 because it is not in the best interests of Ford or its shareholders.

The proponent requests that the Company divert resources from other projects in order to produce a report assessing certain issues related to the Company’s animal testing practices. The Board of Directors does not believe that this diversion of resources is warranted.

Ford is committed to designing and building safe, quality vehicles that meet or exceed applicable laws and regulations. To achieve high levels of safety performance, Ford conducts engineering analyses; computer simulations; and component, subsystem, and full-vehicle crash tests at several sites in the United States and Europe.

Ford is committed to not only safety, but also ethical business practices. Ford does not condone the mistreatment of animals in any form. Ford’s practice is not to use animals for safety testing, nor to ask or fund others to do so on its behalf, unless required by law or where there is not an acceptable alternative for critical safety research. Ford encourages the use of non-animal alternatives for all research and testing whenever and wherever possible and continues to develop alternative methods that do not rely on animals. Ford is not presently conducting testing on live animals or using animal cadavers in research. Ford’s commitment to ethical business practices is detailed in its annual Integrated Sustainability and Financial Report, which provides Ford shareholders and stakeholders with a holistic view of the Company’s policies and its performance as it relates to corporate sustainability initiatives.

Accordingly, the Board of Directors believes that the preparation of this additional report would expend Company funds and resources to produce a document that would not provide meaningful insight into the Company’s animal testing practices, and would be a sub-optimal use of Company resources that is not in the best interests of Ford or its shareholders.

Your Board’s recommendation: AGAINST Proposal 8

PROPOSAL 8      2023 Proxy Statement   93

Other Items

Shareholder Proposals for 2024

Pursuant to our By-Laws, unless the Board of Directors determines otherwise, next year’s annual meeting will be held on May 9, 2024. In accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”), any shareholder proposal intended for inclusion in the proxy materials for the 2024 Annual Meeting must be received by the Company’s Secretary no later than December 2, 2023. Proposals must be submitted in writing in a timely manner to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126, with a copy sent by e-mail to the Company’s Executive Director, Investor Relations at: fordir@ford.com. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8.

A shareholder may present a proposal or nomination for consideration at the 2024 Annual Meeting without requesting that the matter be included in the Company’s proxy materials. To do so, the shareholder must deliver to the Company’s Secretary no earlier than the close of business on January 12, 2024 and no later than the close of business on February 11, 2024, or such other date as may be announced by the Company in accordance with its By-Laws, a notice containing the information required by the advance notice and other provisions of the Company’s By-Laws, and must otherwise comply with the requirements set forth in the By-Laws. For more information about these requirements, you should refer to our By-Laws, which we have filed with the SEC. Printed copies of the Company’s By-Laws are also available by writing to our Shareholder Relations Department at Ford Motor Company, Shareholder Relations, P.O. Box 6248, Dearborn, MI 48126.

In addition to satisfying the foregoing requirements, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice to the Company’s Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than March 12, 2024.

Annual Report and Other Matters

Ford’s 2022 Annual Report, including consolidated financial statements, has been mailed to you or can be viewed by following the instructions on the Notice and Access letter received by you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting between 8:30 a.m. and 5:00 p.m. EDT at Ford Motor Company, World Headquarters, One American Road, Dearborn, Michigan, 48126, for ten days prior to the meeting and on the day of the meeting. Shareholders may arrange a time to review the list by contacting our Shareholder Relations Department at 800-555-5259 (U.S. and Canada) or 313-845-8540 (international).

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in “street name,” your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials. This practice is known as “householding,” and is designed to reduce our printing and postage costs. If you reside at such an address and wish to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, you may contact your broker or, if you are a registered holder, you may telephone the Shareholder Relations Department at 800-555-5259 (U.S. and Canada) or 313-845-8540 (international) or write to them at Ford Motor Company, Shareholder Relations, P.O. Box 6248, Dearborn, MI 48126.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, or other means of electronic communication by directors, officers, and other employees of the Company.

94   OTHER ITEMS      2023 Proxy Statement

Questions and Answers About the Proxy
Materials

What are the voting rights of the holders of common stock and Class B Stock?

◾	Holders of common stock and holders of Class B Stock, as of close of business March 15, 2023, the record date, will vote together without regard to class on the matters to be voted upon at the meeting.
◾	Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.
◾	On March 15, 2023, 3,929,108,044 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.
◾	Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.
◾	At this year’s meeting, each outstanding share of Class B Stock will be entitled to 36.970 votes on each matter to be voted upon. The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Restated Certificate of Incorporation.

How do I vote my shares?

◾	Shares may be voted before the meeting by following the instructions on the proxy card or voting instruction card.
◾	Shares may be voted at the meeting by completing a ballot online during the meeting.
◾	Company employees or retirees participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, may be receiving this material because of shares held for you in those plans. In that case, you may use a proxy card to instruct the plan trustee on how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any part of these plans, the trustee will vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions unless otherwise required by ERISA as determined by the investment manager. To allow sufficient time for voting by trustees and administrators of the plans, your voting instructions must be received by 11:59 p.m. EDT on May 8, 2023.

How can I change my vote?

You can revoke your proxy at any time before it is exercised by:

◾	Submitting written notice of revocation to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126;
◾	Submitting another proxy by telephone, online, or by mail that is later dated and, if by mail, that is properly signed; or
◾	Voting online during the meeting if you are a shareholder of record or a “street name” holder.

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or online) how you want to vote your shares, we will vote them:

FOR all of the director nominees (Proposal 1);

FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023 (Proposal 2);

FOR approval of the compensation of the Named Executives (Proposal 3);

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS      2023 Proxy Statement   95

“1 YEAR” as the preferred frequency for the advisory votes on executive compensation (Proposal 4);

FOR approval of the 2023 Long-Term Incentive Plan (Proposal 5); and

AGAINST the shareholder proposals (Proposals 6, 7, and 8).

Confidential voting policy

◾	The votes of all shareholders are held in confidence from directors, officers, and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; or (c) if a shareholder makes a written comment on the proxy card, voting instruction card, or otherwise communicates his or her vote to management.
◾	We also continue to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Voting recommendations and required approval

Proposals 1, 2, 3, 4, and 5 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

Proposal		Board Recommendation
1.	Election of Directors (pp. 26-36)	The Board recommends a vote FOR each of the nominees.
2.	Ratification of Accounting Firm (pp. 37-38)	The Board recommends a vote FOR ratification of the independent registered public accounting firm.
3.	Say-on-Pay Approval (pp. 39-78)	The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the Named Executives.
4.	Say When on Pay (p. 79)	The Board recommends a vote for the option of “1 YEAR” as the preferred frequency for the advisory votes on executive compensation.
5.	Approval of the 2023 Long-Term Incentive Plan (pp. 80-85)	The Board recommends a vote FOR approval of the 2023 Long-Term Incentive Plan.
6.	Shareholder Proposals (pp. 86-93)	The Board recommends a vote AGAINST the Shareholder Proposals.

◾	A majority of the votes that could be cast by shareholders who are either present online or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal.
◾	The votes are computed for each share as described on p. 95.
◾	The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions.
◾	Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.
◾	Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so- called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

How can I participate in the virtual annual meeting?

◾	Shareholders will be able to log into the virtual annual meeting platform beginning at 8:00 a.m. EDT on May 11, 2023.
◾	To participate in the virtual annual meeting visit www.virtualshareholdermeeting.com/FORD2023.
◾	Enter your 16-digit control number as indicated.
◾	Shareholders may submit questions either before the meeting or during the meeting. For more information regarding how to submit questions see p. 98.

96   QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS      2023 Proxy Statement

Are there any other matters to be acted upon at the annual meeting?

◾	We do not know of any other matters to be presented or acted upon at the meeting.
◾	Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders.
◾	If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Electronic access to proxy materials and annual report

◾	This Proxy Statement and our 2022 Annual Report are available on our website at www.corporate.ford.com and at www.shareholder.ford.com.
◾	Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message that will provide a link to those documents online. By opting to access your proxy materials online, you will:
◾	Gain faster access to your proxy materials;
◾	Save us the cost of producing and mailing documents to you; and
◾	Help preserve environmental resources.
◾	Ford shareholders who have enrolled in the electronic access service previously will receive their materials online this year.
◾	Shareholders of record may enroll in the electronic proxy and Annual Report access service for future annual meetings of shareholders by registering online at www.computershare.com/investor.
◾	“Street name” shareholders who wish to enroll for electronic access may register for online delivery of materials by going to www.icsdelivery.com/live.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS      2023 Proxy Statement   97

Instructions for the Virtual Annual Meeting

This year our annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/FORD2023 and enter the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 8:00 a.m. Eastern Daylight Saving Time (“EDT”) on May 11, 2023. The meeting will begin promptly at 8:30 a.m. EDT on May 11, 2023.

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question prior to the Annual Meeting, you may do so beginning at 9:00 a.m. EDT on March 31, 2023, until 11:59 p.m. EDT on April 6, 2023, by logging into www.proxyvote.com and entering your 16- digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” The www.proxyvote.com website will then re-open for questions beginning at 8:30 a.m. EDT on May 8, 2023 until 11:59 p.m. EDT on May 10, 2023. Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/FORD2023, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, or general economic, political, or other views that are not directly related to the business of the Company are not pertinent to meeting matters and therefore will not be addressed. Any question topics pertinent to meeting matters that are not addressed during the meeting due to time constraints will be addressed and posted online at www.shareholder.ford.com. If we receive questions about the same or similar topics, we may provide a representative question and a single response to avoid repetition. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 844- 976- 0738 (Toll Free) or 303-562-9301 (International Toll). Technical support will be available starting at 8:00 a.m. EDT on May 11, 2023 and will remain available until the meeting has finished.

/s/ Jonathan E. Osgood

Jonathan E. Osgood
Secretary

March 31, 2023

98   INSTRUCTIONS FOR THE VIRTUAL ANNUAL MEETING      2023 Proxy Statement

Appendix I. 2023 Long-Term Incentive Plan

Ford Motor Company 2023 Long-Term Incentive Plan

(Effective as of May 1, 2023)

Article 1. Purpose

1.(a) Purpose. This Plan, known as the “2023 Long-Term Incentive Plan” (the “Plan”), is intended to provide an incentive to certain key employees, consultants, and advisors of Ford Motor Company (the “Company”) and its subsidiaries, in order to encourage them to remain in the employ of the Company and align their interest in the Company’s success. It is intended that this purpose be effected through stock awards and/or various stock-based rights with respect to shares of the Company’s Common Stock (collectively, the “Plan Awards”), as provided herein, to eligible employees, consultants, and advisors (“Participants”).

(b) Company; Subsidiary; Employee. The term “Company” when used with reference to employment shall include subsidiaries of the Company. The term “subsidiary” shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned, directly or indirectly, by the Company. The term “employee” shall be deemed to include any person who is an employee of any joint venture corporation or partnership, or comparable entity, in which the Company has a substantial equity interest (a “Joint Venture”), provided such person was an employee of the Company immediately prior to becoming employed by such Joint Venture. “Consultants” and “advisors” to the Company shall include consultants and advisors to subsidiaries of the Company and consultants and advisors to a Joint Venture, provided such person served as a consultant or advisor of the Company or a subsidiary immediately prior to becoming engaged by such Joint Venture.

Article 2. Administration

2.(a) Compensation, Talent and Culture Committee. The Compensation, Talent and Culture Committee of the Company’s Board of Directors (the “Committee”) shall administer the Plan and perform such other functions as are assigned to it under the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the Plan Awards as it may deem necessary or advisable, in each case in its sole discretion.

(b) Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate any or all of its powers and duties under the Plan, including, but not limited to, its authority to grant waivers pursuant to Articles 8 and 9, to one or more other committees, sub-committees or officers of the Company, pursuant to such conditions or limitations as the Committee may establish; provided, however, that the Committee shall not delegate its authority to (1) act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the liability provisions of Section 16(b) of the Exchange Act (any such Participant being called a “Section 16 Person”) or (2) amend or modify the Plan pursuant to the provisions of paragraph (b) of Article 15. No member of the Committee or any committee or other person operating pursuant to authority delegated by the Committee may approve the issuance of any Plan Awards to themselves.

(c) Eligibility. The following individuals may be designated by the Committee as a Participant from time to time: (i) a person who serves or is employed as an officer or other employee of the Company or its subsidiaries, (ii) a consultant or advisor who provides bona fide services to the Company or its subsidiaries and meets the definition of “employee” under Form S-8 and (iii) any other person designated by the Committee for a Plan Award.

Article 3. Stock Available for Plan Awards

3.(a) Stock Subject to Plan. The stock to be subject to or related to Plan Awards shall be shares of the Company’s Common Stock of the par value of $.01 per share (“Stock”) and may be either authorized and unissued or held in the treasury of the Company. The maximum number of shares of Stock with respect to which Plan Awards may be granted under the Plan, subject to adjustment in accordance with the provisions of Article 12, in each calendar year during any part of which the Plan is in effect shall be 2% of the total number of issued shares of Stock as of December 31 of the calendar year immediately preceding such year (the number of shares determined by application of such percentage in any calendar year being called the “2% Limit” for such year); provided, however, that such percentage may be increased to up to 3% in any one or more calendar years, in which event the excess over 2% in any such calendar year shall reduce by a like number the aggregate number of shares that

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otherwise would have been available for Plan Awards pursuant to this paragraph (a) and paragraph (c) of this Article 3 in subsequent calendar years during the term of the Plan, in inverse order commencing with the year 2028.

(b) Computation of Stock Available for Plan Awards. For the purpose of computing the total number of shares of Stock remaining available for Plan Awards at any time in each calendar year during which the Plan is in effect, there shall be debited against the total number of shares determined to be available pursuant to paragraphs (a) and (c) of this Article 3 (i) the maximum number of shares of Stock subject to issuance upon exercise of Options (as defined below) granted in such year, (ii) the maximum number of shares of Stock or Restricted Stock Units (as defined below) that may be granted as Final Awards (as defined below) for PSUs (as defined below) granted in such calendar year, and (iii) the number of shares of Stock related to Other Stock-Based Awards (as defined below) granted in such year, as determined by the Committee in each case as at the dates on which such Plan Awards were granted.

(c) Unused, Forfeited and Reacquired Shares. Any unused portion of the 2% Limit for any calendar year shall be carried forward and shall be made available for Plan Awards in succeeding calendar years; provided, however that for any given calendar year only that portion of the unused 2% Limit from the previous year shall carryover so that the total number of shares available from the carryover of the unused 2% Limit from all previous years pursuant to this paragraph (c) shall not exceed 100 million shares of Stock for any given year. In addition, the shares involved in the unexercised or undistributed portion of any terminated, expired or forfeited Plan Award (including, without limitation, the shares debited under paragraph (b) of this Article 3 that are not included in the related Final Award) also shall be made available for further Plan Awards. Any shares of Stock made available for Plan Awards pursuant to this paragraph (c) shall be in addition to the shares available pursuant to paragraph (a) of this Article 3.

Article 4. Performance Stock Units and Final Awards

4.(a) Grant of Performance Stock Units. The term “Performance Stock Unit” or “PSU” shall mean the right to receive, without payment to the Company, up to the number of Restricted Stock Units or shares of Stock described therein, subject to the terms and provisions of the PSU and the Plan. The term “Restricted Stock Unit” shall mean the right to receive, without payment to the Company, one share of Stock upon expiration of the applicable restriction period, subject to the terms and conditions of the award and the Plan. The Committee, at any time and from time to time while the Plan is in effect, may grant, or authorize the granting of, PSUs to such officers and other Participants, whether or not members of the Board of Directors, as it may select and for such numbers of shares based on such dollar amounts as it shall designate, subject to the provisions of this Article 4 and Article 3.

(b) Terms and Provisions of PSUs. Prior to the grant of any PSU, the Committee shall determine the terms and provisions of each PSU, including, without limitation, (i) the number of Restricted Stock Units or shares of Stock to be earned under such PSU if 100% of each of the Performance Goals is achieved (the “Target Award”), as adjusted pursuant to Article 12, (ii) one or more performance goals (“Performance Goals”) based on one or more Performance Criteria (as defined below) to be used to measure performance under such PSU, (iii) the formula (the “Performance Formula”) to be applied against the Performance Goals in determining the percentage (which shall not exceed 200%) of the Target Award (as adjusted pursuant to Article 12) used to determine the number of Restricted Stock Units or shares of Stock earned under such PSU, (iv) the period of time for which such performance is to be measured (the “Performance Period”) and (v) the period of time, if any, during which the disposition of Restricted Stock Units or shares of Stock covered by any Final Award relating to such PSU shall be restricted as provided in paragraph (a) of Article 10 (the “Restriction Period”).

The Committee may establish a minimum threshold objective for any Performance Goal for such Performance Period, which if not met, would result in no Final Award being made to any Participant with such Goal for such Period. During and after the Performance Period, but prior to the grant of a Final Award relating to any PSU granted to a Participant, the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms and provisions of such PSU, subject to the terms and conditions of the Plan. Each PSU shall be evidenced by a letter, an agreement or such other document as the Committee may determine. The term “Performance Criteria” shall mean one or more of the following objective business criteria established by the Committee with respect to the Company and/or any subsidiary, division, business unit or component thereof upon which the Performance Goals for a Performance Period are based: asset charge, asset turnover, automotive return on sales, capacity utilization, capital employed in the business, capital spending, cash flow, cost structure improvements, complexity reductions, customer loyalty, diversity, earnings growth, earnings per share, economic value added, environmental health and safety, facilities and tooling spending, hours per

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vehicle, increase in customer base, inventory turnover, market price appreciation, market share, net cash balance, net income, net income margin, net operating cash flow, operating profit margin, order to delivery time, plant capacity, process time, profits before tax, quality/customer satisfaction, return on assets, return on capital, return on equity, return on net operating assets, return on sales, revenue growth, sales margin, sales volume, total shareholder return, vehicles per employee, warranty performance to budget, variable margin, working capital, and/or any other criteria based on individual, business unit, group or Company performance selected by the Committee for the Performance Period. The Performance Criteria may be expressed in absolute terms or relate to the performance of other companies or to an index.

(c) Final Awards. (1) As soon as practicable following the completion of the Performance Period relating to any PSU, but not later than December 31st immediately following such completion, the Committee shall determine the percentage (which shall not exceed 200%) of the Target Award (as adjusted pursuant to Article 12) which shall be used to determine the number of Restricted Stock Units or shares of Stock to be awarded finally to the Participant who holds such PSU (the “Performance Factor”). Such number of Restricted Stock Units or shares of Stock is called the “Final Award”. Each Final Award shall represent only full Restricted Stock Units or shares of Stock, and any fractional unit or share that would otherwise result from such Final Award calculation shall be disregarded. In making such determination, the Committee shall apply the applicable Performance Formula for the Participant for the Performance Period against the accomplishment of the related Performance Goals to determine the Performance Factor. The Committee may, in its sole discretion, reduce the amount of any Final Award that otherwise would be awarded to any Participant for any Performance Period. In addition, the Committee may, in its sole discretion, increase the amount of any Final Award that otherwise would be awarded to any Participant, subject to the maximum Final Award amount of 200% of the related Target Award (as adjusted pursuant to Article 12), taking into account (i) the extent to which the Performance Goals provided in such PSU was, in the Committee’s sole opinion, achieved, (ii) the individual performance of such Participant during the related Performance Period and (iii) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such PSU. The Committee shall notify such Participant of such Participant’s Final Award as soon as practicable following such determination.

(2) As soon as practicable following the determination of each Final Award, the Company shall credit the Restricted Stock Units or, in the case of a Final Award of shares of Stock, issue or cause to be issued shares of Stock, representing such Final Award in the name of the Participant who received such Final Award. Such Participant shall, upon the lapse of restrictions on Restricted Stock Units or upon the issuance of shares of Stock, become the holder of record of the number of shares of Stock, entitled to dividends, voting rights and other rights of a holder thereof, subject to the terms and provisions of the Plan, including, without limitation, the provisions of Articles 8, 9, 10 and 12. If the Final Award is in restricted shares of Stock, the Company may direct the transfer agent or program administrator, as the case may be, to restrict the Restricted Stock Units or shares of Stock in accordance with the terms of the Final Award.

(3) Notwithstanding the provisions of paragraphs (c)(l) and (2) of this Article 4 or any other provision of the Plan, in the case of any PSU held by a Participant who is an employee of a foreign subsidiary or foreign branch of the Company or of a foreign Joint Venture, or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Participant’s Final Award shall not be represented by certificates for shares of Stock but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if certificates for shares of Stock had been issued in the name of such Participant in accordance with paragraphs (c)(l) and (2) of this Article 4 (such rights being called “Stock Equivalents”). Subject to the provisions of Article 12 and the other terms and provisions of the Plan, if the Committee shall so determine, each Participant who holds Stock Equivalents shall be entitled to receive the same amount of cash that such Participant would have received as dividends if certificates for shares of Stock had been issued in the name of such Participant pursuant to paragraphs (c)(l) and (2) of this Article 4 covering the number of shares equal to the number of shares to which such Stock Equivalents relate. Notwithstanding any other provision of the Plan to the contrary, the Stock Equivalents representing any Final Award may, at the option of the Committee, be converted into an equivalent number of shares of Stock or, upon the expiration of the applicable Restriction Period, into cash, under such circumstances and in such manner as the Committee may determine.

(4) If the Restriction Period relating to any Final Award or part thereof shall expire while the Participant who was granted such Award is employed by the Company, the shares of Stock issued in such Participant’s name with respect to such Final Award or part thereof, shall be delivered to or credited to an account for such Participant as soon as practicable following the end of the Restriction Period, free of all restrictions.

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(d) Dividend Equivalents. Unless the Committee determines otherwise at the time of grant of an award of PSUs, if dividends are paid on the Company’s Common Stock, dividend equivalents shall accrue on the Target Award, denominated in additional PSUs. Notwithstanding the foregoing, the Committee may, at the time of grant of an award of PSUs, provide that dividend equivalents shall be denominated in cash or that no dividend equivalents shall accrue on the Target Award. Payment of dividend equivalents will be made on, or as soon as practical after, the date that the Final Award of the underlying PSU to which the dividend equivalents relate has been paid, and the amount of the payout shall be adjusted to equal the amount of the dividend equivalents so accrued multiplied by the Performance Factor of the underlying PSU to which the dividend equivalents relate. Any dividend equivalents to be accrued hereunder shall accrue at least annually. For purposes of designating the time and form of payments under the Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the accrual and payment of any dividend equivalents hereunder shall be treated separately from the right to receive any amount of Restricted Stock Units, shares of Stock or cash under any PSUs to which the dividend equivalents relate.

Article 5. Restricted Stock Units, Stock and Other Stock-Based and Combination Awards

5.(a) Grants of Restricted Stock Units, Stock and Other Stock-Based Awards and Combination Awards. The Committee, at any time and from time to time while the Plan is in effect, may grant to such officers and other Participants, whether or not members of the Board of Directors, as it may select, Plan Awards pursuant to which Stock is or may in the future be acquired, or Plan Awards valued or determined in whole or part by reference to, or otherwise based on, Stock (including but not limited to Plan Awards denominated in the form of Restricted Stock Units, “stock units” and “time-based restricted stock units”, grants of so-called “phantom stock” and options containing terms or provisions differing in whole or in part from Options granted pursuant to Article 6) (such Plan Awards being hereinafter called “Other Stock-Based Awards”). Other Stock-Based Awards may be granted either alone, in addition to, in tandem with or as an alternative to any other kind of Plan Award, grant or benefit granted under the Plan or under any other employee plan of the Company, including a plan of any acquired entity.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Committee shall have authority to determine the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock or stock units and the like to be granted or covered pursuant to such Plan Awards (subject to the provisions of Article 3) and all other terms and conditions of such Plan Awards, including, but not limited to, whether such Plan Awards shall be payable or paid in cash, Stock or otherwise.

(c) Consideration for Other Stock-Based Awards. In the discretion of the Committee, any Other- Stock Based Award may be granted as a Stock bonus for no consideration other than services rendered; provided, however, that in the event an Other Stock-Based Award shall be granted to a Participant who is a Section 16 Person under which shares of Stock are or may in the future be issued for any other type of consideration, the amount of such consideration shall either be (i) equal to the amount (such as the par value of such shares) required to be received by the Company in order to assure compliance with applicable state law or (ii) equal to or greater than 50% of the fair market value of such shares on the date of grant of such Other Stock-Based Award.

(d) Dividend Equivalents. Unless the Committee determines otherwise at the time of grant of an award of time-based restricted stock units, if dividends are paid on the Company’s Common Stock, dividend equivalents shall accrue on the time-based restricted stock units, denominated in additional time-based restricted stock units. Notwithstanding the foregoing, the Committee may, at the time of grant of an award of time-based restricted stock units, provide that dividend equivalents shall be denominated in cash or that no dividend equivalents shall accrue on the time-based restricted stock units. Additionally, the Committee may, at the time of grant of an award of any other Other Stock-Based Awards, provide that, if dividends are paid on the Company’s Common Stock, dividend equivalents shall accrue on the Other Stock-Based Awards, denominated in cash or additional Other Stock-Based Awards as determined by the Committee. Payment of dividend equivalents will be made on, or as soon as practical after, the date that the underlying time-based restricted stock unit or other Other-Stock Based Award to which the dividend equivalents relate vest or are otherwise paid pursuant to their terms. Any dividend equivalents to be accrued hereunder shall accrue at least annually. For purposes of designating the time and form of payments under the Plan in accordance with Code Section 409A, and the regulations thereunder, the accrual and payment of any dividend equivalents hereunder shall be treated separately from the right to receive any amount of Restricted Stock Units, shares of Stock or cash under any Other Stock-Based Awards to which the dividend equivalents relate.

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Article 6. Options and Stock Appreciation Rights

6.(a) Grant of Options. (1) The Committee, at any time and from time to time while the Plan is in effect, may authorize the granting of Options to such officers and other Participants, whether or not members of the Board of Directors, as it may select from among those nominated by the Committee, and for such numbers of shares as it shall designate, subject to the provisions of this Article 6 and Article 3; provided, however, that no Option shall be granted to a Participant for a larger number of shares than the Committee shall recommend for such Participant, no ISO (as defined below) shall be granted to any Participant who is not an employee of the Company, and the aggregate number of shares that may be issued upon exercise of ISOs shall not exceed 2% of the number of shares authorized under the Company’s Certificate of Incorporation at the date of adoption of the Plan (subject to adjustment in accordance with the provisions of Article 12). Each Option granted pursuant to the Plan shall be designated at the time of grant as either an “incentive stock option” (“ISO”), as such term is defined in the Code, or its successors (or shall otherwise be designated as an option entitled to favorable treatment under the Code) or as a “nonqualified stock option” (“NQO”) (ISOs and NQOs being individually called an “Option” and collectively called “Options”).

(2) The date on which an Option shall be granted shall be the date of authorization of such grant or such later date as may be determined at the time such grant is authorized. Any individual may hold more than one Option.

(b) Price. In the case of each Option granted under the Plan the option price shall be the fair market value of Stock on the date of grant of such Option; provided, however, that in the case of any Option granted to an employee of a foreign subsidiary or a foreign branch of the Company or of a foreign Joint Venture the Board of Directors may in its discretion fix an option price in excess of the fair market value of Stock on such date.

(c) Grant of Stock Appreciation Rights. (1) The Committee may authorize the granting of Stock Appreciation Rights (as defined below) to such Participants as are granted Options under the Plan pursuant to paragraph (a) of this Article 6. Each Stock Appreciation Right shall relate to a specific Option granted under the Plan and may be granted concurrently with the Option to which it relates or at any time prior to the exercise, termination, or expiration of such Option.

(2) The term “Stock Appreciation Right” shall mean the right to receive, without payment to the Company and as the Participant may elect, either (a) that number of shares of Stock determined by dividing (i) the total number of shares of Stock subject to the related Option (or the portion or portions thereof which the Participant from time to time elects to use for purposes of this clause (a)), multiplied by the amount by which the fair market value of a share of Stock on the day the right is exercised exceeds the option price (such amount being hereinafter referred to as the “Spread”), by (ii) the fair market value of a share of Stock on the exercise date; or (b) cash in an amount determined by multiplying (i) the total number of shares of Stock subject to the related Option (or the portion or portions thereof which the Participant from time to time elects to use for purposes of this clause (b)), by (ii) the amount of the Spread; or (c) a combination of shares of Stock and cash, in amounts determined as set forth in clauses (a) and (b) above; provided, however, that the total number of shares which may be received upon exercise of a Stock Appreciation Right for Stock shall not exceed the total number of shares subject to the related Option or portion thereof, and the total amount of cash which may be received upon exercise of a Stock Appreciation Right for cash shall not exceed the fair market value on the date of exercise of the total number of shares subject to the related Option or portion thereof.

(3) The Committee may impose such conditions as it may deem appropriate upon the exercise of an Option or a Stock Appreciation Right, including, without limitation, a condition that the Stock Appreciation Right may be exercised only in accordance with rules and regulations adopted by the Committee from time to time.

(4) The right of a Participant to exercise a Stock Appreciation Right shall be cancelled if and to the extent the related Option is exercised. The right of a Participant to exercise an Option shall be cancelled if and to the extent that shares covered by such Option are used to calculate shares or cash received upon exercise of a related Stock Appreciation Right.

(5) The fair market value of Stock on the date of exercise of a Stock Appreciation Right shall be determined as of such exercise date.

(6) If any fractional share of Stock would otherwise be payable to a Participant upon the exercise of a Stock Appreciation Right, the Participant shall be paid a cash amount equal to the same fraction of the fair market value of the Stock on the date of exercise.

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(d) Stock Option Agreement. Each Option and related Stock Appreciation Right shall be evidenced by a Stock Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. Each Stock Option Agreement shall provide that the Participant shall agree to remain in the employ of the Company for such period from the date of grant of such Option or combination of Options or related Stock Appreciation Rights as shall be provided in the Stock Option Agreement; provided, however, that the Company’s right to terminate the employment of the Participant at any time, with or without cause, shall not be restricted by such agreement.

(e) Terms of Options and Stock Appreciation Rights. Each Option and related Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates, during such period, for such number of shares and subject to such further conditions as shall be determined pursuant to the provisions of the Stock Option Agreement with respect to such Option and related Stock Appreciation Right; provided, however, that a Stock Appreciation Right shall not be exercisable prior to or later than the time the related Option could be exercised; and provided, further, that in any event no Option or related Stock Appreciation Right shall be exercised beyond ten years from the date of grant of the Option.

(f) Payment for Option Shares. (1) Payment for shares of Stock purchased upon exercise of an Option granted hereunder shall be made in full.

(2) Unless the Committee shall provide otherwise in any form of Stock Option Agreement, any payment for shares of Stock purchased upon exercise of an Option granted hereunder may be made in cash, by delivery of shares of Stock beneficially owned by the Participant or by a combination of cash and Stock, at the election of the Participant. Any such shares of Stock so delivered shall be valued at their fair market value on the date of such exercise. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required.

(g) Prohibition on Cash Buyouts for and Repricing of Options and Stock Appreciation Rights. Subject to the provisions of Article 12 and the other terms and provisions of the Plan, no Option or Stock Appreciation Right shall be amended to reduce the option price or cancelled in exchange for cash, other awards, or Options or Stock Appreciation Rights having a lower option price without the prior approval of the shareholders of the Company. This paragraph (g) of Article 6 is intended to prohibit the re-pricing of “underwater” Options and Stock Appreciation Rights and shall not be construed to prohibit the adjustments permitted under Article 12.

Article 7. Cash Awards

7. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine to permit a Participant, other than a Section 16 Person, who is an employee of a foreign subsidiary or a foreign branch of the Company or of a foreign Joint Venture to receive cash in lieu of any Plan Award or shares of Stock that would otherwise have been granted to or delivered to such Participant under the Plan, in such amount as the Committee may determine in its sole discretion. In addition, prior to payment of any Plan Award that is otherwise payable in Stock, the Committee may determine to pay the Plan Award in whole or in part in cash of equal value. The value of such Plan Award on the date of distribution shall be determined in the same manner as the fair market value of the Stock pursuant to paragraph (b) of Article 13.

Article 8. Payment of Plan Awards and Conditions Thereon

8.(a) Effect of Competitive Activity. Anything contained in the Plan to the contrary notwithstanding, if the employment of any Participant shall terminate, for any reason other than death, while any Plan Award to such Participant is outstanding hereunder, and such Participant has not yet received the Stock covered by such Plan Award or otherwise received the full benefit of such Plan Award, such Participant, if otherwise entitled thereto, shall receive such Stock or benefit only if, during the entire period from the date of such Participant’s termination to the date of such receipt, such Participant shall have earned out such Plan Award by (i) making himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or any subsidiary thereof with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or of any subsidiary thereof, and (ii) refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof.

(b) Nonfulfillment of Competitive Activity Conditions: Waivers Under the Plan. In the event of a Participant’s nonfulfillment of any condition set forth in paragraph (a) of this Article 8 such Participant’s rights under any Plan Award shall be forfeited and cancelled forthwith; provided, however, that the nonfulfillment of such condition by a Participant who at any time shall have been a Section 16 Person may at any time (whether before, at the time of

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or subsequent to termination of employment) be waived by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the nonfulfillment of such condition. With respect to any other Participant, such waiver may be granted by the Committee or any delegee of the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the nonfulfillment of such condition.

(c) Effect of Inimical Conduct. Anything contained in the Plan to the contrary notwithstanding, all rights of a Participant under any Plan Award shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such Participant’s employment) acted in a manner inimical to the best interests of the Company or any subsidiary thereof.

(d) Tax and Other Withholding. Prior to any distribution of cash, Stock or Other Stock-Based Awards (including payments under paragraph (d) of Article 4) to any Participant, appropriate arrangements (consistent with the Plan and any rules adopted hereunder) shall be made for the payment of any taxes and other amounts required to be withheld by federal, state, or local law. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of any distribution of cash, Stock or Other Stock-Based Awards (including payments under paragraph (d) of Article 4 and paragraph (d) of Article 5) under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.

(e) Substitution. The Committee, in its sole discretion, may substitute a Plan Award (except ISOs) for another Plan Award or Plan Awards of the same or different type.

(f) Recoupment. Notwithstanding any other provision herein, Plan Awards (including any Shares or other amounts, property or benefits arising from Plan Awards) shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment or “clawback” policies of the Company that may be in effect from time to time.

Article 9. Effect of Termination of Service on Plan Awards

9.(a) Effect of Termination of Service on Plan Awards. Subject to the provisions of Article 8, and unless otherwise determined by the Committee in its sole discretion and as may be determined in any individual case, the provisions of this Article 9 shall apply with respect to a Participant’s Plan Awards upon such Participant’s Termination of Service unless the applicable Stock Option Agreement or other agreement or document relating to any Plan Award specifies otherwise or local law or regulation requires otherwise. Notwithstanding anything to the contrary herein, except in the case of Termination of Service due to death, all unvested Plan Awards that are subject to a retention period specified in any agreement relating to such Plan Award shall be forfeited and cancelled at the time of Termination of Service if that Termination of Service occurs before the applicable retention period has been met.

(b) Definitions. For purposes of this Article 9, the following terms shall have the following meanings:

(1) “Termination of Service” shall mean the cessation of a Participant’s employment or service relationship with the Company or a subsidiary or Joint Venture such that the Participant is determined by the Company to no longer be an employee, consultant or advisor of the Company, a subsidiary or a Joint Venture, as applicable; provided, however, that, unless the Company determines otherwise, such cessation of the Participant’s employment or service relationship with the Company, a subsidiary or a Joint Venture, where the Participant’s employment or services for the Company continues at another subsidiary or Joint Venture, shall not be deemed a cessation of employment or service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by a subsidiary or Joint Venture when the subsidiary or Joint Venture ceases to be a subsidiary or Joint Venture unless such Participant’s employment or service continues with the Company or another subsidiary or Joint Venture.

(2) “Retirement” shall mean (a) for a U.S. Participant hired or rehired prior to January 1, 2004, that the Participant has met the minimum age and service requirements for early or normal retirement under the Company’s General Retirement Plan, (b) for a U.S. Participant hired or rehired on or after January 1, 2004, that the Participant is at least age 55 with ten or more years of continuous service or is age of 65 or older with five or more years of continuous service and (c) for a non-U.S. Participant, that the Participant has met the requirements for “Retirement” as determined by the Company or law for the applicable region.

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(3) “Six-Month Requirement” shall mean (a) in the case of PSUs, that the Participant has remained in the employ of, or in a service relationship with, the Company until the later of (i) the date of expiration of the period of six months following the commencement of the applicable Performance Period (or such other period as the Committee may specify) or (ii) the date six months following the applicable date of grant; (b) in the case of Plan Awards other than PSUs, Options and Stock Appreciation Rights, that the Participant has remained in the employ of, or in a service relationship with, the Company until at least the date six months following the applicable date of grant and (c) in the case of Options and Stock Appreciation Rights, that the Participant has remained in the employ of, or in a service relationship with, the Company for six months following the date of the applicable Stock Option Agreement under the Plan between such Participant and the Company.

(c) Effect of Termination of Service on PSUs, Restricted Stock Units and Other Stock-Based Awards.

(1) Termination of Service by Death or Death Following Termination of Service. All unvested Restricted Stock Units and Other Stock-Based Awards that are subject only to time-based vesting and that have met the Six-Month Requirement and are held by a Participant at the time of death, shall immediately vest, except to the extent that the Committee decides to prorate any unvested Restricted Stock Unit or Other Stock-Based Award based on the number of full months that the Participant was employed during the applicable vesting period. All unvested PSUs that have met the Six-Month Requirement and are held by a Participant at the time of death shall remain in effect, except to the extent that the Committee decides to prorate any Final Award or unvested Plan Award based on the number of full months that the Participant was employed during the applicable Performance Period or vesting period. Such Plan Awards, and any related shares of Stock awarded to the Participant but not yet issued, and any such shares thereafter issuable with respect to such Plan Award, shall be transferred or issued and delivered to the beneficiary designated pursuant to Article 11 or, if no such designation is in effect, to the executor or administrator of the estate of such Participant, free of all restrictions. All PSUs, Restricted Stock Units and Other Stock-Based Awards that have not met the Six-Month Requirement at the time of the Participant’s death shall be forfeited and cancelled.

(2) Termination of Service by Retirement or Disability. All unvested PSUs, Restricted Stock Units and Other Stock-Based Awards that have met the Six-Month Requirement, are not subject to retention requirements, and are held by a Participant at the time of Retirement or Termination of Service due to disability shall remain unaffected, and vest or receive Final Awards in accordance with the applicable Plan Award’s normal schedule, except to the extent that the Committee decides to prorate any Final Award or unvested Plan Award based on the number of full months that the Participant was employed during the applicable performance period or vesting period. All PSUs, Restricted Stock Units and Other Stock-Based Awards that have not met the Six-Month Requirement at the time of the Participant’s Retirement shall be forfeited and cancelled.

(3) Termination of Service by Sale or Other Disposition. In the event of a Participant’s Termination of Service by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, all unvested PSUs, Restricted Stock Units and Other Stock-Based Awards that were granted at least three months prior to the Termination of Service, and any shares of Stock or Restricted Stock Units issued or credited in the name of such Participant as a Final Award relating to PSUs that were granted at least three months prior to the Termination of Service, shall remain unaffected, and vest or receive Final Awards in accordance with the applicable Plan Award’s normal schedule, except to the extent that the Committee decides to prorate a Final Award or unvested Plan Award based on the number of full months that the Participant was employed during the applicable Performance Period or vesting period. All PSUs, Restricted Stock Units and Other Stock-Based Awards that were granted less than three months prior to the Termination of Service by sale or other disposition shall be forfeited and cancelled.

(4) Other Terminations of Service. In the event of a Participant’s Termination of Service for any reason not specified in paragraphs (c)(1), (2) or (3) of this Article 9, regardless of the reason for such Termination of Service and regardless of whether such termination is with or without cause and voluntary or involuntary, all unvested or unissued Plan Awards (including any PSUs that remain in a Performance Period) shall be forfeited and cancelled unless the Committee shall grant an appropriate waiver.

(d) Effect of Termination of Service on Options and Stock Appreciation Rights.

(1) Termination of Service by Reason of Retirement, Disability or Death. In the event of a Participant’s Termination of Service by reason of Retirement, disability or death, if the Six-Month Requirement is met, all such Participant’s rights under any applicable Stock Option Agreement shall continue in effect or continue to accrue for the period ending on the date ten years from the date of grant of any Option (or such shorter period as the

I-8   2023 LONG-TERM INCENTIVE PLAN      2023 Proxy Statement

Committee may specify), subject to any limitations on the exercise of such rights in effect at the date of exercise and, in the event of the Participant’s death prior to such date, to the provisions of paragraph (d)(5) of this Article 9.

(2) Termination of Service by Sale or Disposition. If a Participant’s employment with the Company shall be terminated at any time by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, all such Participant’s rights under any Option and any related Stock Appreciation Right granted to him or her shall continue in effect, and all such Participant’s rights under such Options shall become immediately vested, and continue to accrue until the date five years after the date of such termination or such earlier or later date as the Committee may specify (but not later than the date ten years from the date of grant of any Option), provided such Participant shall satisfy both of the following conditions: (a) such Participant, at the date of such termination, had remained in the employ of the Company for at least three months following the grant of such Option and Stock Appreciation Right, and (b) such Participant continues to be or becomes employed in such division, operation or subsidiary following such sale or other disposition and remains in such employ until the date of exercise of such Option or Stock Appreciation Right (unless the Committee shall waive this condition (b)).

Upon termination of such Participant’s employment with such (former) division, operation or subsidiary following such sale or other disposition, any then existing right of such Participant to exercise any such Option or Stock Appreciation Right shall be subject to the following limitations: (x) if such Participant’s employment is terminated by reason of disability, death or Retirement, such Participant’s rights shall continue as provided in the preceding sentence with the same effect as if his or her employment had not terminated; (y) if such Participant’s employment is terminated by reason of discharge, release in the best interest of the Company or voluntary quit, such Participant’s rights shall terminate on the date of such termination of employment and all rights under such Option and Stock Appreciation Right shall cease; and (z) if such Participant's employment is terminated for any reason other than a reason set forth in the preceding clauses (x) and (y), such Participant shall have the right, within three months after such termination, to exercise such Option or Stock Appreciation Right to the extent that it or any installment thereof shall have accrued at the date of such termination and shall not have been exercised, subject in the case of any such termination to any limitations on the exercise of such Option and Stock Appreciation Right in effect at the date of exercise.

(3) Termination of Service by Reason of Discharge, Release in the Best Interest of the Company, or Voluntary Quit. If a Participant’s employment with the Company shall be terminated at any time by reason of discharge, release in the best interest of the Company or voluntary quit, the Participant’s right to exercise such Option or Stock Appreciation Right shall terminate on the date of such termination of employment and all rights thereunder shall cease.

(4) Other Terminations of Service. If, on or after the date that any Option or Stock Appreciation Right shall first have become exercisable, a Participant’s employment with the Company shall be terminated for any reason not specified in paragraphs (d)(1), (2) or (3) of this Article 9, such Participant shall have the right, within three months after such termination, to exercise such Option or Stock Appreciation Right to the extent that it or any installment thereof shall have accrued at the date of such termination of employment and shall not have been exercised, subject to any limitations on the exercise of such Option or Stock Appreciation Right in effect at the date of exercise.

(5) Death after Termination of Service. If a Participant shall die within the applicable period specified in paragraph (d)(1), (2), or (4) of this Article 9, the beneficiary designated pursuant to Article 11 or, if no such designation is in effect, the executor or administrator of the estate of the decedent or the person or persons to whom the Option or Stock Appreciation Right shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution shall have the right within the same period of time as the period during which the Participant would have been entitled to exercise such Option or Stock Appreciation Right (except that (a) in the case of a Participant to whom paragraph (d)(4) of this Article 9 applies, such Participant’s Option or Stock Appreciation Right may be exercised only to the extent that it or any installment thereof shall have accrued at the date of death and shall not have been exercised; and (b) the period of time within which any Option or Stock Appreciation Right shall be exercisable following the date of the Participant’s death shall not be less than one year (unless the Option by its terms expires earlier)), subject to the provision that no Option or related Stock Appreciation Right shall be exercised under any circumstances beyond ten years from the date of grant of such Option, and to any other limitation on the exercise of such Option or Stock Appreciation Right in effect at the date of exercise. No transfer of an Option or Stock Appreciation Right by the Participant, other than by filing a written designation of beneficiary pursuant to Article 11, shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer and a copy of the will and/or such other evidence as the

2023 LONG-TERM INCENTIVE PLAN      2023 Proxy Statement   I-9

Committee may deem necessary to establish the validity of the transfer. No transfer shall be effective without the acceptance by the designated beneficiary or other transferee of the terms and conditions of such Option or Stock Appreciation Right.

(e) Waiver of Forfeiture and Cancellation Provisions. With respect to any Participant who at any time shall have been a Section 16 Person, a waiver of any forfeiture or cancellation provision in this Article 9 may be granted by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the applicable Termination of Service. With respect to any other Participant, such waiver may be granted by the Committee or any delegee of the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the applicable Termination of Service.

Article 10. Non-Transferability of Plan Awards; Restrictions on Disposition and Exercise of Plan Awards

10.(a) Restrictions on Transfer of Rights or Final Awards. (i) No PSU or (ii) until the expiration of the applicable Restriction Period, no shares of Stock or Restricted Stock Units covered by any Final Award determined under paragraph (c) of Article 4, shall be transferred, pledged, assigned or otherwise disposed of by a Participant, except as permitted by the Plan, without the consent of the Committee, otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may permit, on such terms as it may deem appropriate, use of Stock included in any Final Award as partial or full payment upon exercise of an Option under the Plan or a stock option under any other stock option plan of the Company prior to the expiration of the Restriction Period relating to such Final Award.

(b) Restrictions on Transfer of Options or Stock Appreciation Rights. Unless the Committee determines otherwise, no Option or related Stock Appreciation Right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant the Option or Stock Appreciation Right shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

(c) Restrictions on Transfer of Certain Other Stock-Based Awards. Unless the Committee determines otherwise, no Other-Stock Based Award which constitutes an option or similar right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant any such Other-Stock Based Award shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

Article 11. Designation of Beneficiaries

11. Anything contained in the Plan to the contrary notwithstanding, a Participant may file with the Company or its designee a written designation of a beneficiary or beneficiaries under the Plan (subject to applicable law and such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe), subject to the provisions of Article 9. A Participant may designate as beneficiary or beneficiaries under the Plan a person or persons on any beneficiary designation form approved by the Company or its designee. A Participant may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any PSU, Final Award, Option, Stock Appreciation Right or Other Stock-Based Award, the Committee may determine to recognize only the legal representative of such Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone. In the event of the death of any Participant, the term “Participant” as used in the Plan shall thereafter be deemed to refer to the beneficiary designated pursuant to this Article 11 or, if no such designation is in effect, the executor or administrator of the estate of such Participant, unless the context otherwise requires.

Article 12. Merger, Consolidation, Stock Dividends, Etc.

12.(a) Adjustments. In the event of any merger, consolidation, reorganization, stock split, stock dividend or other event affecting Stock, an appropriate adjustment shall be made in the total number of shares available for Plan Awards and in all other provisions of the Plan that include a reference to a number of shares, and in the numbers of shares covered by, and other terms and provisions of, outstanding Plan Awards.

(b) Committee Determinations. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to a Plan Award.

I-10   2023 LONG-TERM INCENTIVE PLAN      2023 Proxy Statement

Article 13. Acceleration of Payment, Modification of Plan Awards and Fair Market Value of Plan Awards

13.(a) Acceleration of Payment, Modification of Plan Awards. Notwithstanding any other provision of the Plan, the Committee, in the event of the death of a Participant or in any other circumstance, may accelerate distribution of any Plan Award in its entirety or in a reduced amount, in cash or in Stock, or modify any Plan Award, in each case on such basis and in such manner as the Committee may determine in its sole discretion.

(b) Fair Market Value. The term “fair market value” shall mean the fair market value of the Stock on a particular day, as determined by the Committee as follows: (i) the closing price at which Stock shall have been reported on the New York Stock Exchange or, if no sales of Stock occur on the date in question, the closing price on the last preceding date on which there was a sale of the Stock on such market, (ii) if the Stock is not listed on the New York Stock Exchange but is traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Stock on that particular date, or on the last preceding date on which there was a sale of Stock on that exchange or market: or (iii) if the Stock is neither listed on a national securities exchange nor traded in an over-the-counter market, the price as determined in good faith by the Committee

Article 14. Rights as a Stockholder

14. A Participant shall not have any rights as a stockholder with respect to any share covered by any Plan Award until such Participant shall have become the holder of record of such share.

Article 15. Term, Amendment, Modification, Termination of the Plan, and Code Section 409A

15.(a) Term. The Plan shall terminate on May 1, 2028, except with respect to Plan Awards then outstanding.

(b) Amendment, Modification and Termination. The Board of Directors, upon recommendation of the Committee, at any time may amend, modify or terminate the Plan, and the Committee at any time may amend or modify the Plan; provided, however, that no such action of the Board of Directors or the Committee, without approval of the stockholders, may (a) increase the total number of shares of Stock with respect to which Plan Awards may be granted under the Plan, (b) extend the term of the Plan as set forth in paragraph (a) of this Article 15, (c) permit any member of the Committee or any committee or other person operating pursuant to authority delegated by the Committee to approve the issuance of any Plan Awards to themselves, (d) delete or limit the prohibition against cash buyouts for or repricing of Options or Stock Appreciation Rights contained in paragraph (g) of Article 6, or (e) otherwise modify the Plan in a manner that requires approval of the stockholders under applicable law or the rules of the New York Stock Exchange, or any other stock market or exchange on which the Stock is principally quoted or traded.

(c) Code Section 409A. All Plan Awards are intended to be exempt from, or in compliance with, Code Section 409A, and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure Plan Awards are exempt from, or comply with, as applicable, Code Section 409A, and the regulations issued thereunder. Notwithstanding the foregoing, any employee or beneficiary receiving a distribution of cash, Stock, or Other Stock-Based Award shall be responsible for any taxes related to such distribution, including any taxes under Code Section 409A.

Article 16. Indemnification and Exculpation

16.(a) Indemnification. Each person who is or shall have been a member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or of any committee appointed by the foregoing committees shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company’s written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person’s lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

2023 LONG-TERM INCENTIVE PLAN      2023 Proxy Statement   I-11

(b) Exculpation. Each member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or any committee appointed by the foregoing committees, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or of any committee appointed by the foregoing committees, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

Article 17. Expenses of Plan

17. The entire expense of offering and administering the Plan shall be borne by the Company and its participating subsidiaries.

Article 18. Finality of Determinations

18. Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Board of Directors or the Committee or any committee of the Board of Directors administering the Plan or any committee appointed by the foregoing committees shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, the stockholders, the Committee and each of the members thereof, and the directors, officers, and employees of the Company and its subsidiaries, the Participants, and their respective successors in interest.

I-12   2023 LONG-TERM INCENTIVE PLAN      2023 Proxy Statement

Appendix II. Cautionary Note on Forward-Looking Statements

Cautionary Note on Forward-Looking Statements

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

◾	Ford and Ford Credit’s financial condition and results of operations have been and may continue to be adversely affected by public health issues, including epidemics or pandemics such as COVID-19;
◾	Ford is highly dependent on its suppliers to deliver components in accordance with Ford’s production schedule and specifications, and a shortage of or inability to acquire key components, such as semiconductors, or raw materials, such as lithium, cobalt, nickel, graphite, and manganese, can disrupt Ford’s production of vehicles;
◾	To facilitate access to the raw materials necessary for the production of electric vehicles, Ford has entered into, and expects to continue to enter into, multi-year commitments to raw material suppliers that subject Ford to risks associated with lower future demand for such materials as well as costs that fluctuate and are difficult to accurately forecast;
◾	Ford’s long-term competitiveness depends on the successful execution of Ford+;
◾	Ford’s vehicles could be affected by defects that result in delays in new model launches, recall campaigns, or increased warranty costs;
◾	Ford may not realize the anticipated benefits of existing or pending strategic alliances, joint ventures, acquisitions, divestitures, restructurings, or new business strategies;
◾	Operational systems, security systems, vehicles, and services could be affected by cyber incidents, ransomware attacks, and other disruptions and impact Ford and Ford Credit as well as their suppliers and dealers;
◾	Ford’s production, as well as Ford’s suppliers’ production, and/or the ability to deliver products to consumers could be disrupted by labor issues, natural or man-made disasters, adverse effects of climate change, financial distress, production difficulties, capacity limitations, or other factors;
◾	Ford’s ability to maintain a competitive cost structure could be affected by labor or other constraints;
◾	Ford’s ability to attract and retain talented, diverse, and highly skilled employees is critical to its success and competitiveness;
◾	Ford’s new and existing products and digital, software, and physical services are subject to market acceptance and face significant competition from existing and new entrants in the automotive and digital and software services industries and its reputation may be harmed if it is unable to achieve the initiatives it has announced;
◾	Ford’s results are dependent on sales of larger, more profitable vehicles, particularly in the United States;
◾	With a global footprint, Ford’s results could be adversely affected by economic or geopolitical developments, including protectionist trade policies such as tariffs, or other events;
◾	Industry sales volume can be volatile and could decline if there is a financial crisis, recession, or significant geopolitical event;
◾	Ford may face increased price competition or a reduction in demand for its products resulting from industry excess capacity, currency fluctuations, competitive actions, or other factors;
◾	Inflationary pressure and fluctuations in commodity and energy prices, foreign currency exchange rates, interest rates, and market value of Ford or Ford Credit’s investments, including marketable securities, can have a significant effect on results;

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS      2023 Proxy Statement   II-1

◾	Ford and Ford Credit’s access to debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts could be affected by credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;
◾	The impact of government incentives on Ford’s business could be significant, and Ford’s receipt of government incentives could be subject to reduction, termination, or clawback;
◾	Ford Credit could experience higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;
◾	Economic and demographic experience for pension and OPEB plans (e.g., discount rates or investment returns) could be worse than Ford has assumed;
◾	Pension and other postretirement liabilities could adversely affect Ford’s liquidity and financial condition;
◾	Ford and Ford Credit could experience unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise;
◾	Ford may need to substantially modify its product plans and facilities to comply with safety, emissions, fuel economy, autonomous driving technology, environmental, and other regulations;
◾	Ford and Ford Credit could be affected by the continued development of more stringent privacy, data use, and data protection laws and regulations as well as consumers’ heightened expectations to safeguard their personal information; and
◾	Ford Credit could be subject to new or increased credit regulations, consumer protection regulations, or other regulations.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

II-2   CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS      2023 Proxy Statement

Ford Motor Company

One American Road

Dearborn, MI 48126

www.corporate.ford.com

During 2022, 1,323 trees were planted as a result of shareholders enrolling in the electronic delivery program for a total of 14,168 trees planted since
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Your **Vote** Counts!

FORD MOTOR COMPANY

2023 Virtual Annual Meeting of Shareholders
Vote by May 10, 2023 11:59 PM EDT.
For shares held in a Plan, vote by May 8, 2023 11:59 PM EDT.

FORD MOTOR COMPANY
ATTN: SHAREHOLDER RELATIONS
P.O. BOX 6248
DEARBORN, MI 48126

V01830-P89780

You invested in FORD MOTOR COMPANY and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 11, 2023.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 27, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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Vote Virtually at the Meeting*

May 11, 2023
8:30 a.m. EDT

Virtually at:
www.virtualshareholdermeeting.com/FORD2023

*Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors.	
1a. Kimberly A. Casiano	For
1b. Alexandra Ford English	For
1c. James D. Farley, Jr.	For
1d. Henry Ford III	For
1e. William Clay Ford, Jr.	For
1f. William W. Helman IV	For
1g. Jon M. Huntsman, Jr.	For
1h. William E. Kennard	For
1i. John C. May	For
1j. Beth E. Mooney	For
1k. Lynn Vojvodich Radakovich	For
1l. John L. Thornton	For
1m. John B. Veihmeyer	For
1n. John S. Weinberg	For
2. Ratification of Independent Registered Public Accounting Firm.	For
3. Say-on-Pay - An Advisory Vote to Approve the Compensation of the Named Executives.	For
4. An Advisory Vote on the Frequency of a Shareholder Vote to Approve the Compensation of the Named Executives.	1 Year
5. Approval of the 2023 Long-Term Incentive Plan.	For
6. Relating to Consideration of a Recapitalization Plan to Provide That All of the Company's Outstanding Stock Have One Vote Per Share.	Against
7. Relating to Disclosure of the Company's Reliance on Child Labor Outside of the United States.	Against
8. Relating to Reporting on the Company's Animal Testing Practices.	Against

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FORD MOTOR COMPANY
ATTN: SHAREHOLDER RELATIONS
P.O. BOX 6248
DEARBORN, MI 48126

SCAN TO VIEW MATERIALS & VOTE

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Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FORD2023**

You may participate in the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be no physical location at which shareholders may attend the Meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V01820-P89780 KEEP THIS PORTION FOR YOUR RECORDS

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FORD MOTOR COMPANY

The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3.

		For	Against	Abstain
1.	Election of Directors.			
1a.	Kimberly A. Casiano	☐	☐	☐
1b.	Alexandra Ford English	☐	☐	☐
1c.	James D. Farley, Jr.	☐	☐	☐
1d.	Henry Ford III	☐	☐	☐
1e.	William Clay Ford, Jr.	☐	☐	☐
1f.	William W. Helman IV	☐	☐	☐
1g.	Jon M. Huntsman, Jr.	☐	☐	☐
1h.	William E. Kennard	☐	☐	☐
1i.	John C. May	☐	☐	☐
1j.	Beth E. Mooney	☐	☐	☐
1k.	Lynn Vojvodich Radakovich	☐	☐	☐
1l.	John L. Thornton	☐	☐	☐
1m.	John B. Veihmeyer	☐	☐	☐
1n.	John S. Weinberg	☐	☐	☐

		For	Against	Abstain
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
3.	Say-on-Pay - An Advisory Vote to Approve the Compensation of the Named Executives.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on Proposal 4.

		1 Year	2 Years	3 Years	Abstain
4.	An Advisory Vote on the Frequency of a Shareholder Vote to Approve the Compensation of the Named Executives.	☐	☐	☐	☐

		For	Against	Abstain
5.	Approval of the 2023 Long-Term Incentive Plan.	☐	☐	☐

		For	Against	Abstain
6.	Relating to Consideration of a Recapitalization Plan to Provide That All of the Company's Outstanding Stock Have One Vote Per Share.	☐	☐	☐
7.	Relating to Disclosure of the Company's Reliance on Child Labor Outside of the United States.	☐	☐	☐
8.	Relating to Reporting on the Company's Animal Testing Practices.	☐	☐	☐

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V01821-P89780

Proxy — Ford Motor Company

Proxy Solicited by Board of Directors for Virtual Annual Meeting of Shareholders – May 11, 2023

The undersigned hereby appoints John T. Lawler and Steven P. Croley, or either of them, proxies ("Proxies") each with the power of substitution, to represent and vote the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Ford Motor Company Virtual Annual Meeting of Shareholders to be held online at 8:30 a.m. Eastern Daylight Saving Time on May 11, 2023 or at any postponement or adjournment thereof.

The Proxies shall vote the shares represented by this Proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the Proxies shall vote the shares (a) "FOR" the election as directors of all the nominees named in the Proxy Statement and listed on the reverse side hereof or any person selected by the Board of Directors in substitution of any of the nominees (Proposal 1), (b) "FOR" Proposals 2, 3 and 5, each of which is set forth in the Proxy Statement, (c) "ONE YEAR" for Proposal 4, which is set forth in the Proxy Statement, and (d) "AGAINST" Proposals 6, 7, and 8, each of which is set forth in the Proxy Statement.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)